As filed with the Securities and Exchange Commission on November    , 2023.

SEC File No. 333-269780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

AMENDMENT NO. 2

TO

FORM S-1 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

______________________

TRULEUM, INC.
(Exact name of registrant as specified in its charter)

Colorado	1311	90-1020566
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14143 Denver West Parkway Suite 100 Golden, CO 80401 Telephone: (800) 819-0604
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________ Jay Leaver, President 14143 Denver West Parkway, Suite 100 Golden, CO 80401 Telephone: (800) 819-0604
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Harvey Kesner, Esq. Law Office of Harvey Kesner 305 Broadway, Suite 700 New York, NY 10007 (646) 678-2543

_______________

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.
_______________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED November , 2023

                 Shares

Common Stock

Truleum, Inc.

We are offering            shares of our common stock at an assumed public offering price per share of $   per share, which reflects the last reported sale price per share of our common stock as reported on the OTC Pink Open Markets on November   , 2023 under the symbol “TRLM”. The assumed public offering price used throughout this prospectus has been included for illustration purposes only. The actual offering price may differ materially from the assumed price used in the prospectus and will be determined by negotiations between us and the representatives of the underwriters, may not be indicative of prices of the actual offering price.

We intend to apply to list our common stock on the NYSE American Stock Exchange and such listing is a condition to this offering.

Investing in our common stock is involves a high degree of risk. See “Risk Factors” beginning on page .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page     for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to                additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                , 2023.

The date of this prospectus is                , 2023

TRULEUM

Truleum

Restoring truth, trust, and industry.

Restoring Production

From This

- Abandoned, rusted out, weathered
- Mechanically unworkable wellbore
- Non-functional equipment
- Overgrown plot, dilapidated facility

To This

- Fully-functional wellbore
- Refurbished surface equipment
- Upgrades for environmental sensitivity
- Fully-maintained grounds and facilities

Boosting Productivity

We significantly increase the value of reserves through **field development** and **recompletion programs**.

Field Development

- Field development drives economic benefit for both landowners and the surrounding communities.
- We believe that there are an abundance of acquisition candidates where historic operations were suspended during downturns.

Recompletion Programs

- Our recompletion programs activate new zones and increasing production by extending lateral drilling.
- Deployment of modern technology to enhance recompletions and drilling in previously undeveloped or underdeveloped areas.

___________________________________________________

This prospectus constitutes a part of a registration statement on Form S-1 (or, together with all amendments and exhibits thereto, the Registration Statement) filed by us with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Truleum, Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.

This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date of the front cover of the prospectus. Our business, financial condition, operating results and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are an independent oil and natural gas producer. Our goal is to acquire and develop crude oil and natural gas properties. We principally are seeking to restart, rework and/or recomplete production from historic working interest/net revenue interest sites developed by others who have discontinued their operations due to economic conditions or costs, A working interest represents the percentage of costs that a producer is obligated to pay and net revenue interest represents the percentage of revenue that we will earn from production. Our focus of operation is in the Mid-Continent and Rocky Mountain regions.

During March 2022 well bores and related assets including production equipment acquired from Progressive Well Service, LLC established our initial revenue production (the “Logan Project”). In most cases we are responsible for 100% of the cost and are entitled to receive between 75% and 78% of the production revenue, with the remainder going to the lessor as an overriding royalty interest per standard oil and natural gas lease terms. The purchase price for the Logan Project consisted of $600,000 cash plus 3% of the net revenue from new wells drilled until the seller receives $350,000. The acquired leases comprise approximately 2,080 gross acres of developed and undeveloped proven production in the Cherokee Uplift in central Oklahoma, including 34 well bores. Several of the bores began producing revenue during the third quarter of 2022.

On October 3, 2023, we entered into an agreement with Wrangler Energy Holdings, LLC for various additional sections of the Logan Project adding approximately 400 gross acres under 9 well bores to our oil and gas properties.

Strategy

Our strategy is to acquire and develop properties we can restart, rework, and/or recomplete which optimally also have proven un-drilled potential to produce oil and natural gas. In this manner, we target acquiring existing infrastructure where there has been historic operations. Deployment of current modern technology in previously undeveloped or underdeveloped areas for production is also part of our strategy in order to enhance the value of acquired properties. We are currently modernizing our operations at the Logan Project and restarting, reworking and/or recompleting certain of the existing wells while seeking additional acquisitions. Prior to the Logan Project our efforts at seeking to acquire properties to restart, rework and/or recomplete had not provided us with a meaningful revenue source.

We intend to use the proceeds from the offering principally to make new acquisitions and restart, rework and/or recomplete wells at the Logan Project and to acquire and develop new locations. Our management possess many years of experience and knowledge of the oil and natural gas industry and believes that there are an abundance of additional acquisition candidates where historic operations were suspended during downturns in the market or where assets were foreclosed by lenders. Management believes that these properties have largely been overlooked by larger companies. In the process of identifying new acquisition prospects, we will utilize the expertise of our team and outsource to contract engineering firms the reviews needed to evaluate and develop new prospects.

Certain Terminology

As used in this prospectus:

Restart - To restart production is to perform any necessary repairs of surface equipment in order to bring an idle well back into production.

Rework – To rework a well is to repair or replace any necessary equipment down in the borehole and/or perform additional treatments or stimulation of existing perforated zones to bring an idle well back into production.

Recomplete – To recomplete an existing well that may or may not be active or any action or methodology to re-enter the well to restore it or improve it. Recompletion is differentiated from restarting or reworking inasmuch as recompletion means opening a previously untapped behind pipe zone for production.

Corporate History and Information

We were formed on September 26, 2013 as a Colorado corporation. On April 27, 2023, the Company amended its articles of incorporation to change its name from Alpha Energy, Inc. to Truleum, Inc.

Our address is 14143 Denver West Parkway, suite 100, Golden, CO 80401. Our telephone number is (800) 819-0604. Our website address is https://truleum.com/. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website or any other website cited in this registration statement is not part hereof.

The Offering
Common shares to be offered:	shares of Common Stock.

Common stock outstanding prior to offering:	21,736,178 Shares

Common shares to be outstanding after this offering:	shares (or shares if the underwriters exercise their option to purchase additional shares in full) (based on Assumed Offering Price of $ ).

Option to purchase additional shares:

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to additional shares of our Common Stock, an amount equal to 15% of the number of shares offered hereby, on the same terms and conditions as set forth herein, to cover over-allotments, if any.

Use of proceeds:

We currently plan to use the net proceeds of this offering primarily for drilling and development, restart/rework/recomplete costs, selling, general and administrative, capital expenditures, new acquisitions, repayment of short-term indebtedness, and general working capital (including repayment of advances, if any, under the Company’s convertible credit line).

Risk factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Common stock trading symbol:	TRLM

The number of shares of common stock to be outstanding immediately after this offering is based on 21,736,178 shares of common stock outstanding as of September 30, 2023, and excludes:

■	1,210,000 shares of common stock issuable upon conversion of $1,210,000 of indebtedness incurred pursuant to a Purchase and Sale Agreement with Pure Oil & Gas, Inc. and ZQH Holding, LLC;
■

263,981 shares of common stock issuable conversion of $1,319,906 original principal amount of our 7.25% Notes at a conversion price of $5.00 per share, subject to certain beneficial ownership limitations on conversion;

■	up to shares issuable pursuant to the underwriters’ over-allotment option;
■	shares issuable upon exercise of the underwriters’ warrants issuable in connection with this offering at an exercise price of $ per share; and
■	2,824,000 shares of common stock available for future issuance under the Company’s 2022 Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present the summary consolidated financial and other data for Truleum, Inc. The Company has omitted historical and pro-forma financial statements for oil and natural gas producing activities in reliance on Section 3-05 of Regulation S-X and elected to provide reserve information in accordance with Section 3-05(f)(1) thereof as unaudited supplemental information.

The following tables set forth our summary historical financial data as of, and for the periods ended on, the dates indicated.  The summary consolidated statements of operations data as of and for the years ended December 31, 2022 and 2021 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the audited consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and have included all adjustments, consisting of only normal recurring adjustments that, in our opinion, we consider necessary for a fair statement of the consolidated financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period.

The following summary consolidated financial data should be read together with the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. The summary financial data in this section are not intended to replace our audited consolidated financial statements and the related notes and are qualified in their entirety by such financial statements and related notes included elsewhere in this prospectus.

	Six months ended June 30, 2023	Six months ended June 30, 2022	Year ended December 31, 2022	Year ended December 31, 2021
Statement of Operations Data:
Revenues	$107,256	5,239	$198,444	$3,839
Lease operating expenses	248,959	49,434	573,770	15,652
Gross loss	(141,703)	(44,195)	(375,326)	(11,813)
Operating expenses	(772,616)	(658,287)	(1,292,498)	(894,498)
Other expenses	(100,700)	(68,191)	(52,365)	(164,427)
Net loss	$(1,015,019)	(770,673)	$(1,720,189)	$(1,070,738)

	June 30, 2023
	Actual (unaudited)	Pro Forma (1)

Balance Sheet Data:
Cash and cash equivalents	$13,102	$
Joint interest billing receivable	7,940
Prepaid and other current assets	85,545
Property and equipment, net	85,061
Oil and natural gas property, unproved, full cost	1,606,232
Total assets	$1,797,880	$

Total liabilities	$3,693,263	$
Total stockholders’ deficit	(1,895,383)
Total liabilities and stockholders’ deficit	$1,797,880	$

(1)         The pro forma column gives effect to the sale by us of shares of common stock offered by this prospectus, assuming a public offering price of $     per share, after deducting underwriting discounts and commissions and estimated offering costs payable by us.

SUMMARY OF RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this prospectus summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

·	Our business could be materially adversely impacted by the COVID-19 pandemic.

We might not be successful in production of oil and gas.

We are currently producing a limited amount of oil and gas.

We have not completed a detailed geological/geophysical interpretation.

We conduct our own field operations.

We are dependent upon a single purchaser of oil and a single purchaser of natural gas.

We have a limited operating history.

We may not be able to continue as a going concern.

We have incurred net losses since inception.

We will need additional capital to fund our expanding operations, and if we are not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

We may come under increased competition from alternative energy sources and conservation could reduce demand for natural gas and oil.

·	Implementation of acquisitions initiatives could disrupt our operations in the near term and fail to provide the anticipated benefits.

·	If our systems suffer interruptions or failures, including as a result of cyber-attacks, our business operations could be disrupted and our reputation could suffer.

·	We rely on services from other parties. Defects in or the loss of access to services from third parties could increase our costs and adversely affect the quality of our products.

·	Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

Risks Related to This Offering and Ownership of Our Common Stock

·	The market price of our common stock may fluctuate, and you could lose all or part of your investment.

·	We may not be able to maintain a listing of our common stock on the NYSE American Stock Exchange.

·	We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

·	You will experience immediate and substantial dilution as a result of this offering.

·	We do not expect to declare or pay dividends in the foreseeable future.

·

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock, could cause the market price of our securities to decline and would result in the dilution of your holdings.

·

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risk Factors Relating to Our Business

We may not be successful in producing oil or natural gas from some of our wells.

Ten of our 34 wells are currently producing oil or natural gas. We recently attempted to restart six additional wells but had to shut in five due to uneconomic volumes of water and the sixth did not yield any product. It is likely that many of the remaining 18 wells could not be economically re-started in the existing completion zones which, as used herein, refers to the Mississippian Lime Formation. Though some of these wells may be candidates for recompletion in alternate zones or depths, we may ultimately need to plug and abandon these wells which could have a material adverse effect on our business, financial condition and operating results.

Acquiring oil and natural gas properties requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain and include properties with which we do not have a long operational history. In connection with the assessments, we intend to perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of a property. We may be required to assume the risk of the physical condition of properties in addition to the risk that they may not perform in accordance with our expectations. If properties we acquire do not produce as projected or have liabilities, we were unable to identify, we could experience a decline in our reserves and production, which could adversely affect our business, financial condition and results of operations.

We are currently producing a limited amount of oil and natural gas.

We produced a limited amount of oil and natural gas in 2022. Through June 30, 2023 and thereafter, our production was not sufficient to cover our operating expenses, although the production was adequate to cover a majority of our well bore field operations.

We have not completed a detailed geological/geophysical interpretation.

We are currently examining the costs and benefits of conducting a high-quality 3D seismic survey over the field as well as at least one full suite of modern logs because the detailed historical well for the Logan Project (files typically kept by the operator) were lost. Without such data, we are relying on the available logs and completion information available for the state. As a result of using this limited data set, we are more likely to attempt recompleting zones that end up being uneconomic which could have a material adverse effect on our business, financial condition and operating results.

We may utilize detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising sites within our leases. Seeking fresh wells without guidance of seismic may risk incursion into an unknown fault zone and potentially losing the well in the event circulation is lost and cannot be restored. 3D seismic is especially important for guiding laterals of a horizontal drilling program: without seismic guidance, there is an increased risk of either running into a fault or simply straying out of the optimal pay zone, resulting in a sub-par or possibly sub-economic well. Additionally, advanced geostatistical techniques enable 3D seismic and modern downhole logs to be used to more accurately map reservoirs and reservoir compartments. With the relatively small acreage block in the Logan Project, we may not be able to permit a large enough survey to acquire reliable data.

We do not currently have any price hedges or other derivatives in place.

We do not currently have any price hedges or other derivatives in place with respect to commodity prices and do not intend to engage in such activities in the near future. As a result, our financial condition and operating results could be adversely affected by fluctuations in commodity prices.

We conduct our own field operations.

We currently conduct all of our field operations through our wholly-owned subsidiary, Alpha Energy Texas Operating, LLC (“AETO”). Although we have a limited history of performing such operations, we believe we can perform these activities less expensively than using a third-party operator. In the event AETO cannot continue as operator (for instance, as a result of an accident or it loses its bond or insurance), then we would be forced to hire an outside operator and there can be no assurance that we would be able to do so or be able to do so on financially acceptable terms.

We are dependent on a single purchaser of our oil.

We sell all of our crude oil to Energy Transfer Crude Marketing LLC (“ETC Marketing”) under a month-to-month agreement which may be terminated by either party upon 30 days advance written notice. In the event this agreement were to be terminated, there can be no assurance that we would be able to continue to sell crude oil produced at the Logan Project or be able to do so on financially acceptable terms. The failure to engage an alternative service provider if we lose the services of ETC Marketing would result in our inability to sell oil. There can be no assurance that ETC Marketing will continue to provide such services or that ETC Marketing or an alternative service provider will be available to provide services on financially acceptable terms.

We are dependent on a single purchaser of our natural gas.

We sell all of our natural gas to ETC Pipeline, Ltd. (“ETC Pipeline”) under a month-to-month agreement which may be terminated by either party upon 60 days advance written notice. In the event this Agreement were to be terminated, there can be no assurance that we would be able to continue to sell natural gas produced at the Logan Project or be able to do so on financially acceptable terms. The failure to engage an alternative service provider if we lose the services of ETC Pipeline would result in our inability to sell natural gas. There can be no assurance that ETC Pipeline will continue to provide such services or that ETC Pipeline or an alternative service provider will be available to provide services on financially acceptable terms.

We have a limited operating history and limited experience pursuing our strategy and may not be able to operate our business successfully.

We have a limited operating history and limited experience pursuing our strategy. Historical results are not indicative of, and may be substantially different than, the results we achieve in the future. We cannot assure you that we will be able to operate our business successfully, or acquire, restart, rework or recomplete additional oil and natural gas producing properties, or become profitable. The results of our operations depend on several factors, our success in attracting and retaining motivated and qualified personnel, the availability of adequate short and long-term financing, conditions in the financial markets, prices for oil and natural gas resources, and general economic conditions. In addition, our future operating results and financial data may vary materially from historical operating results and financial data because of a number of factors.

We may not be able to continue operating as a going concern.

We have experienced losses from operations since inception and have never generated positive cash flow. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our operating costs and obtaining additional financing. The reports from our independent registered public accounting firms for the fiscal years ended December 31, 2022 and 2021 include an explanatory paragraph stating the Company has recurring net losses from operations, and a net capital deficiency. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.

We have incurred net losses since inception.

We have accumulated net losses of approximately $8.1 million as of June 30, 2023. These losses have had an adverse effect on our financial condition, stockholders’ equity, net current assets, and working capital. We will need to generate higher revenues and control operating costs in order to attain profitability. There can be no assurances that we will be able to do so or to reach profitability. We expect losses to continue for the foreseeable future. We also expect that expenses will increase significantly as we seek to operate additional wells at the Logan Project and rework, restart, and recomplete existing wells at the Logan Project and elsewhere following future acquisitions, if any. We may never succeed in implementing our business strategy and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of the Company and could impair our ability to raise capital and acquire and operate additional properties.

We will need additional capital to fund our expanding operations, and if we are not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

We expect that our planned expansion of business activities will require additional working capital. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, then we may not be able to continue to develop our business activities, and we will have to modify our business plan. These factors could have a material adverse effect on our future operating results and our financial condition.

If we are unable to raise needed additional funds to continue as a going concern, we could be forced to cease our business activities and dissolve. In such an event, we may incur additional financial obligations, including the accelerated maturity of debt obligations, lease termination fees, employee severance payments, and other creditor and dissolution-related obligations.

Our ability to raise financing through sales of equity securities depends on general market conditions and the demand for our common stock. We may be unable to raise adequate capital through sales of equity securities, and if our stock has a low market price at the time of such sales, our existing stockholders could experience substantial dilution. If adequate financing is not available or unavailable on acceptable terms, we may find we are unable to fund expansion, continue operating our properties, take advantage of acquisition opportunities, or restart, rework, or recomplete development projects, or to respond to competitive pressures in the industry which may jeopardize our ability to continue operations.

We have granted a security interest in all of our well bores and other assets relating to the Logan Project to affiliates of our majority stockholder to secure our obligations under secured convertible notes.

In December 2022, the Company and 20 Shekels, Inc. an affiliate of our President Jay Leaver, and AEI Management, Inc., an affiliate of our majority stockholder, AEI Acquisition Company, LLC, entered into Exchange Agreements (the “Exchange Agreements”) with respect to certain outstanding indebtedness of the Company.   Under the Exchange Agreements, the Company entered into a new 7.25% Senior Secured Note Purchase Agreement (the “NPA”), new 7.25% Senior Secured Note due December 31, 2024 (the “7.25% Notes”) and a Security Agreement (the “7.25% Security Agreement”, and together with the NPA and 7.25% Notes, the “7.25% Transaction Documents”).  Under the terms of the Exchange Agreements, 20 Shekels, Inc. was issued a $906,754 principal amount 7.25% Notes and AEI Management, Inc. was issued $413,206 principal amount 7.25% Notes. Pursuant to the Security Agreement, the 7.25% Notes are secured by assets acquired in connection with the Company’s acquisition of the Logan Project, including the 34 well bores relating to the Logan Project, other than the leases.  In the event that we fail in the future to make any required payment under the agreements governing our indebtedness, we would be in default with respect to that indebtedness and the lenders could declare such indebtedness to be immediately due and payable.  Since substantially all of our debt obligations are secured by our assets, upon a default, our lenders may be able to foreclose on our assets, which would result io the cessation of our operations at the Logan project and materially impact our business.

We are subject to the risks relating to start-up oil and natural gas companies, including the risk that our oil and natural gas products may not be saleable to our targeted customers.

Our business is new to the marketplace and as such we have limited information on which to estimate our sales levels, the amount of potential revenue, and our operating and other expenses. While we believe our energy products will meet purchaser specifications and conform to industry standards, we cannot assure that we will be successful in our efforts to market our energy resources as contemplated.

The risks, uncertainties and challenges encountered by start-up companies operating in the oil and natural gas industry include:

• Generating sufficient revenue to cover operating costs and sustain operations;

• Acquiring and maintaining market share;

• Attracting and retaining qualified personnel, especially engineers with the requisite technical skills;

• Successfully developing new locations;

• Accessing the capital markets to raise additional capital, on reasonable terms, if and when required to sustain operations or to grow the business.

We face competition from larger companies that have substantially greater resources which challenges our ability to acquire, explore and develop properties and grow our business, and reach profitability.

The oil and natural gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore have greater leverage in acquiring prospects, hiring personnel and marketing oil and natural gas. In addition, larger companies operating in the same area may be willing or able to offer oil and natural gas at a lower price.

We compete in Oklahoma with over 500 independent companies and approximately 40 significant independent operators including Marathon Oil, Devon Energy, Pioneer Natural Resources, and Mewbourne Oil Company in addition to over 450 smaller operations with no single producer dominating the area. Major operators such as ExxonMobil, Shell Oil, ConocoPhillips, and others that are considered major players in the oil and natural gas industry retain significant interests in Oklahoma. Our inability to compete effectively against these larger companies could have a material adverse effect on our business, financial condition and operating results.

We may come under increased competition from alternative energy sources and conservation could reduce demand for natural gas and oil.

While natural gas provides a capable partner to supplement power generation in times of low wind speed or cloudy weather and gasoline provides an extremely compact, energy-dense, and relatively safe fuel for vehicles, improvements in wind and solar power and especially improvements in battery technology could lead to a decrease in demand for our primary products. There has been a general trend to move toward renewable forms of electric generation and electrification of the transportation industry. Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to natural gas and oil could reduce demand for natural gas and oil. The impact of the changing demand for natural gas and oil services and products may have a material adverse effect on our business, financial condition, results of operations and cash available for distribution.

We may not be able to keep pace with technological advances.

The energy industry in general, and the oil and natural gas industry in particular, continue to undergo significant changes, primarily due to technological developments. Because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of energy, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, oil and natural gas exploration and development. Additionally, technological advances in fuel economy and energy generation devices could reduce demand for natural gas and oil. It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with technological advances, then our revenues, profitability and results from operations may be materially adversely affected.

Our results of operations may fluctuate from period to period which could cause volatility in our stock price.

Results of operations for any company developing oil and natural gas leases and wells can be expected to fluctuate until the products are in the market and could fluctuate thereafter even when products are in the marketplace. There is significant lead time in developing, restarting, reworking, and recompleting wells. Unanticipated delays can adversely impact the release of supplies into the marketplace. Revenues generated could be adversely impacted if a lack of working capital limits our ability to acquire new equipment or assets.

Results of our operations depend significantly upon the price and value of our reserves and production, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate from period to period. The results of one period may not be indicative of the results of any future period. Any quarterly fluctuations that we report in the future may not match the expectations of market analysts and investors. This could cause the price of our common stock to fluctuate significantly.

The loss of key executives may adversely affect our business.

Our business is dependent upon our President Jay Leaver and his affiliated company, Leaverite Exploration and our Chief Financial Officer Lacie Kellogg. Our success is dependent upon the continued availability of Mr. Leaver and Ms. Kellogg, neither of whom have an employment agreement with us. If it became necessary to replace them, it is unlikely new management could be found with the same level of knowledge and experience or at the same or similar cost. The loss of the services of these officers would adversely affect our business.

None of our executives have employment agreements or provisions that would restrict or prohibit them from competing with us and they currently devote only a portion of their time to the business of the Company. As a result, they could terminate their employment and immediately compete against us. The loss of the services of any member of our management team or other key persons could have a material adverse effect on our business, results of operations and financial condition.

None of our executives devotes their full-time efforts to the business of the Company. It is possible that situations may arise in the future where the personal interests of our officers and directors may conflict with our interests. Such conflicts could include determining what portion of their working time will be spent on our business and what portion on other business interests.

Our executive officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our business.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and their other businesses. For example, Jay Leaver, our President, is only required to devote 50% of his time to the Company and Lacie Kellogg, our Chief Financial Officer, serves as chief financial officer and director of several companies. We do not intend to have any full-time employees for the foreseeable future. Each of our officers is engaged in other business endeavors for which they may be entitled to substantial compensation and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors may also serve as officers or board members for other entities. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our business.

We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

Changes in our management could have an adverse effect on our business, and in particular while our staff is relatively small with only three contractors and no employees, we are dependent upon the active participation of several key management personnel, including Jay Leaver our President and Lacie Kellogg our Chief Financial Officer Each of these executives are critical to the strategic direction and overall management of our company as well as execution of our strategy. The loss of any of them could adversely affect our business, financial condition, and operating results. We do not carry key person life insurance.

We will need to hire and retain highly skilled technical personnel in order to pursue our strategy and grow our business. The competition for highly skilled technical, managerial, and other personnel is intense. Our recruiting and retention success is substantially dependent upon our ability to offer competitive salaries and benefits. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits we offer in order to attract and retain such personnel. The costs of retaining or attracting personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel required to be successful, our business, operating results and financial condition could be materially adversely affected.

Litigation could harm our business or otherwise distract management.

Substantial, complex or extended litigation could cause us to incur large expenditures and could distract management. For example, environmental or conservation lawsuits and lawsuits by government, environmental groups, consumers, employees or stockholders or litigation with federal, state or local governments or regulatory bodies could be very costly and disrupt business. While disputes from time to time are not uncommon, we may not be able to resolve such disputes on terms favorable to us which could have a material, adverse impact on our results of operations and financial condition.

On June 25, 2020, the Company entered into a Purchase and Sale Agreement (“PSA”) with Pure Oil & Gas, Inc. (“Pure”) and ZQH Holding, LLC (“ZQH”) to acquire oil and gas assets in Rogers County Oklahoma (the “Project”) in consideration of a purchase price of $1,000,000. The operator of the Project and owner of the residual working interest is Premier Gas Company, LLC (“Premier”). As of December 31, 2020, the Company fully impaired the Project due to the lack of funds for development. On July 6, 2020, Premier filed a mechanic’s lien in Rogers County alleging past unpaid invoices. During 2021 the Company notified ZQH that title research revealed that the assets covered by the PSA are not valid or in effect and were not valid or in effect at the time the PSA was executed and denied effectiveness of the PSA and further notified ZQH that the Company had no continuing obligations and no further obligation under the $1,210,000 principal amount promissory note therefore issued in connection with the PSA as a result. There can be no assurance that Pure and ZQH do not dispute our conclusions and assert claims against us including potential litigation.

In the ordinary course of business, we may become involved in lawsuits, claims, investigations, proceedings, and threats of litigation relating to intellectual property, commercial arrangements, employment, regulatory compliance, and other matters. Except as described above, at June 30, 2023, we were not party to any legal or arbitration proceedings that may have significant effects on our financial position or results of operations. No governmental proceedings are pending or, to our knowledge, contemplated against us. We are not a party to any material proceedings in which any director, member of senior management, or affiliate of ours is either a party adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

If we lose our rights under our third-party leases or licenses, our operations could be adversely affected.

Our business depends in part on property leases and other rights licensed from third parties. We could lose our exclusivity or other rights if we fail to comply with the terms and performance requirements of the leases, including failure to continue to actively utilize our leases. In addition, certain leases may terminate upon our breach and have the right to consent to sublease arrangements. If we were to lose our rights under any of these leases, or if we were unable to obtain required consents to future subleases, we could lose a competitive advantage in the market, and may even lose the ability to operate completely. Either of these results could substantially decrease our revenues

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

We develop and sell resources where insurance or indemnification may not be available, including:

Certain of our activities are inherently dangerous and could result in loss of life or property damage. Certain products may raise questions with respect to issues of environmental harm or injury, trespass, conversion and similar concepts, which may raise complex legal issues. Indemnification to cover potential claims or liabilities resulting from a failure may be available in certain circumstances, but not in others. The insurance we maintain may not be adequate to protect against all our risks and uncertainties. Claims resulting from an accident, failure, environmental damage or liability arising from our activities in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm our financial condition, cash flows, and operating results. Any accident, failure, environmental damage or liability, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to operate.

Our strategy may not be successful.

We intend to expand our operations and base, in large part, by acquiring additional leases. Our operations are subject to all the risks inherent in the growth of a new business. The timing and related expenses of expansion may cause our revenues, if any, to fluctuate. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business and the reliance on our ability to establish ongoing relationships with operators, mineral rights owners, and surface owners, and satisfy legal and regulatory requirements, as we encounter uncertainty about implementation of our strategies and capabilities, unfamiliarity with our operating methods, and competition. We may not be successful in our proposed business activities.

We may be unable to generate sufficient revenue from our leases to achieve and sustain profitability.

At present, we rely solely on our Logan Project to generate revenue and we expect to substantially generate all our revenue in the foreseeable future from these assets, which is currently inadequate to cover our costs. We will need to continue to expand our efforts to develop new relationships and expand existing relationships with lessors and energy production capabilities, to achieve and maintain compliance with all applicable regulatory requirements, and to develop additional locations that will generate cashflow. If we fail in these efforts we may never receive a return on the substantial investments in leases, production, distribution and environmental and, regulatory compliance we have made, and will make in the future, which may cause us to fail to generate revenue and achieve profitability.

Cybersecurity risks could adversely affect our business and disrupt our operations.

The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, our devices, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, unauthorized access to user data, and loss of consumer confidence. In addition, we may be the target of email scams that attempt to acquire personal information or company assets. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Any cyber-attack that attempts to obtain our or our users’ data and assets, disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could adversely affect our business, operating results, and financial condition, be expensive to remedy, and damage our reputation. In addition, any such breaches may result in negative publicity, adversely affect our brand, decrease demand for our products and services, and adversely affect our operating results and financial condition.

There are economic and general risks relating to our business.

The success of our activities is subject to risks inherent in business generally, including demand for energy products and services, general economic conditions, changes in taxes and tax laws, and changes in governmental regulations and policies.

Our operations are vulnerable to interruption or loss due to natural or other disasters, power loss, strikes, and other events beyond our control.

A major earthquake, fire, cold weather events, or other disaster (such as a major flood, tsunami, volcanic eruption, or terrorist attack) affecting our facilities, or those of our suppliers or pipelines, could significantly disrupt our operations, and delay or prevent product shipment or installation during the time required to repair, rebuild, or replace our suppliers’ damaged manufacturing facilities; these delays could be lengthy and costly. If any of our customers’ facilities are negatively impacted by a disaster, shipments of our products could be delayed. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to quickly respond to a disaster, the ongoing effects of the disaster could create some uncertainty in the operations of our business. In addition, our facilities may be subject to a shortage of available electrical power and other energy supplies. Any shortages may increase our costs for power and energy supplies or could result in blackouts, which could disrupt the operations of our affected facilities and harm our business. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, or an outbreak of epidemic diseases could have a negative effect on our operations, those of our suppliers and customers, including the ability to travel.

The near-term effects of the recent COVID-19 coronavirus pandemic are known, as they adversely affected our business. Some long- term effects, such as supply chain issues and inflation, are becoming known and may adversely affect our business, results of operations, financial condition, liquidity and cash flow.

Over the past two years the impact of COVID-19 has had adverse effects on our business by slowing down our ability to work with third parties. We have witnessed supply chain related delays and increasing costs due to inflation. It is difficult to predict what other adverse effects, if any, COVID-19 and related matters can have on our business, or against the various aspects of same.

The COVID-19 pandemic could further negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers, contractors or suppliers. In addition, the ability of our employees, contractors and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, or as a result of prevention and control measures, which may significantly hamper our production throughout the supply chain and constrict sales channels.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus (“COVID-19”) and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 coronavirus caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. Over time, the incidence of COVID-19 and its variants has diminished although periodic spikes in incidence occur. Consequently, restrictions imposed by various governmental health organizations may change over time. Several states have lifted restrictions only to reimpose such restrictions as the number of cases rise and new variants arise.

It is difficult to isolate the impact of the pandemic on our business, results of operations, financial condition and our future strategic plans.

The Company may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic and the presence of new variants of COVID-19; and closures of businesses or manufacturing facilities critical to its business or supply chains. The Company is actively monitoring, and will continue to actively monitor, the pandemic and the potential impact on its operations, financial condition, liquidity, suppliers, industry and workforce.

We may be negatively impacted by inflation.

Increases in inflation could have an adverse effect on us. Current and future inflationary effects may be driven by, among other things, supply chain disruptions and governmental stimulus or fiscal policies, and geopolitical instability, including the ongoing conflict between the Ukraine and Russia. Continuing increases in inflation could increase our costs of labor and other costs related to our business, which could have an adverse impact on our business, financial position, results of operations and cash flows. Inflation has also resulted in higher interest rates in the U.S., which could increase our cost of debt borrowing in the future.

We may be negatively impacted by the seasonality of our business.

Winter weather conditions and lease stipulations can limit or temporarily halt restart, rework and recompletion activities and producing activities for oil and natural gas operations. These constraints and the resulting shortages or high costs could delay or temporarily halt the operations and materially increase our operating and capital costs. Such seasonal anomalies can also pose challenges for meeting objectives and may increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay or temporarily halt our operations.

Risk Factors Relating to the Oil and Natural Gas Industry

Oil and natural gas prices fluctuate widely, and lower prices for an extended period of time are likely to have a material adverse impact on our business.

Our revenues, profitability, cash flows and future growth, as well as liquidity and ability to access additional sources of capital, depend substantially on prevailing prices for oil and natural gas and the relative mix of these commodities in our reserves and production. Sustained lower prices will reduce the amount of oil and natural gas that we can economically produce and may result in impairments of our proved and probable reserves or reduction of our proved and probable undeveloped reserves. Oil and natural gas prices also affect the amount of cash flow we could utilize for capital expenditures and our ability to borrow and raise additional capital.

The supply of and demand for oil and natural gas impact the prices we realize on the sale of these commodities and, in turn, materially affect our financial results. Our revenues, operating results, cash available for distribution and the carrying value of our oil and natural gas depend significantly upon the prevailing prices for oil and natural gas. Oil and natural gas prices have historically been, and will likely continue to be, volatile. The prices for oil and natural gas are subject to wide fluctuation in response to a number of factors beyond our control, including:

•	the domestic and foreign supply of, and demand for, oil and natural gas;

•	domestic and world-wide economic and political conditions;

•	the level and effect of trading in commodity futures markets, including commodity price speculators and others;

•	military, economic and political conditions in oil and natural gas producing regions, including unilateral supply actions taken by oil- and natural gas-producing countries such as Russia;

•	the actions taken by OPEC and other foreign oil and natural gas producing nations, including the ability of members of OPEC to agree to and maintain production controls;

•	the impact of the U.S. dollar exchange rates on oil and natural gas prices;

•	the price and availability of, and demand for, alternative fuels;

•	weather conditions and climate change;

•	world-wide conservation measures, including governmental initiatives to move toward renewable electric generation and the electrification of the transportation industry;

•	carbon reduction measures for all segments of the oil and natural gas industries, including production;

•	technological advances affecting energy consumption and production;

•	changes in the price of oilfield services and technologies;

•	the price and level of foreign imports;

•	expansion of U.S. exports of oil, natural gas (including liquefied natural gas), and/or gas liquids;

•	the availability, proximity and capacity of transportation, processing, storage and refining facilities;

•	the impacts and effects of public health crises, pandemics and epidemics such as the COVID-19 pandemic;

•	the costs of exploring, developing, producing, transporting (including costs relating to pipeline safety), and marketing oil; and natural gas; and

•	the nature and extent of domestic and foreign governmental regulations and taxation, including environmental regulations.

Sustained material declines in oil or natural gas prices may have the following effects on our business:

•	limit our access to sources of capital, such as equity and long-term debt;

•	cause us to delay or postpone capital projects;

•	cause us to lose certain leases because we fail to meet obligations of the leases prior to expiration;

•	reduce reserve estimates and the amount of products we can economically produce;

•	downgrade or other negative rating action with respect to our credit rating;

•	reduce revenues, income and cash flows available for capital expenditures, repayment of indebtedness and other corporate purposes; and

•	reduce the carrying value of our assets in our balance sheet through ceiling test impairments.

Legislation or regulatory initiatives intended to address seismic activity in Oklahoma and elsewhere could increase our costs of compliance or lead to operational delays, which could have a material adverse effect on our business, results of operations, cash flows or financial condition.

In addition to oil and natural gas, most producing wells also produce saltwater, wastewater, brine, or produced water. We dispose of large volumes of saltwater produced in connection with our drilling and production, pursuant to permits issued to us by governmental authorities. While these permits are issued under existing laws and regulations, these requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities.

There exists a consensus that the injection of produced water into belowground disposal wells triggers seismic events in certain areas, including Oklahoma, where we operate. In response to recent seismic events near underground water disposal wells, federal and some state agencies are investigating whether certain high volume disposal wells have caused or contributed to increased seismic activity, and some states have restricted, suspended or shut down the use of such disposal wells that are located in close proximity to areas of increased seismic activity.

The Oklahoma Corporation Commission (OCC) evaluates existing disposal wells to assess their continued operation, or operation with restrictions, based on location relative to faults, seismicity and other factors, with well operators in certain geographic locations required to make frequent, or even daily, volume and pressure reports. In addition, the OCC has adopted rules requiring operators of certain saltwater disposal wells in the state to, among other things, conduct additional mechanical integrity testing or make certain demonstrations of such wells’ performance that, depending on the depth, could require the plugging back of such wells to shallower depths and/or the reduction of volumes disposed in such wells. As a result of these measures, the OCC from time to time has developed and implemented plans calling for wells within Areas of Interest where seismic incidents have occurred to restrict or suspend disposal well operations in an attempt to mitigate the occurrence of such incidents. For example, OCC has established a 15 thousand square mile Area of Interest in the Arbuckle formation located primarily north and east of the Anadarko Basin in the Mississippi Lime play. Since 2013, OCC has prohibited disposal into the basement rock and ordered reduction of disposal volumes into the overlying Arbuckle formation and directed the shut-in of a number of Arbuckle disposal wells in response to seismic activity. In addition, in January 2016, the Governor of Oklahoma announced a grant of $1.4 million in emergency funds to support earthquake research to be directed by the OCC and the Oklahoma Geological Survey (OGS). During September and November 2016, in response to the occurrence of earthquakes in Cushing and Pawnee, Oklahoma, located in the northeast area of the Anadarko Basin, the OCC developed action plans in conjunction with the OGS and the EPA. The plans require reductions in disposal volumes in three concentric zones from the center of the earthquake activity in both Cushing and Pawnee, Oklahoma, with the greatest reductions in the zone located closest to the center of the largest quakes. These actions are in addition to any previous orders to shut in wells or reduce disposal volumes. Prior measures had already reduced disposal volumes in the areas of concern by up to 50 percent for some disposal wells. In the Pawnee area, the action plan covers a total of 38 Arbuckle disposal wells under OCC jurisdiction and 26 Arbuckle disposal wells under EPA jurisdiction and in the Cushing area the plan covers a total of 58 Arbuckle disposal wells. Local residents have also recently filed lawsuits against saltwater disposal well operators in these areas for damages resulting from the increased seismic activity.

Additionally, in recent years there has been increased public concern regarding an alleged potential for hydraulic fracturing to induce seismic events. In December 2016, the OCC announced the development of seismicity guidelines focused on operators in SCOOP and STACK to directly address concerns related to induced seismicity and hydraulic fracturing. The OCC has established three action levels to be followed if events are detected at a M2.5 or above and within 1.24 miles (2 km) of hydraulic fracturing activities.

Magnitude 2.5 — OCC contacts the operator, discusses mitigation plan, operations may continue

Magnitude 3.0 — required minimum six-hour pause, technical call with OCC regarding mitigations, operations continue with an approved and revised completion plan

Magnitude 3.5 — required operations suspension, technical meeting with OCC and decision made to resume or halt operations based on approved and revised completion plan

Restrictions on disposal well volumes or a lack of sufficient disposal wells, the filing of lawsuits, or curtailment or restrictions on oil and natural gas activity generally in response to concerns related to induced seismicity, could cause us to delay, curb or discontinue our exploration and development plans. Increased costs associated with restrictions on hydraulic fracturing or the transportation and disposal of produced water, including the cost of complying with regulations concerning produced water disposal or hydraulic fracturing, such as mandated produced water recycling in some portion or all of our operations or prohibitions on performing hydraulic fracturing in certain areas, may reduce our profitability.

These developments may result in additional levels of regulation, or increased complexity and costs with respect to existing regulations, that could lead to operational delays or increased operating and compliance costs, which could have a material adverse effect on our business, results of operations, cash flows or financial condition.

We have substantial capital requirements to fund our business strategy that are greater than cash flows from operations. Limited liquidity would likely negatively impact our ability to execute our business plan.

Our capital investment needs exceed our historical and projected cash flows from operations. As a result, we may use available cash or borrow funds under a credit facility, due in part to our acquisitions and restart, rework and recomplete activities including activities required in order to avoid future lease renewals to retain certain acreage. If necessary, we may continue to use cash on hand, sell non-strategic assets or potentially access debt and/or equity markets to fund any shortfall. Our ability to generate operating cash flows is subject to many risks and variables, such as the level of production from existing wells; prices of oil and natural gas; production costs; availability of economical gathering, processing, storage and transportation in our operating areas; our success in developing and producing new reserves and the other risk factors discussed in this Prospectus. Actual levels of capital expenditures may vary significantly due to many factors, including drilling results, commodity prices, industry conditions, the prices and availability of goods and services, unbudgeted acquisitions and the promulgation of new regulatory requirements. In addition, in the past, we often have increased our capital budget during the year as a result of acquisitions or changes in drilling plans. Alternatively, we may have to reduce capital expenditures, and our ability to execute our business plans could be adversely affected, if:

•	we generate less operational cash flow than we anticipate;

•	we are unable to sell non-strategic assets at acceptable prices;

•	our customers or working interest owners default on their obligations to us;

•	one or more of the lenders under our existing credit arrangements fails to honor its contractual obligation to lend to us;

•	investors limit funding or refrain from funding oil and natural gas companies; or

•	we are unable to access the capital markets at a time when we would like, or need, to raise capital.

Actual quantities of oil and natural gas reserves and future cash flows from those reserves will most likely vary from our estimates.

It is not possible to accurately measure underground accumulations of oil and natural gas. Estimating quantities of oil and natural gas reserves is complex and inexact. The process relies on interpretations of geologic, geophysical, engineering and production data. The extent, quality and reliability of these data can vary. The process also requires a number of economic assumptions, such as oil and natural gas prices, the relative mix of oil and natural gas that will be ultimately produced, drilling and operating expenses, capital expenditures, operating and development costs, future prices of these commodities, the effect of government regulation, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions and our expected development plan;

•	the judgement of the person preparing the estimate;

•	future natural gas and oil prices;

•	unexpected complications from offset well development;

•	production rates;

•	reservoir pressures, decline rates, drainage areas and reservoir limits;

•	interpretation of subsurface conditions including geological and geophysical data;

•	potential for water encroachment or mechanical failures;

•	levels and timing of capital expenditures, lease operating expenses, production taxes and income taxes, and availability of funds for such expenditures; and

•	effects of government regulation.

Actual quantities of oil and natural gas reserves, future oil and natural gas production and the relative mix of oil and natural gas that will be ultimately produced, oil and natural gas prices, revenues, taxes, capital expenditures, effects of regulations, funding availability and drilling and operating expenses will most likely vary from our estimates. In addition, the methodologies and evaluation techniques that we use, which include the use of multiple technologies, data sources and interpretation methods, may be different than those used by our competitors. Further, reserve estimates are subject to the evaluator’s criteria and judgment and show important variability, particularly in the early stages of development. Any significant variance could be systematic and undetected for an extended period of time, which would materially affect the quantities and net present value of our reserves. In addition, we may adjust estimates of reserves to reflect production history, results of exploration and development activities, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Our reserves also may be susceptible to drainage by operators on adjacent properties. If any of these assumptions prove to be incorrect, our estimates of reserves, the classifications of reserves based on risk of recovery and our estimates of the future net cash flows from our reserves could change significantly.

In accordance with SEC reporting rules, we calculate the estimated discounted future net cash flows from proved reserves using the SEC’s pricing methodology for calculating proved reserves, adjusted for market differentials and costs in effect at year end discounted at 10% per annum. Actual future prices and costs may be materially higher or lower than the prices and costs we used as of the date of an estimate. Over time, we may make material changes to reserve estimates to take into account changes in our assumptions and the results of actual development and production. In addition, actual production rates for future periods may vary significantly from the rates assumed in the calculation. Moreover, the 10% discount factor used when calculating discounted future net cash flows, in compliance with the FASB statement on oil and natural gas producing activities disclosures, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company, or the oil and natural gas industry in general. You should not assume that the present value of future net cash flows is the current market value of our proved and probable reserves.

The reserve estimates made for fields that do not have a lengthy production history are less reliable than estimates for fields with lengthy records. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates and the timing of development expenditures. Further, our lack of knowledge of all individual well information known to the well operators such as incomplete well stimulation efforts, restricted production rates for various reasons and up-to-date well production data, etc. may cause differences in our reserve estimates.

To grow our production and cash flows, we must continue to develop existing reserves and locate or acquire new reserves.

Currently, our reserves are limited. However, our strategy is to grow our production and cash flows. As we produce oil and natural gas, our reserves decline. Unless we successfully replace reserves through acquisitions or other means the decline in our reserves will eventually result in a decrease in oil and natural gas production and lower revenue, income and cash flows from operations. Future oil and natural gas production is, therefore, highly dependent on our success in efficiently finding, developing or acquiring additional reserves that are economically recoverable. We may be unable to find, develop or acquire additional reserves or production at an acceptable cost, if at all. In addition, these activities require substantial capital expenditures.

Our future success depends on developing our existing inventory of mineral acreage and acquiring additional mineral interests. Failure to develop our existing inventory of mineral acreage and to acquire additional mineral interests will cause reserves and production to decline materially from their current levels.

The rate of production from natural gas and oil properties generally declines as reserves are depleted. Our proved and probable reserves will decline materially as reserves are produced except to the extent that we acquire additional mineral interests on properties containing proved reserves and our lessees or well operators conduct additional successful exploration and development drilling, successfully apply new technologies or identify additional behind-pipe zones (different productive zones within existing producing well bores) or secondary recovery reserves.

Developing natural gas and oil invariably involves unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient reserves to return a profit after deducting drilling, completion, operating and other costs. In addition, wells that are profitable may not achieve a targeted rate of return. We rely on third-party operators’ interpretation of seismic data and other advanced technologies in identifying prospects and in conducting exploration and development activities. Nevertheless, prior to drilling a well, the seismic data and other technologies used do not allow operators to know conclusively whether natural gas, oil or NGL is present in commercial quantities.

Cost factors can adversely affect the economics of any project, and the eventual cost of drilling, completing and operating a well is controlled by well operators and existing market conditions. Further, drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including:

•. unexpected drilling conditions;

•. title problems;

•. pressure or irregularities in formations;

•. equipment failures or accidents;

•. fires, explosions, blowouts and surface cratering;

•. availability to market production via pipelines or other transportation;

•. adverse weather conditions;

•. environmental hazards or liabilities;

•. lack of water disposal facilities;

•. governmental regulations;

•. cost and availability of drilling rigs, equipment and services; and

•. expected sales price to be received for natural gas, oil or NGL produced from the wells.

Competition for acquisitions of mineral interests may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Further, these acquisitions may be in geographic regions in which we do not currently hold properties, which could result in unforeseen operating difficulties. In addition, if we enter into new geographic markets, we may be subject to additional and unfamiliar legal and regulatory requirements. Compliance with regulatory requirements may impose substantial additional obligations on us and our management, cause us to expend additional time and resources in compliance activities and increase our exposure to penalties or fines for non-compliance with such additional legal requirements. Further, the success of any completed acquisition will depend on our ability to effectively integrate the acquired business or assets into our existing operations. The process of integrating acquired businesses or assets may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions.

No assurance can be given that we will be able to identify suitable mineral interest acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to integrate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition, results of operations and cash available for distribution. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our growth, results of operations and cash available for distribution.

Any acquisition of additional mineral and royalty interests that we complete will be subject to substantial risks.

Any acquisition involves potential risks, including, among other things:

•	the validity of our assumptions about estimated proved reserves, future production, prices, revenues, capital expenditures, operating expenses and costs;

•	a decrease in our liquidity by using a significant portion of our cash generated from operations or borrowing capacity to finance acquisitions;

•	a significant increase in our interest expense or financial leverage if we incur debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which any indemnity we receive is inadequate;

•	mistaken assumptions about the overall cost of equity or debt;

•	our ability to obtain satisfactory title to the assets we acquire;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets; and

•	the occurrence of other significant changes, such as impairment of natural gas and oil properties, goodwill or other intangible assets, asset devaluation or restructuring charges.

Lower oil and natural gas prices and other factors have resulted in ceiling test impairments in the past and may result in future ceiling test or other impairments.

We use the full cost method of accounting for our oil and natural gas producing activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties are capitalized into cost centers. The net capitalized costs of our oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10% per annum, plus the lower of cost or fair value of unproved properties. If net capitalized costs of our oil and natural gas properties exceed the cost center ceiling, we are subject to a ceiling test impairment to the extent of such excess. If required, a ceiling test impairment reduces income and stockholders’ equity in the period of occurrence.

All long-lived assets, principally our natural gas and oil properties, are monitored for potential impairment when circumstances indicate that the carrying value of the asset on our books may be greater than our future net cash flows. The need to test a property for impairment may result from declines in natural gas and oil sales prices or unfavorable adjustments to natural gas and oil reserves. The decision to not participate in future development on our leasehold acreage can trigger a test for impairment. Also, once assets are classified as held for sale, they are reviewed for impairment. Because of the uncertainty inherent in these factors, we cannot predict when or if future impairment charges will be recorded.

The risk that we will be required to further impair the carrying value of our oil and natural gas properties increases when oil and natural gas prices are low or volatile for a prolonged period of time. In addition, impairments may occur if we experience substantial downward adjustments to our estimated proved reserves or our unproved property values, or if estimated future development costs increase. If an impairment charge is recognized, cash flow from operating activities is not impacted, but net income and, consequently, stockholders’ equity are reduced. In periods when impairment

Restarting, Reworking and Recompleting is a costly and high-risk activity.

In addition to the numerous operating risks described in more detail below, the restarting, reworking and recompleting of wells involves the risk that no commercially productive oil or natural gas reservoirs will be encountered. The seismic data and other technologies we use do not allow us to know conclusively if a well that oil and natural gas are present or may be produced economically. In addition, we are often uncertain of the future cost or timing of restarting, reworking or recompleting and producing wells. Furthermore, our operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the costs of, or shortages or delays in the availability of, drilling rigs, equipment and materials;

•	decreases in oil and natural gas prices;

•	limited availability to us of financing on acceptable terms;

•	adverse weather conditions and changes in weather patterns;

•	unexpected operational events and drilling conditions;

•	abnormal pressure or irregularities in geologic formations;

•	surface access restrictions;

•	the presence of underground sources of drinking water, previously unknown water or other extraction wells or endangered or threatened species;

•	embedded oilfield drilling and service tools;

•	equipment failures or accidents;

•	lack of necessary services or qualified personnel;

•	availability and timely issuance of required governmental permits and licenses;

•	loss of title and other title-related issues;

•	availability, costs and terms of contractual arrangements, such as leases, pipelines and related facilities to gather, process and compress, transport and market oil and natural gas; and

•	compliance with, or changes in, environmental, tax and other laws and regulations.

As we implement pad development and increase the lateral length and size of hydraulic fracturing stimulations of our horizontal wells, the costs and other impacts associated with any curtailment, delay or cancellation may increase due to the concentration of capital expenditures prior to bringing production online. Future restart, rework and recompletion activities may not be successful, and if unsuccessful, this could have an adverse effect on our future results of operations, cash flows and financial condition.

The oil and natural gas business involves many operating risks that can cause substantial losses.

Our oil and natural gas acquisition and production strategy is subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the risk of:

•	fires and explosions;

•	blow-outs and cratering;

•	uncontrollable or unknown flows of oil, gas or well fluids;

•	pipe or cement failures and casing collapses;

•	pipeline or other facility ruptures and spills;

•	equipment malfunctions or operator error;

•	discharges of toxic gases;

•	induced seismic events;

•	environmental costs and liabilities due to our use, generation, handling and disposal of materials, including wastes, hydrocarbons and other chemicals; and

•	environmental damages caused by previous owners of property we purchase and lease.

Some of these risks or hazards could materially and adversely affect our results of operations and cash flows by reducing or shutting in production from wells, loss of equipment or otherwise negatively impacting the projected economic performance of our prospects. If any of these risks occur, we could incur substantial losses as a result of:

•	injury or loss of life;

•	severe damage or destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	investigatory and clean-up responsibilities;

•	regulatory investigation and penalties or lawsuits;

•	limitation on or suspension of our operations; and

•	repairs and remediation costs to resume operations.

The magnitude of these risks may increase due to the increase in lateral length, larger multi-stage hydraulic fracturing stimulations for our horizontal wells and the implementation of pad development because of the larger amounts of liquids, chemicals and proppants involved.

In addition, our hydraulic fracturing operations require significant quantities of water. Regions in which we operate have recently experienced drought conditions. Any diminished access to water for use in hydraulic fracturing, whether due to usage restrictions or drought or other weather conditions, could curtail our operations or otherwise result in delays in operations or increased costs related to finding alternative water sources.

Failure or loss of equipment, as the result of equipment malfunctions, cyber-attacks or natural disasters, could result in property damage, personal injury, environmental pollution and other damages for which we could be liable. Catastrophic occurrences giving rise to litigation, such as a well blowout, explosion or fire at a location where our equipment and services are used, may result in substantial claims for damages. Ineffective containment of a drilling well blowout or pipeline rupture could result in extensive environmental pollution and substantial remediation expenses, as well as governmental fines and penalties. If our production is interrupted significantly, our efforts at containment are ineffective or litigation arises as the result of a catastrophic occurrence, our cash flows, and in turn, our results of operations, could be materially and adversely affected.

In connection with our operations, we generally require our contractors, which include the contractor, its parent, subsidiaries and affiliate companies, its subcontractors, their agents, employees, directors and officers, to agree to indemnify us for injuries and deaths of their employees, contractors, subcontractors, agents and directors, and any property damage suffered by the contractors. There may be times, however, that we are required to indemnify our contractors for injuries and other losses resulting from the events described above, which indemnification claims could result in substantial losses to us. Contractor or customer contracts may also contain inadequate indemnity clauses, exposing us to unexpected losses or an unfavorable litigation position, and could, in turn, have a material adverse effect on our business, financial condition, results of operations and cash flows.

While we maintain insurance against some potential losses or liabilities arising from our operations, our insurance does not protect us against all operational risks. The occurrence of any of the foregoing events and any costs or liabilities incurred as a result of such events, if uninsured or in excess of our insurance coverage or not indemnified, could reduce revenue, income and cash flows and the funds available to us for our exploration, development and production activities and could, in turn, have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our proved and probable undeveloped reserves may not be ultimately developed or produced. The development of our proved and probable undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate.

A significant amount of our total estimated proved and probable reserves (by volume) were undeveloped and may not be ultimately developed or produced. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. Our reserve estimates assume we can and will make these expenditures and conduct these operations successfully. These assumptions, however, may not prove to be accurate. We cannot be certain that the estimated costs of the development of these reserves are accurate, that development will occur as scheduled, or that the results of such development will be as estimated. If we choose not to spend the capital to develop these reserves, or if we are not otherwise able to successfully develop these reserves, we will be required to remove the associated volumes from our reported proved reserves. In addition, under the SEC’s reserve rules, because proved undeveloped reserves may be booked only if they relate to wells scheduled to be drilled within five years of the date of booking, we may be required to remove any proved undeveloped reserves that are not developed within this five-year time frame. A removal of such reserves may significantly reduce the quantity and present value of our natural gas and oil reserves which would adversely affect our business and financial condition.

The potential adoption of federal, state, tribal and local legislative and regulatory initiatives related to hydraulic fracturing could result in operating restrictions or delays in the completion of oil and natural gas wells.

Hydraulic fracturing is an essential and common practice in the oil and natural gas industry used to stimulate production of natural gas and/or oil from dense subsurface rock formations. We routinely apply hydraulic fracturing techniques on almost all of our U.S. onshore oil and natural gas properties. Hydraulic fracturing involves using water, sand or other proppant materials, and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow flow of hydrocarbons into the wellbore.

As explained in more detail below, the hydraulic fracturing process is typically regulated by state oil and natural gas agencies, although the EPA, the BLM and other federal regulatory agencies have taken steps to review or impose federal regulatory requirements. Certain states in which we operate, have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure and well construction requirements on hydraulic fracturing operations or otherwise seek to ban fracturing activities altogether. Certain municipalities have already banned hydraulic fracturing, and courts have upheld those moratoria in some instances. In the past several years, dozens of states have approved or considered additional legislative mandates or administrative rules on hydraulic fracturing.

At the federal level, the EPA has taken numerous actions. The adoption of new federal rules or regulations relating to hydraulic fracturing could require us to obtain additional permits or approvals or to install expensive pollution control equipment for our operations, which in turn could lead to increased operating costs, delays and curtailment in the pursuit of exploration, development or production activities, which in turn could materially adversely affect our operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that "water cycle" activities associated with hydraulic fracturing may impact drinking water resources "under some circumstances," noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. Since the report did not find a direct link between hydraulic fracturing itself and contamination of groundwater resources, we do not believe that this multi-year study report provides any basis for further regulation of hydraulic fracturing at the federal level.

Based on the foregoing, increased regulation and attention given to the hydraulic fracturing process from federal agencies, various states and local governments could lead to greater opposition, including litigation, to oil and natural gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs in the production of oil and natural gas, including from the developing shale plays, or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells and increased compliance costs and time, which could adversely affect our business, financial condition, results of operations and cash flows.

Our ability to produce oil and natural gas economically and in commercial quantities could be impaired if we are unable to acquire adequate supplies of water for our operations or are unable to dispose of or recycle the water we use economically and in an environmentally safe manner.

Development activities require the use of water. For example, the hydraulic fracturing process if employed to produce commercial quantities of natural gas and oil from many reservoirs requires the use and disposal of significant quantities of water. In certain regions, there may be insufficient local capacity to provide a source of water for our activities. In these cases, water must be obtained from other sources and transported to the drilling site, adding to the operating cost. Our inability to secure sufficient amounts of water, or to dispose of or recycle the water used in our operations, could adversely impact our operations in certain areas. Moreover, the imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct certain operations, such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other materials associated with the exploration, development or production of NGLs, natural gas and oil. In recent history, public concern surrounding increased seismicity has heightened focus on our industry’s use of water in operations, which may cause increased costs, regulations or environmental initiatives impacting our use or disposal of water. Furthermore, future environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells could cause delays, interruptions or termination of operations, which may result in increased operating costs and have an effect on our business, results of operations, cash flows or financial condition.

The marketability of our production is dependent upon transportation and processing facilities over which we may have no control.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing and refining facilities. We deliver oil and natural gas through gathering systems and pipelines that we do not own and which are operated by a sole source. The lack of alternatives or available capacity on these systems and facilities could reduce the price offered for our production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. transportation of our production through some firm transportation arrangements, third-party systems and facilities may be temporarily unavailable due to market conditions or mechanical or other reasons, or may not be available to us in the future at a price that is acceptable to us. Also, the shipment of our or our operators’ natural gas and oil on third-party pipelines may be curtailed or delayed if it does not meet the quality specifications of the pipeline owners. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we or our operators are provided only with limited, if any, notice as to when these circumstances will arise and their duration.

Any significant curtailment in gathering system or transportation, processing or refining-facility capacity could reduce our or our operators’ ability to market oil production and have a material adverse effect on our financial condition, results of operations and cash distributions to stockholders. Our or our operators’ access to transportation options and the prices we or our operators receive can also be affected by federal and state regulation—including regulation of oil production, transportation and pipeline safety—as well as by general economic conditions and changes in supply and demand. New regulations on the transportation of oil by rail, like those finalized by the U.S. Department of Transportation (DOT) in 2015, may increase our transportation costs. . Federal regulation to improve the safety of existing pipeline infrastructure by replacement could increase the cost of interstate transportation. FERC’s 2022 review of its policies relating to natural gas pipeline infrastructure could ultimately increase the cost of approving new interstate capacity or delay new interstate capacity being constructed. In addition, federal and state regulation of natural gas and oil production, processing and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines, infrastructure or capacity constraints and general economic conditions could adversely affect our ability to produce, gather and transport natural gas. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities, could harm our business and, in turn, our financial condition, results of operations and cash flows.

We may be involved in legal proceedings that could result in substantial liabilities.

Like many companies in the oil and natural gas industry, we are from time to time involved in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of our business. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on us because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees or orders requiring a change in our business practices, which could materially and adversely affect our business, results of operations, cash flow and financial condition. Accruals for such liability, penalties or sanctions may be insufficient. Judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

We are subject to complex laws and regulatory actions that can affect the cost, manner, feasibility, or timing of doing business.

Existing and potential regulatory actions could increase our costs and reduce our liquidity, delay our operations, or otherwise alter the way we conduct our business. Exploration and development and the production and sale of oil and natural gas are subject to extensive federal, state, provincial, tribal, local and international regulation. We may be required to make large expenditures to comply with environmental, natural resource protection, and other governmental regulations. Matters subject to regulation include the following, in addition to the other matters discussed under the caption "Regulation" in Items 1 and 2 of this report:

•	restrictions for the protection of wildlife that regulate the time, place and manner in which we conduct operations;

•	the amounts, types and manner of substances and materials that may be released into the environment;

•	response to unexpected releases into the environment;

•	reports and permits concerning exploration, drilling, production, and other operations;

•	the placement and spacing of wells;

•	cement and casing strength;

•	unitization and pooling of properties;

•	calculating royalties on oil and natural gas produced under federal and state leases; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials into the environment, remediation and clean-up costs, natural resource risk mitigation, damages and other environmental or habitat damages. We also could be required to install and operate expensive pollution controls, engage in environmental risk management, incur increased waste disposal costs, or limit or even cease activities on lands located within wilderness, wetlands or other environmentally or politically sensitive areas.

In addition, failure to comply with applicable laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties as well as the imposition of corrective action orders. Any such liabilities, penalties, suspensions, terminations, or regulatory changes could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The matters described above and other potential legislative proposals, along with any applicable legislation introduced and passed in Congress or new rules or regulations promulgated by state or the US federal government, could increase our costs, reduce our liquidity, delay our operations, or otherwise alter the way we conduct our business, negatively impacting our financial condition, results of operations and cash flows.

Although it is not possible at this time to predict whether proposed legislation or regulations will be adopted as initially written, if at all, or how legislation or new regulation that may be adopted would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions. Additional costs or operating restrictions associated with legislation or regulations could have a material adverse effect on our results of operations and cash flows, in addition to the demand for the oil and natural gas that we produce.

Climate change laws and regulations restricting emissions of "greenhouse gases" could result in increased operating costs and reduced demand for the oil and natural gas that we produce while potential physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane, and other greenhouse gases (GHGs) present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things address GHG emissions for certain sources, including pipelines.

Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Severe limitations on GHG emissions could also adversely affect demand for the oil and natural gas we produce and lower the value of our reserves, which in turn could have a material adverse effect on our business, financial condition, results of operations or cash flows. Moreover, incentives to conserve energy or use alternative energy sources as a means of addressing climate change could reduce demand for natural gas, oil and NGL. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts and other extreme climatic events; if any such effects were to occur, they could have an adverse effect on our exploration and production operations.

Certain U.S. federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated as a result of future legislation.

In past years, legislation has been proposed that would, if enacted into law, make significant changes to U.S. tax laws, including to certain key U.S. federal income tax provisions currently available to oil and natural gas companies. Such legislative changes have included, but not been limited to:

•	the repeal of the percentage depletion allowance for oil and natural gas properties;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain domestic production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

Although these provisions were largely unchanged in the Tax Act, which was signed on December 22, 2017, Congress could consider, and could include, some or all of these proposals as part of future tax reform legislation, to accompany lower federal income tax rates. Moreover, other more general features of any additional tax reform legislation, including changes to cost recovery rules, may be developed that also would change the taxation of oil and natural gas companies. It is unclear whether these or similar changes will be enacted in future legislation and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that currently are available with respect to oil and natural gas development or increase costs, and any such changes could have an adverse effect on the Company’s financial position, results of operations and cash flows.

Competition for, or the loss of, our senior management or experienced technical personnel may negatively impact our operations or financial results.

To a large extent, we depend on the services of our senior management and technical personnel and the loss of any key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our continued success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain a seasoned management team and experienced explorationists, engineers, geologists and other professionals. In the past, competition for these professionals was strong, and in a continuing price recovery environment may become strong again, which could result in future retention and attraction issues.

Competition in the oil and natural gas industry is intense.

We operate in a highly competitive environment for acquiring properties and marketing oil and natural gas. Our competitors include multinational oil and natural gas companies, major oil and natural gas companies, independent oil and natural gas companies, individual producers, financial buyers as well as participants in other industries supplying energy and fuel to consumers. During these periods, there is often a shortage of drilling rigs and other oilfield services. Many of our competitors have greater and more diverse resources than we do. In addition, high commodity prices, asset valuations and stiff competition for acquisitions have in the past, and may in the future, significantly increase the cost of available properties. We compete for the personnel and equipment required to explore, develop and operate properties. Our competitors also may have established long-term strategic positions and relationships in areas in which we may seek new entry. As a consequence, our competitors may be able to address these competitive factors more effectively than we can. If we are not successful in our competition for oil and natural gas reserves or in our marketing of production, our financial condition, cash flows and results of operations may be adversely affected.

Shortages of oilfield equipment, services, supplies and qualified field personnel could adversely affect our financial condition, results of operations and cash flows.

Periodically, there are shortages of drilling rigs, hydraulic fracturing stimulation equipment and crews, and other oilfield equipment as demand for that equipment has increased along with the number of wells being drilled. The demand for qualified and experienced field personnel to drill wells, conduct hydraulic fracturing stimulations and conduct field operations can fluctuate significantly, often in correlation with natural gas and oil prices, causing periodic shortages. These factors have caused significant increases in costs for equipment, services and personnel. Higher oil, natural gas, and NGL prices generally stimulate demand and result in increased prices for drilling rigs and crews, hydraulic fracturing stimulation equipment and crews and associated supplies, equipment, services and raw materials. Similarly, lower oil and natural gas prices generally result in a decline in service costs due to reduced demand for drilling and completion services.

Decreased levels of drilling activity in the oil and natural gas industry in recent periods have led to declining costs of some oilfield equipment, services, and supplies. However, if the current oil and natural gas market changes, and commodity prices continue to recover, we may face shortages of field personnel, drilling rigs, hydraulic fracturing stimulation equipment and crews or other equipment or supplies, which could delay or adversely affect our exploration and development operations and have a material adverse effect on our business, financial condition, results of operations or cash flows, or restrict operations.

We may not be insured against all of the operating risks to which our business is exposed.

Our operations are subject to all of the risks normally incident to the exploration for and the production of oil and natural gas, such as well blowouts, explosions, oil spills, releases of gas or well fluids, fires, pollution and adverse weather conditions, which could result in substantial losses to us. See also "— The oil and natural gas business involves many operating risks that can cause substantial losses." Exploration and production activities are also subject to risk from political developments such as terrorist acts, piracy, civil disturbances, war, expropriation or nationalization of assets, which can cause loss of or damage to our property. We maintain insurance against many, but not all, potential losses or liabilities arising from our operations in accordance with what we believe are customary industry practices and in amounts and at costs that we believe to be prudent and commercially practicable. Our insurance includes deductibles that must be met prior to recovery, as well as sub-limits and/or self-insurance. Additionally, our insurance is subject to exclusions and limitations. Our insurance does not cover every potential risk associated with our operations, including the potential loss of significant revenues. We can provide no assurance that our insurance coverage will adequately protect us against liability from all potential consequences, damages and losses.

We currently have insurance policies that include coverage for general liability, excess liability, physical damage to our oil and natural gas properties, operational control of wells, oil pollution, third- party liability, workers’ compensation and employers’ liability and other coverages. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution and other environmental issues, with broader coverage for sudden and accidental occurrences. For example, we maintain operators extra expense coverage provided by third-party insurers for obligations, expenses or claims that we may incur from a sudden incident that results in negative environmental effects, including obligations, expenses or claims related to seepage and pollution, cleanup and containment, evacuation expenses and control of the well (subject to policy terms and conditions). In the specific event of a well blowout or out-of-control well resulting in negative environmental effects, such operators extra expense coverage would be our primary source of coverage, with the general liability and excess liability coverage referenced above also providing certain coverage.

In the event we make a claim under our insurance policies, we will be subject to the credit risk of the insurers. Volatility and disruption in the financial and credit markets may adversely affect the credit quality of our insurers and impact their ability to pay claims.

Further, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Some forms of insurance may become unavailable in the future or unavailable on terms that we believe are economically acceptable. No assurance can be given that we will be able to maintain insurance in the future at rates that we consider reasonable, and we may elect to maintain minimal or no insurance coverage. If we incur substantial liability from a significant event and the damages are not covered by insurance or are in excess of policy limits, then we would have lower revenues and funds available to us for our operations, that could, in turn, have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may face various risk associated with the long-term trend toward increased activism against oil and natural gas exploration and development activities.

Opposition toward oil and natural gas production has been growing globally. Companies in the oil and natural gas industry are often the target of activist efforts from both individuals and non-governmental organizations regarding safety, environmental compliance and business practices. Anti-development activists are working to, among other things, reduce access to federal and state government lands and delay or cancel certain projects such as the development of oil or gas shale plays. For example, environmental activists continue to advocate for increased regulations or bans on shale drilling and hydraulic fracturing in the United States, even in jurisdictions that are among the most stringent in their regulation of the industry. Future activist efforts could result in the following:

•	delay or denial of drilling permits;

•	shortening of lease terms or reduction in lease size;

•	restrictions on installation or operation of production, gathering or processing facilities;

•	restrictions on the use of certain operating practices, such as hydraulic fracturing, or the disposal of related waste materials, such as hydraulic fracturing fluids and produced water;

•	increased severance and/or other taxes;

•	cyber-attacks;

•	legal challenges or lawsuits;

•	negative publicity about our business or the oil and natural gas industry in general;

•	increased costs of doing business;

•	reduction in demand for our products; and

•	other adverse effects on our ability to develop our properties and expand production.

We may need to incur significant costs associated with responding to these initiatives. Complying with any resulting additional legal or regulatory requirements that are substantial could have a material adverse effect on our business, financial condition, cash flows and results of operations.

We may be subject to risks in connection with acquisitions and divestitures.

As part of our business strategy, we have made and will likely continue to make acquisitions of oil and natural gas properties and to divest non-strategic assets. Suitable acquisition properties or suitable buyers of our non-strategic assets may not be available on terms and conditions we find acceptable or not at all.

Acquisitions pose substantial risks to our business, financial condition, cash flows and results of operations. These risks include that the acquired properties may not produce revenues, reserves, earnings or cash flows at anticipated levels. Also, the integration of properties we acquire could be difficult. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources. The successful acquisition of properties requires an assessment of several factors, including:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices and their relevant differentials;

•	operating costs and production taxes;

•	title defects with respect to acquired properties;

•	a decrease in our liquidity by using a significant portion of our cash generated from operations or borrowing capacity to finance acquisitions;

•	a significant increase in our interest expense or financial leverage if we incur debt to finance acquisitions;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which any indemnity we receive is inadequate;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•	the occurrence of other significant changes, such as impairment of natural gas and oil properties, goodwill or other intangible assets, asset devaluation or restructuring charges; and

•	potential environmental and other liabilities.

These assessments are complex and the accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.

In addition, our divestitures may pose significant residual risks to the Company, such as divestitures where we retain certain liabilities or we have legal successor liability due to the bankruptcy or dissolution of the purchaser. Generally, uneconomic or unsuccessful acquisitions and divestitures may divert management’s attention and financial resources away from our existing operations, which could have a material adverse effect on our financial condition, results of operations and cash flow.

We depend on computer and telecommunications systems, and failures in our systems or cyber security attacks could significantly disrupt our business operations.

The oil and natural gas industry has become increasingly dependent upon digital technologies to conduct day-to-day operations including certain exploration, development and production activities. We have entered into agreements with third parties for hardware, software, telecommunications and other information technology services in connection with our business. In addition, we have developed proprietary software systems, management techniques and other information technologies incorporating software licensed from third parties. We depend on digital technology to estimate quantities of oil and natural gas reserves, process and record financial and operating data, analyze seismic and drilling information, and communicate with our employees and third party partners. Our business partners, including vendors, service providers, purchasers of our production and financial institutions, are also dependent on digital technology. It is possible we could incur interruptions from cyber security attacks, computer viruses or malware. We believe that we have positive relations with our related vendors and maintain adequate anti-virus and malware software and controls; however, any cyber incidents or interruptions to our arrangements with third parties, to our computing and communications infrastructure or our information systems could lead to data corruption, communication interruption, unauthorized release, gathering, monitoring, misuse or destruction of proprietary or other information, or otherwise significantly disrupt our business operations. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Hurricanes, typhoons, tornadoes, earthquakes, floods and other natural disasters could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Hurricanes, typhoons, tornadoes, earthquakes, floods, cold weather events, and other natural disasters can potentially destroy thousands of business structures and homes and, if occurring in the Gulf Coast region of the United States, could disrupt the supply chain for oil and natural gas products. Disruptions in supply could have a material adverse effect on our business, financial condition, results of operations and cash flow. Damages and higher prices caused by hurricanes, typhoons, tornadoes, earthquakes, floods, cold weather events, and other natural disasters could also have an adverse effect on our business, financial condition, results of operations and cash flow due to the impact on the business, financial condition, results of operations and cash flow of our customers.

Delays in obtaining licenses, permits, and other government authorizations required to conduct our operations could adversely affect our business.

Our operations require licenses, permits, and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable government agencies, among other factors. Our inability to obtain, or our loss of or denial of extension, to any of these licenses or permits could hamper our ability to produce income, revenues or cash flows from our operations.

We may incur losses as a result of title defects in the properties in which we invest.

The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition. While we typically obtain title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the interest under the property.

As we continue to expand our operations in Oklahoma, we may operate within the boundaries of Native American reservations and become subject to certain tribal laws and regulations.

An entirely separate and distinct set of laws and regulations applies to operators and other parties within the boundaries of Native American reservations in the United States. Various federal agencies within the U.S. Department of the Interior, particularly the Bureau of Indian Affairs, the Office of Natural Resources Revenue and Bureau of Land Management (BLM), and the EPA, together with each Native American tribe, promulgate and enforce regulations pertaining to oil and natural gas operations on Native American reservations. These regulations include lease provisions, environmental standards, tribal employment contractor preferences and numerous other matters.

Native American tribes are subject to various federal statutes and oversight by the Bureau of Indian Affairs and BLM. However, each Native American tribe is a sovereign nation and has the right to enact and enforce certain other laws and regulations entirely independent from federal, state and local statutes and regulations, as long as they do not supersede or conflict with such federal statutes. These tribal laws and regulations include various fees, taxes, requirements to employ Native American tribal members or use tribal owned service businesses and numerous other conditions that apply to lessees, operators and contractors conducting operations within the boundaries of a Native American reservation. Further, lessees and operators within a Native American reservation are often subject to the Native American tribal court system, unless there is a specific waiver of sovereign immunity by the Native American tribe allowing resolution of disputes between the Native American tribe and those lessees or operators to occur in federal or state court.

We therefore may become subject to various laws and regulations pertaining to Native American oil and natural gas leases, fees, taxes and other burdens, obligations and issues unique to oil and natural gas operations within Native American reservations. One or more of these Native American requirements, or delays in obtaining necessary approvals or permits necessary to operate on tribal lands pursuant to these regulations, may increase our costs of doing business on Native American tribal lands and have an impact on the economic viability of any well or project on those lands.

The conflict in Ukraine and related price volatility and geopolitical instability could negatively impact our business.

In late February 2022, Russia launched significant military action against Ukraine. The conflict has caused, and could intensify, volatility in natural gas, oil and NGL prices, and the extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have a substantial negative impact on the global economy and/or our business for an unknown period of time. There is evidence that the increase in crude oil prices during the first half of calendar year 2022 was partially due to the impact of the conflict between Russia and Ukraine on the global commodity and financial markets, and in response to economic and trade sanctions that certain countries have imposed on Russia. Any such volatility and disruptions may also magnify the impact of other risks described in this “Risk Factors” section.

Risks Related to Our Common Stock

General securities market uncertainties resulting from the COVID-19 pandemic.

Since the outset of the pandemic the United States and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the pandemic has stabilized, the markets may not be available to the Company for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

General securities market uncertainties resulting in geo-political considerations.

Since the outset of the military conflict in Ukraine, the United States and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of that conflict and the resulting reactions and outcomes of governments, businesses, and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the military conflict has stabilized, the markets may not be available to the Company for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible, we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

General securities market uncertainties resulting in economic considerations.

Recent unease regarding the geo-political considerations and increasing inflation has caused the United States and worldwide national securities markets to have undergone unprecedented stress due to the uncertainties of regarding the economy and the resulting reactions and outcomes of governments, businesses, and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until economic outlook has stabilized, the markets may not be available to the Company for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible, we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

Our management and controlling stockholder, AEI Acquisition Company, LLC, has voting control of the Company.

Our controlling stockholder, AEI Acquisition Company, LLC, currently owns approximately 74% of the total issued and outstanding common stock of the Company and our officers and directors own approximately 2.96% of our common stock (exclusive of shares of our common stock underlying the 7.25% Notes held by affiliates of Harry McMillan, who maintains sole voting and investment power over AEI Acquisition Company, LLC,  which are subject to certain limitation on conversion at any time the holder beneficially owns in excess of 4.99% of our common stock). AEI and management are able to influence the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. This concentration of ownership may have the effect of delaying or preventing a change in control and may adversely affect the market price of our common stock.

Our Bylaws provide that we will indemnify our directors, and that we have the power to indemnify our officers and employees, to the fullest extent permitted by law, which may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties, or from bringing derivative litigation against our directors and officers.

Our Bylaws provide that we will indemnify any director, officer, employee or agent of the corporation, or any person serving in any such capacity of any other entity or enterprise at the request of the corporation, against any and all legal expenses (including attorneys' fees), claims and/or liabilities arising out of any action, suit or proceeding, except an action by or in the right of the corporation. The corporation may, but shall not be required to, indemnify any person where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful. The corporation shall reimburse or otherwise indemnify any director, officer, employee, or agent against legal expenses (including attorneys' fees) actually and reasonably incurred in connection with defense of any action, suit, or proceeding herein above referred to, to the extent such person is successful on the merits or otherwise. Indemnification shall be made by the corporation only when authorized in the specific case and upon a determination that indemnification is proper by the stockholders, a majority vote of a quorum of the Board of Directors, consisting of directors who were not parties to the action, suit, or proceeding, or independent legal counsel in a written opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

Management recently undertook an assessment of the effectiveness, as of December 31, 2022, of our internal control over financial reporting based on the framework and criteria established in the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO" 2013). Based upon that evaluation, management concluded that our internal controls over financial reporting were not effective as of December 31, 2022.

Based on that evaluation, management concluded that, for the year ended December 31, 2022, such internal controls and procedures were not effective due to the following material weakness identified:

•	lack of appropriate segregation of duties,
•	lack of controls over proper maintenance of records,
•	lack of control procedures that include multiple levels of supervision and review, and
•	there is an overreliance upon independent financial reporting consultants for review of critical accounting areas and disclosures and material, nonstandard transactions

In addition, discovery and disclosure of a material weakness in the future or our inability to cure the material weakness we previously discovered and disclosed, by definition, could have a material adverse impact on our financial statements. Such an occurrence could negatively affect our business and affect how our stock trades. This could, in turn, negatively affect our ability to access public equity or debt markets for capital.

We have never paid dividends and we do not expect to pay dividends for the foreseeable future

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our common stock in the foreseeable future. The payment of future cash dividends, if any, depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors. As a result, capital appreciation, if any, of our common stock, will be your sole source of gain for the foreseeable future.

An active, liquid trading market for our common stock may not develop or be sustained. If and when an active market develops the price of our common stock may be volatile.

Prior to this offering, there has been no meaningful public market for our common stock although our common stock is quoted on the OTC Pink Open Markets. We have applied to list our common stock on the NYSE American Stock Exchange in connection with this offering however, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the price of shares of common stock. An inactive market may impair our ability to raise capital by selling shares and our ability to use our capital stock to acquire other companies or technologies. We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock may not bear any relationship to the market price at which our common stock will trade after this offering.

Our Board of Directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect current holders of our common stock.

Our board of directors has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further stockholder approval which could adversely affect the rights of the holders of our common stock. In addition, our board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of these actions could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Our shares are subordinate to all of our debts and liabilities, which increases the risk that you could lose your entire investment.

Our shares are equity interests that are subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to our stockholders.

The market price of our shares of common stock is subject to fluctuation.

The market prices of our shares may fluctuate significantly in response to factors, some of which are beyond our control, including:

•	the announcement of new production or discoveries by our competitors
•	the release of energy resources by our competitors and energy reserves by government and other bodies
•	developments in our industry or markets changes in our reserve estimates;
•	general market conditions including factors unrelated to our operating performance

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership may decrease, and these stockholders may experience substantial dilution. If we raise additional funds by issuing debt instruments, these debt instruments could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or to grant licenses on terms that are not favorable to us or could diminish the rights of our stockholders.

Investors in this offering will experience immediate and substantial dilution.

The public offering price of the common stock sold in this offering will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $        per share, or        %, based on an assumed public offering price of $        per share, the last sale price of our common stock on        , 2023, as reported on the OTC Pink Open Markets, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed public offering price.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering. To the extent outstanding options are exercised, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution”.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

AEI Acquisition Company, LLC currently owns approximately 74% of the outstanding shares of our common stock. If it, or any other of our stockholders, sells substantial amounts of our common stock in the public market upon the expiration of any statutory holding period or otherwise, or issued upon the exercise of outstanding warrants or other rights to receive common stock, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  Shares of  restricted common stock will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares or (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act, which is generally six months from the issuance date.

Under the terms of a Purchase and Sale Agreement with Pure Oil & Gas, Inc. and ZQH Holding, LLC entered into on June 25, 2020 for the purchase of oil and natural gas assets in Rogers County, Oklahoma, the Company recorded $1,210,000 of convertible debt convertible into our common stock at $1.00 per share which the Company has disputed any obligation to pay or convert due to the seller’s failure to perform. In the event that the seller prevailed and was able to convert its debt into common stock, the Company could be required to issue additional shares of its common stock which constitutes additional overhang and could have the effects described above.

Our common stock may become subject to the “penny stock” rules of the SEC, which would make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NYSE American Stock Exchange or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase or maintain the value of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to complete our announced or any future acquisitions on time, if at all; the need for regulatory approvals; business disruptions from acquisitions, including the diversion of management time and attention; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Pure Oil & Gas, Inc. and ZQH Holding, LLC; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the operations of the Logan Project; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will continue to be a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors

The SEC permits oil and gas companies to disclose only proved, probable and possible reserves. We may use the term “resource” herein and in our other reports and filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from our website.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $        million from this offering (or approximately $         million if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $        per share.

We plan to use the net proceeds of this offering as follows:

($ in thousands)
Development expenses	$4,750
Restart, rework and recomplete wells	$1,270
General and administrative	$1,650
Capital expenditures	$1,030
Acquisitions	$12,000
General working capital	$2,170
Repayment of advances under the convertible credit line with AEI Acquisition Company, LLC	$505

As of October 23, 2023, cash provided by the credit line with a related party, AEI Acquisition, LLC, was $505,330 which was used for accounting and audit expenses of $223,555, legal expenses of $61,500, registration and offering related expenses of $26,747, reserve reports cost of $77,521, field expenses of $65,395, and valuation services of $50,612.  The revolving credit line matures on December 31, 2023; provided, however, amounts due for principal and interest will be paid from the proceeds of this offering at closing.  As of October 23 2023, $16,085 of interest was accrued and unpaid under the convertible credit line and excluded from the table above.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions.  However, we will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Pink Open Markets under the symbol “TRLM”. We intend to apply to list our common stock on the NYSE American Stock Exchange.

Because we are quoted on the OTC Pink Open Markets, our securities may be less liquid, receive less coverage by security analysts and news media, and, therefore, may reflect lower prices than might otherwise be obtained if the shares were listed on a national securities exchange.

The following table sets forth the high and low bid quotations for our common stock as reported on the OTC Pink Open Markets for the periods indicated.

	High	Low
Fiscal 2021	$	$

First Quarter	5.17	2.25
Second Quarter	6.00	1.31
Third Quarter	6.25	2.10
Fourth Quarter	5.00	2.01

Fiscal 2022

First Quarter	5.05	1.35
Second Quarter	4.99	2.55
Third Quarter	7.05	2.50
Fourth Quarter	7.15	6.25

Fiscal 2023

First Quarter	7.15	1.50
Second Quarter	6.80	2.55
Third Quarter	5.00	1.00

Holders

As of September 30, 2023, there are 129 record holders of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

TRULEUM, INC. 2022 EQUITY INCENTIVE PLAN

Description of Our 2022 Equity Incentive Plan

On September 16, 2022, shareholders of the Company approved the Company’s 2022 Equity Incentive Plan (the “2022 Plan”).

The 2022 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, unrestricted stock awards, dividend equivalent rights, and cash-based awards to the Company’s employees, officers, directors, and consultants. The Board designated the Compensation Committee of the Board the administrator of the 2022 Plan, including determining which eligible participants will receive awards, the number of shares of common stock subject to the awards and the terms and conditions of such awards. Up to 2,824,000 shares of common stock are issuable pursuant to awards under the 2022 Plan. No grants of awards may be made under the 2022 Plan after the later of September 8, 2032.

As of June 30, 2023, there were 2,700,000 shares available for award under the 2022 Plan with 104,000 shares of restricted stock awarded and no options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of June 30, 2023, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:	2,824,000	$	n/a	2,824,000
Equity compensation plans not approved by security holders:	0		n/a	0
Total	2,824,000	$	n/a	2,824,000

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2023:

●	on an actual basis; and

●

on an as adjusted basis giving effect to the sale of common stock in this offering and the receipt of net proceeds of approximately $___________ from this offering, after deducting underwriting commissions of $______ and estimated offering expenses payable by us of approximately $______ (assuming no exercise of the underwriters’ option to purchase additional Notes).

You should read the data set forth in the table below in conjunction with “Use of Proceeds,” appearing elsewhere in this prospectus.

	June 30, 2023
	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$13,102
Indebtedness:
7.25% Senior Secured Convertible Notes due 2024, net of discount	1,251,420
Convertible Note Payable (1)	1,210,000
Total Indebtedness	2,461,420

Stockholder's Deficit:
Common Stock, par value $0.001 per share, 65,000,000 shares authorized; 21,724,178 issued and outstanding shares actual and as adjusted	21,724
Additional Paid-in Capital	6,190,019
Accumulated Deficit	(8,107,126)
Total Stockholders' Deficit	(1,895,383)

Total Capitalization	$(1,895,383)

(1) Represents advances under the Company’s revolving convertible credit line with AEI Acquisition Company, LLC which were repaid in November 2022. Under the terms of the convertible credit line, the Company may borrow and AEI Acquisition Company, LLC may advance funds up to $1,500,000 to the Company which will be repaid from the proceeds of the offering and the convertible credit line terminated.

The number of shares of common stock is based on 21,724,178 shares of common stock outstanding as of June 30, 2023 and excludes:

■	12,000 shares issued subsequent to June 30, 2023;
■

263,981 shares of common stock issuable conversion of $1,319,906 original principal amount of our 7.25% Notes at a conversion price of $5.00 per share, subject to certain beneficial ownership limitations on conversion;

■	1,210,000 shares of common stock issuable upon conversion of $1,210,000 of indebtedness incurred pursuant to a Purchase and Sale Agreement with Pure Oil & Gas, Inc. and ZQH Holding, LLC;
■	up to shares issuable pursuant to the underwriters’ over-allotment option;
■	shares issuable upon exercise of the underwriters’ warrants issuable in connection with this offering at an exercise price of $ per share; and
■	2,824,000 shares of common stock available for future issuance under the Company’s 2022 Plan.

Under the terms of the convertible credit line, the Company may borrow and AEI Acquisition Company, LLC may advance funds up to $1,500,000 to the Company through December 31, 2023.  The outstanding balance is convertible into shares of common stock at a rate equal to the lesser of (i) $1.50 per share or (ii) the closing price on the common stock on the primary trading market for our common stock on the day immediately preceding the date of conversion. On February 11, 2023, the convertible credit line was amended to provide for a fixed conversion rate of $1.50 per share on any amount of principal or interest converted and on May 31, 2023 the convertible credit line was further amended to extend the maturity date to December 31, 2023. Upon the closing of this offering, any amounts due under the convertible credit line will be paid in full from the proceeds and the credit line will be terminated.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock and excludes 2,824,000 shares of common stock available for future issuance under the Company’s 2022 Plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value (deficit) as of June 30, 2023 was $(1.9) million, or $(0.09) per share of our common stock. Our historical net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities. Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 21,724,178  shares of our common stock outstanding as of June 30, 2023.

After giving further effect to our issuance and sale of __________________ shares of our common stock in this offering, based upon the assumed initial public offering price of $______ per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us totaling approximately $____ million of net proceeds; our as adjusted net tangible book value as of June 30, 2023, would have been $___ million, or $_____ per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $_____ per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $____ per share to new investors purchasing shares of common stock in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed public offering price per share of common stock			$	_____

Historical net tangible book value (deficit) per share as of June 30, 2023	$(	)

Increase in as adjusted net tangible book value per share attributable to investors in this offering	_____

As adjusted net tangible book value per share after this offering

Dilution per share to new common stock investors in this offering			$	_____

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after the offering would be $____ per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $____ per share and the dilution in pro forma as adjusted net tangible book value to new investors would be $____ per share.

The following table summarizes, as of June 30, 2023, after giving effect to this offering, the number of shares of our common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by the new investors. The calculation below is based on an initial public offering price of $____ per share before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased		Total consideration		Average price per share
	Number	Percentage	Amount	Percentage
Existing Stockholders	21,724,178	100%	$5,932,839	100%	$1.42
New Investors
Total	21,724,178	100%	$5,932,839	100%	$1.42

The number of shares of common stock is based on 21,724,178 shares of common stock outstanding as of June 30, 2023  and excludes:

■	12,000 shares issued subsequent to June 30, 2023;
■

263,981 shares of common stock issuable conversion of $1,319,906 original principal amount of our 7.25% Notes at a conversion price of $5.00 per share, subject to certain beneficial ownership limitations on conversion;

■	1,210,000 shares of common stock issuable upon conversion of $1,210,000 of indebtedness incurred pursuant to a Purchase and Sale Agreement with Pure Oil & Gas, Inc. and ZQH Holding, LLC;
■	up to shares issuable pursuant to the underwriters’ over-allotment option;
■	shares issuable upon exercise of the underwriters’ warrants issuable in connection with this offering at an exercise price of $ per share; and
■	2,824,000 shares of common stock available for future issuance under the Company’s 2022 Plan.

Under the terms of the convertible credit line, the Company may borrow and AEI Acquisition Company, LLC may advance funds up to $1,500,000 to the Company through December 31, 2023.

The Company believes the seller failed to perform its obligations and disputes any obligation to pay the indebtedness under the Purchase and Sale Agreement  with Pure Oil & Gas, Inc. and ZQH Holding, LLC.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of our common stock and excludes 2,824,000 shares of common stock available for future issuance under the Company’s 2022 Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

The Company was incorporated in the State of Colorado on September 26, 2013.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is intended to help the reader understand our results of operations and financial condition. The MD&A is based on our unaudited data for the three months ended June 30, 2023 and 2022 and summary balance sheet data at June 30, 2023 and December 31, 2022 derived from the consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated interim financial statements discussed below have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair statement of the financial information set forth in those statements. The results of operations for the periods discussed below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and notes thereto included in Item 8 - Financial Statements and Supplementary Data.

Results of operations

For the Three Months Ended June 30, 2023 Compared to the Three Months Ended June 30, 2022

We generated revenues of $35,540 and $5,239 during the three months ended June 30, 2023 and 2022, respectively. Lease operating expenses were $69,518 and $47,558 during the three months ended June 30, 2023 and 2022, respectively. The increase in revenue was due to the increased production by the Logan Project. .Total operating expenses were $474,603 during the three months ended June 30, 2023 compared to $312,269 during the same period in 2022. The increase in operating expenses was due to a $120,522 increase in professional services and $41,812 increase in general and administrative expenses.

For the Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

We generated revenues of $107,256 and $5,239 during the six months ended June 30, 2023 and 2022, respectively. Lease operating expenses were $248,959 and $49,434 during the six months ended June 30, 2023 and 2022, respectively. The increase in revenue was due to the increased production by the Logan Project. Total operating expenses were $772,616 during the six months ended June 30, 2023 compared to $658,287 during the same period in 2022. The increase in operating expenses was due to a $82,317 increase in professional services and $44,012 increase in general and administrative expenses , which were offset by a $12,000 decrease in board fees.

For the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

We generated revenue of $198,444 and $3,839 during the years ended December 31, 2022 and 2021, respectively. Lease operating expenses were $573,770 and $15,652 during the years ended December 31, 2022 and 2021, respectively. The increase in revenue and lease operating expenses was due to the acquired percentage working interests and net revenue interests in the Logan Project. Total operating expenses were $1,292,498 during the year ended December 31, 2022 compared to $894,498 during the same period in 2021. The change was primarily attributable to an increase of $310,849 in professional expenses related to the engagement of new legal and audit firms and a gain on accounts payable of $120,250 recorded during the year ended December 31, 2021. These changes were offset by decreases of $36,000 in board of director fees.

Liquidity and Capital Resources

Overview

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt services, acquisitions, contractual obligations and other commitments. As of the date of this prospectus, we have yet to generate meaningful revenue from our business operations and have funded acquisitions, capital expenditure and working capital requirement through equity and debt financing.

As of June 30, 2023, we had total current assets of $141,432 and total current liabilities of $2,276,255. We have historically funded our operations from lines of credit, sales of equity securities, loans and advances, including from related parties. We expect the proceeds from this offering to provide working capital for a period of at least twelve months from the date of this prospectus, including repayment of any indebtedness under our convertible credit line with a related party, if any, upon closing of the offering.

Following June 30, 2023, our revenues have been inadequate to cover our operating costs. Accordingly, we expect we will be dependent on obtaining capital from external sources to fund our operations over the next two to three years. Although we have been successful in raising capital in the past, financing may not be available on terms favorable to us, if at all, so we may not be successful in obtaining additional financing. Therefore, it is not considered probable, as defined in applicable accounting standards, that our plan to raise additional capital will alleviate the substantial doubt regarding our ability to continue as a going concern.

Cash Flows

The following table summarizes our cash flows from operating, investing and financing activities for the periods presented.

	Six Months Ended June 30		Year Ended December 31
	2023	2022	2022	2021
Net cash used in operating activities	(296,850)	(522,972)	(1,463,814)	(356,892)
Net cash used in investing activities	(155,632)	(756,298)	(1,387,449)	(95,791)
Net cash provided by financing activities	370,222	2,371,801	2,946,408	452,900

Cash flows from operating activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to pursuing acquisitions and general and administrative activities as a result of operating as a public company, which we expect to increase.

Net cash provided by operating activities was $296,850 during the six months ended June 30, 2023 compared to $522,972 for the six months ended June 30, 2022. The increase in net cash flows provided by operating activities as compared to the same period in 2022 was primarily related to the change in operating assets and liabilities.

Net cash used in operating activities was $1,463,814 for the year ended December 31, 2022, compared to $356,892 for the year ended December 31, 2021. The increase in net cash flows used in operating activities as compared to the same period in 2021 was primarily driven by our signing of the Logan 1 acquisition in March 2022 and preparation for oil and natural gas related production activities thereafter.

Cash flows from investing activities

Our cash flows from investing activities have been comprised primarily of purchases of equipment and installation of improvements to our leased facilities.

Net cash used in investing activities was  $155,632  and $756,298 for the six months ended June 30, 2023 and 2022, respectively. The decrease was primarily due to the acquisition of the Logan Project during the six months ended June 30, 2022.

Net cash used in investing activities was $1,387,449 for the year ended December 31, 2022, compared to $95,791 for the year ended December 31, 2021. The increase was primarily due to purchases of equipment and installation of improvements to our leased facilities.

Cash flows from financing activities

We have financed our operations primarily through sales of equity securities, loans and advances, including from related parties.

Net cash provided by financing activities was $370,222 for the six months ended June 30, 2023, which consisted $130,381 in proceeds from advances from related parties and $239,841 in proceeds from convertible credit line from related party. Net cash provided by financing activities was $2,371,801 during the six months ended June 30, 2022 which consisted of $110,235  in proceeds from advances from related parties, $499,996  in proceeds from senior secured convertible notes payable from related party and $1,761,570 in proceeds from unexecuted subscription agreements.

Net cash provided by financing activities was $2,946,408 for the year ended December 31, 2022, which consisted of $120,236 in proceeds from advances, from related parties, $500,000 in proceeds from senior secured convertible notes payable from related party and $2,504,500 in proceeds from the sale of common stock, which were partially offset by repayments on the Convertible Credit Line of $168,328 and $10,000 repayments of advances, related party.

Net cash provided by financing activities was $452,900 for the year ended December 31, 2021, which consisted of proceeds of $427,900 from advances from related parties, $20,000 of proceeds from the convertible credit line, related party and $5,000 from the sale of common stock.

On June 1, 2021, the Company entered into a convertible credit line with a related party, AEI Acquisition Company, LLC, the beneficial owner of 74% of the Company’s common stock, which provides for up to $1,500,000 of advances. The outstanding principal amount accrues interest at a rate of 7% per annum and is convertible into shares of common stock at a rate equal to the lesser of (i) $4.00 per share or (ii) the closing price on the common stock on the primary trading market for our common stock on the day immediately preceding the date of conversion. On February 11, 2023, the convertible credit line was amended by a First Amendment to Revolving Credit Note to provide for a fixed conversion rate of $1.50 per share on any amount of principal or interest converted in addition to a beneficial ownership blocker provision under which conversion is restricted at any time the holder beneficially owns 4.99% of the shares of common stock of the Company. Under the terms of the convertible credit line, the Company may borrow and AEI Acquisition Company, LLC may advance funds through December 31, 2023. The outstanding principal balance on the convertible credit line as of June 30, 2023 and December 2022 was $239,841 and $0, respectively, and the principal amount outstanding as of September 30, 2023 was $490,330. The amount of principal paid under the convertible credit line during fiscal year 2022 and 2021, was $168,328 and $0, respectively. The amount of interest paid during fiscal year 2022 and 2021, respectively was $53,274 and $0 and the applicable interest rate was 7% per annum. On May 31, 2023, the convertible credit line was amended by a Second Amendment to Revolving Credit Note to extend the maturity date to December 31, 2023. Upon the closing of this offering, any amounts due under the convertible credit line will be paid in full from the proceeds and the credit line will be terminated.

On December 31, 2022, the Company and 20 Shekels, Inc. an affiliate of our President Jay Leaver, and AEI Management, Inc., an affiliate of our majority stockholder, AEI Acquisition Company, LLC., entered into Exchange Agreements (the “Exchange Agreements”) with respect to certain outstanding indebtedness of the Company. Under the Exchange Agreements, the Company’s previously issued 7.25% Senior Secured Notes to affiliates of Mr. Leaver (which were assigned to 20 Shekels, Inc. a corporation wholly-owned by Marshwiggle, LLC, a limited liability company jointly owned by Mr. Leaver and his spouse ) and to AEI Management, Inc. were amended and restated and the Contractual Investment Agreements (“CIA”) entered with the Company and related agreements were terminated and replaced with the new 7.25% Senior Secured Note Purchase Agreement agreements and the new 7.25% Transaction Documents. Under the terms of the Exchange Agreements, 20 Shekels, Inc. was issued a $906,754 principal amount 7.25% Note and AEI Management, Inc. was issued a $413,206 principal amount 7.25% Note. As a result of the amendments, the holders and the Company amended and restated the terms of the contractual agreements governing 7.25% Notes in order to, among other things, extend the maturity date to December 31 2024 and limit the scope of the collateral pledged to assets acquired on March 9, 2022 (34 well bores and related assets) under the Purchase and Sale Agreement with Progressive Well Service, LLC on the Cherokee Uplift in Central Oklahoma for the Logan 1 Assets.  In addition, AEI Management, Inc. was appointed collateral agent for 7.25% Notes, the CIAs were terminated, and the parties agreed to various representations and warranties, covenants, and conditions, as provided in the new 7.25% Transaction Documents and released all prior obligations under the CIA and related agreements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks including credit risks, the market price for oil and natural gas and transaction risks as well as risks relating to the availability of funding sources, hazard events and specific asset risks.

Going Concern

The continuation of the Company as a going concern is dependent upon our ability to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2023, the Company has incurred an accumulated deficit of $             since inception and had not yet generated any revenue from operations. Additionally, management anticipates that its cash on hand as of June 30, 2023 is sufficient to fund its planned operations into but not beyond one year from the date of the issuance of these financial statements. The Company’s continuing losses from operations and net capital deficiency raise substantial doubt regarding our ability to continue as a going concern.

We will have additional capital requirements for 2023 and beyond. We may need to seek additional financing, which may or may not be available to us, while we attempt to raise additional capital through the sale of our common stock pursuant to this offering.

Off-Balance Sheet Arrangements

None.

Contractual Obligations

The Company, through its wholly-owned subsidiary Alpha Energy Texas Operating LLC, (“AETO”), is a party to a Crude Oil Purchase Agreement with Energy Transfer Crude Marketing LLC (“ETC”), dated June 7, 2022, pursuant to which the Company sells to ETC all crude oil produced from the Logan Project. The price for the crude oil based on the weighted average price of West Texas Intermediate crude for the trade month, and valued in the trade as Sunoco OK SW crude. The term of the Agreement is month-to-month and may be terminated by either party upon 30 days advance written notice.

The Company is a party to a Gathering and Processing Agreement with ETC Pipeline, Ltd., dated August 1, 2022, pursuant to which ETC Pipeline LTD provides certain gathering, processing and related services with respect to gas produced by the Company. The Agreement provides that the fees for such services will be set forth in a transaction confirmation to be entered into with respect to the provision of specific services. The term of the Agreement is month-to-month and may be terminated by either party upon 60 days advance written notice.

Significant Accounting Policies

For a discussion of our significant accounting policies please see Note 1 to the audited financial statements included as part of this report. Management determined there were no critical accounting policies.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities and contingencies at the date of the financial statements as well as the reported amounts of expenses during the reporting period. As a result, management is required to routinely make judgments and estimates about the effects of matters that are inherently uncertain. Actual results may differ from these estimates under different conditions or assumptions.

Management believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815. The Company applies the guidance in ASC 815-40-35-12 to determine the order in which each convertible instrument would be evaluated for derivative classification. The Company’s sequencing policy is to evaluate for reclassification contracts with the earliest maturity date first. Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Oil and natural gas properties

We account for our oil and natural gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (SEC). Under this method, subject to a limitation based on estimated value, all costs incurred in the acquisition, exploration, and development of proved and unproved oil and natural gas properties, including internal costs directly associated with acquisition, exploration, and development activities, the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized within a cost center. Costs of production and general and administrative corporate costs unrelated to acquisition, exploration, and development activities are expensed as incurred.

Costs associated with unevaluated properties are capitalized as oil and natural gas properties but are excluded from the amortization base during the evaluation period. When we determine whether the property has proved recoverable reserves or not, or if there is an impairment, the costs are transferred into the amortization base and thereby become subject to amortization.

We assess all items classified as unevaluated property on at least an annual basis for inclusion in the amortization base. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate that there would be impairment, or if proved reserves are assigned to a property, the cumulative costs incurred to date for such property are transferred to the amortizable base and are then subject to amortization.

Capitalized costs are included in the amortization base, including estimated asset retirement costs, plus the estimated future expenditures to be incurred in developing proved reserves, net of estimated salvage values. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to prove reserves would significantly change.

The capitalized costs of oil and gas properties, excluding unevaluated and unproved properties, are amortized as depreciation, depletion and amortization expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

BUSINESS

Industry Background

Overview

Truleum, Inc. (“our”, “we”, the Company) was incorporated in September 26, 2013 in the State of Colorado for the purpose of purchasing, developing and operating oil and natural gas leases.

On February 23, 2018, the Company formed a wholly owned subsidiary, Alpha Energy Texas Operating, LLC (“AETO”). The business of AETO is to maximize production and cash flow from our properties and use that cash flow to explore, develop, exploit and acquire oil and natural gas properties across Texas, Oklahoma and New Mexico. AETO is bonded and insured as an operator in the State of Oklahoma.

On March 9, 2022, we closed on the acquisition of working interests and net revenue interests in leases located in Logan County, Oklahoma, as well 34 well bores and related assets, production equipment (tank batteries, pumping units, pipelines) and related assets under a Purchase and Sale Agreement with Progressive. entered on February 17, 2022, located in Logan County, Oklahoma. A working capital interest represents the percentage of costs that we are obligated to pay and net revenue interest represents the percentage of revenue that we will earn from production. In most cases we are responsible for 100% of the working interest and are entitled to receive between 75% and 78% of the production revenue from the Logan Project, with the remainder going to the lessor as an overriding royalty interest per standard oil and natural gas lease terms in this area. Under the Purchase and Sale Agreement, we are entitled to receive the proceeds of production from January 1, 2022, and Progressive was required to operate the properties and transfer ownership and royalty decks to Company following a one-month transition period. Under the Purchase and Sale Agreement, the Company made an additional cash payment to Progressive of $490,000.00 after giving effect to $110,000.00 previously paid in option extension payments under the Option Agreement. The Company is also obligated under the Purchase and Sale Agreement to make a further payment of 3% percent of the net revenue from new wells drilled until Progressive receives an additional $350,000, of which $0 has been paid as of June 30, 2023.

The Company engaged Liquid Gold Technologies (“LGT”) to conduct an engineering reserve report. The report, dated October 14, 2023 but with an effective date of December 31, 2022, lists the following reserves:

Reserves Category	Reserves
	Oil (bbls)*	Natural Gas (mcf)**
PROVED
Developed:
United States	68,460	448,800
Undeveloped:
United States	0	0
TOTAL PROVED	68,460	448,800
PROBABLE
Developed	48,100	86,070
Undeveloped	1,428,890	4,732,340
POSSIBLE
Developed
Undeveloped	not assessed	not assessed

* a unit of measurement meaning one barrel of crude oil.

** a unit of measurement used for natural gas representing the volume of a thousand cubic feet.

The Logan Project assets are the only assets of the Company with resource production capabilities. The Company had no proved undeveloped reserves prior to the Logan Project assets, and therefore did not make any prior investment to convert undeveloped reserves to proved, developed reserves during that year.

The well bores acquired consist of developed and undeveloped proven and probable production on the Cherokee Uplift in Central Oklahoma. AETO is listed as Operator of 31 of the original 34 wellbores acquired under the terms of the Purchase and Sale Agreement. Two of the 31 wells are on the state’s “Plug or Produce” list, which are wells that are not currently active and which the state has demanded either be put into production or responsibly plugged and abandoned in accordance with applicable regulation. We have reviewed these two wells and have informed the state we will plug them in the first quarter of 2023. Five wells were producing upon acquisition of the Project. We have attempted to restart an additional ten wells so far, with five being successful and five producing uneconomic volumes of water for a total of ten wells currently producing. The ten wells (both gross and net) include three that produce oil with no associated gas, six that produced both oil and gas and one that produces gas only, all for the calendar year 2022.  We have added perforations in the primary producing horizon (Mississippian Lime) in three wells and may attempt hydraulic fracture treatment on one or more of them. We attempted new perforations targeting two behind-pipe zones in one well but were not able to establish production from either zone. We have other behind pipe opportunities (which are zones in a well bore that data indicate should produce hydrocarbons but which have not yet been tested) for which we have applied for necessary Location Exceptions per regulatory requirements and we intend to exploit those opportunities upon approval. We have conducted a preliminary geologic overview of the available data for the remaining wells and identified possible behind pipe opportunities. We have engaged qualified reservoir engineers and are in the process of examining best practices and economics of accessing these zones. We intend to attempt several more recompletions in the second through fourth quarters of 2023. This will include hydraulic stimulation of existing perforations in the Mississippian Lime. Wells that are not currently producing and do not appear to be good candidates for recompletion will need to be plugged and abandoned. We anticipate being able to make such decisions by the end of 2024.

To modernize operations, we have enlisted the services of an environmental engineer to ensure that the Company has a proper Spill Prevention, Containment, and Control plan (“SPCC”) in place for each of our facilities. We have begun the process of meeting their recommendations. We are researching converting one of our existing wells for saltwater disposal. This may permit us to operate wells that are currently uneconomic because we currently truck the produced wastewater off site for disposal in commercial facilities. A significant amount of saltwater is produced along with oil and natural gas and current methods of disposal are costly. We also are researching a pipeline system to reduce the number of water trucks visiting the well sites every week and examining the economics of converting our active pumping units to electrical pumps. This would enable us to sell more natural gas (some of which is currently used to run the pumping equipment) and reduce the workload on our pumper personnel because we could control well production remotely.

Oil and natural gas leases provide the Company the ability to produce oil and natural gas on its production sites. The leases customarily are for a term of three years and as long thereafter as oil and natural gas is produced; and provide for continuing royalty payments of between 1/8% – 1/4%. The Company believes it possesses appropriate rights under all leases for its current production, however lease defects or disputes may exist or arise in the future which could result in costs to the Company to rectify or result in the Company incurring additional payments to lessors. Due to the fractionalization of the mineral interests under our leases that allow for operations and the necessity of acquiring the lease rights from hundreds of said mineral owners, we believe that no one lease is material to our strategy.

In 2022, the Company sold 2,214 barrels of oil at an average price of $92.05 per barrel and 6,551 mcf at an average price of $5.71 mcf.

The Company did not conduct any drilling or other exploratory activities in any of the prior three fiscal years.  Using an equivalence of 6 mcf gas for every barrel of oil, this equates to 3,306 barrels of oil equivalent.  For the nine months of 2022 for with we operated, our production costs were $40.86 per barrel of oil equivalent.

The Company acquired acreage as part of the Logan Project purchase and has leased additional acreage in 2021 and 2022. The Company has mineral interests under 1,239.8 net acres under 2,080 gross acres. Of this total, 759.8 acres are undeveloped leased lands under which the Company currently has no production. These leases will expire in the near term (the leases generally have a 3-year term and most were taken in 2022) unless the Company can establish production on these lands, either by restarting existing well bores on the affected leases or drilling and completing new wells.

The Company’s subsidiary, Alpha Energy Texas Operating, LLC acquired 34 well bores as part of the Logan Project purchase during March 2022, of which it became operator of 31 wells. The Company plans to continue to evaluate the prospects for production from these owned or leased acres which will depend, among other things, upon the cost to restart, rework or recomplete any production on the acreage.

On October 3, 2023, we entered into an agreement with Wrangler Energy Holdings, LLC for various additional sections of the Logan Project adding approximately 400 gross acres under 9 well bores to our oil and gas properties.

Impact of COVID-19 Pandemic

Over the past two years the impact of COVID-19 has had adverse effects on our business by slowing down our ability to work with third parties. We have witnessed supply chain related delays and increasing costs due to pandemic related inflation.  It is difficult to predict what other adverse effects, if any, COVID-19 and related matters can have on our business, or against the various aspects of same.

The COVID-19 pandemic could further negatively impact our business or results of operations through the temporary closure of our operating locations or those of our customers, contractors or suppliers. In addition, the ability of our employees, contractors and our suppliers’ and customers’ employees to work may be significantly impacted by individuals contracting or being exposed to COVID-19, or as a result of prevention and control measures, which may significantly hamper our production throughout the supply chain and constrict sales channels.

It is difficult to isolate the impact of the pandemic on our business, results of operations, financial condition and our future strategic plans.

We may experience long-term disruptions to our operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic and the presence of new variants of COVID-19; and closures of businesses or facilities critical to our business or supply chains. We are actively monitoring, and will continue to actively monitor, the pandemic and the potential impact on its operations, financial condition, liquidity, suppliers, industry and workforce.

For a further discussion of the impact of the COVID-19 pandemic on our business, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Impact of COVID-19 Pandemic”.

Our Strategy

Our long-term business strategy is:

•Pursuing accretive, opportunistic acquisitions that meet our strategic and financial objectives. We believe that there is currently a window of opportunity for us to acquire Proved Developed Producing “(PDP”) heavy assets (wells that have been drilled and equipped and are producing marketable hydrocarbons) that also possess sizable undeveloped acreage positions from distressed and/or motivated sellers at an attractive discount to PDP PV-10 valuations. PV-10 is a metric of the time value of money commonly used in oil industry transactions. It represents the net present value of an expected cash flow, discounted at 10% (i.e., the equivalent cash right now that would equal the value of the contemplated cash flow compared to a generic investment earning 10%). Generally, a positive PV-10 may be worth pursuing, while a negative PV-10 is not. Consequently, we currently intend to focus our growth efforts on identifying, evaluating and pursuing the acquisition of such oil and natural gas properties in areas where we currently have a presence and/or specific operating expertise that will position us to enhance our expected acquisition returns through leveraging our operational experience and expertise in order to provide productivity and cost improvements, and where appropriate, increase reserves through development drilling. We may acquire individual properties or private or publicly traded companies, in each case for cash, common stock, preferred stock or a combination thereof. We believe that the historical low commodity pricing environment, and very limited sources of debt and/or equity capital available to our industry, provides significant reserve and cash flow growth opportunities for us.

•Enhancing our existing portfolio by dedicating the majority of our drilling capital to our existing portfolio of oil and liquids-rich opportunities. A key element of our long-term strategy is to continue to develop the oil and natural gas liquids resource potential that we believe exist in numerous formations and to expand our presence in those areas. At this time, we have secured the rights to one development property in the Cherokee uplift, a well-known area with existing equipment and infrastructure and are in the process of modernizing their operations for current revenue generation. In response to the current opportunity to be an asset consolidator in the industry, we plan to limit near-term drilling capital for the foreseeable future to that necessary to fulfill leasehold commitments, preserve core acreage, and where the opportunity exists, to drill where we can add production and cash flow at attractive rates of return. We will, however, continue to evaluate high quality drilling opportunities that have the potential to add significant reserves and cash flow to our portfolio at low finding and development cost, thereby providing returns superior to those generated in the currently active unconventional resource plays. Discuss intended modernization steps and recompletions and reworks.

Our strategy is to acquire and develop additional properties we can restart, rework, and/or recomplete through cash and/or equity transactions. Our strategy is to acquire and develop additional producing properties in the vicinity of the Cherokee Uplift similar to our existing Logan Project that we can restart, rework, recomplete, and which have proven un-drilled potential to produce oil and natural gas.. In this manner, our strategy involves acquiring existing infrastructure from historic operations. Deployment of current modern technology to enhance recompletions and drilling in previously undeveloped or underdeveloped areas is part of our strategy to enhance the value of acquired properties.

We will continue to conduct the foregoing activities with the proceeds from this offering while seeking new acquisition candidates for our strategy. Our management’s years of experience and knowledge of the oil and natural gas industry lead us to believe that there are an abundance of additional good prospects available where operations were suspended or assets seized by lenders during prior oil and natural gas price declines that made those fields uneconomical that have either been overlooked or are not big enough for larger companies to pursue. In the process of identifying these prospects, we will utilize the expertise of our team and outsource to the highest caliber contract engineering firms available to evaluate and develop our prospects.

Production and Reserve Overview

On February 17, 2022, the Company entered into a Purchase and Sale Agreement with Progressive to acquire certain oil and gas assets in Oklahoma (the “Logan Project”). The Company engaged Liquid Gold Technologies, Inc. (“LGT”) to evaluate and deliver a Certified SEC Reserves and Valuation Report of the Logan Project, which was replaced and supplanted with the Evaluation of the selected leases in Logan County, OK Reserves and Valuations dated October 14, 2023, effective December 31, 2022, referenced in this prospectus as the “Report”. According to the Report, the Logan Project contained proven net reserves (including producing and non-producing) of 448,800 mcf of gas and 68,460 barrels of oil. In addition, the Logan Project contained additional probable reserves (all non-producing or undeveloped) of 4,732,340 mcf of gas and 1,428,980 barrels of oil.

Since closing the Logan Project, the Company has been engaged in an active leasing and quiet title program to recover any leases that had lapsed or were otherwise not conveyable by Progressive under the terms of the Purchase and Sale Agreement. An additional five wells have been restarted, raising the total number of producing wells in the field to ten, resulting in a production increase.

The Company sells oil and natural gas on the spot market. It does not have any contractual price nor any delivery commitments. The Company does not have any hedges currently in place. It will explore these and other options for selling its products once volumes have increased.

The Company pumper gauges oil production into the tanks on a daily basis, and gas production is metered by the purchaser. The Company tracks the daily oil production and reconciles this with the sold oil volumes as an internal control. The resulting data record of the oil and gas production is submitted to an independent engineer for reserve estimation of the Proved Developed Producing (PDP) category. The Company does not conduct internal reserve estimation of PDP at this time.

The Company conducts an internal estimation of “Behind Pipe” reserves based on petrophysical log analysis. These estimates are performed by our President, Jay Leaver.  Mr. Leaver holds a Bachelor of Science degree in Geological Engineering from the Colorado School of Mines, and utilizes the “JLog” software of Bowler Geophysical. The results are then shared with the independent engineer, who performs his own analysis and on that basis estimates likely recovery and associated risk (Proved vs. Probable vs. Possible) for the Behind-Pipe reserves.  As defined by the Society of Petroleum Engineers, Behind-Pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

For “Undeveloped” reserve estimation, the Company conducts an internal evaluation of geological controls, mapping reservoir thickness, net porosity, water saturation, and any other parameters that impact results. This work is also performed by Mr. Leaver. These maps are then shared with the independent engineer, who conducts his own analysis and on that basis estimates likely recovery and associated risk (Proved vs. Probable vs. Possible) for the Undeveloped reserves. As defined by the Society of Petroleum Engineers, Undeveloped reserves are expected to be recovered: (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.

The Company uses personnel of LGT for reserve estimates in accordance with SEC guidelines. Dr. Robert Miles, lead engineer of LGT, holds a Bachelor of Science with distinction from the US Naval Academy, and Masters of Science and PhD degrees in Material Physics from the California Institute of Technology (Caltech). Mr. Joseph Rochefort, who received his M.S. in Geology from Texas Tech University, and his B.S. in Geophysics and Geology from Texas Christian University, also performs services for the Company.  Mr. Rochefort is a certified Petroleum Geologist and certified Petroleum Geophysicist. The Company uses their reports as a guide for size and timing of planned expenditures. It should be noted on the most recent report that the size of the reserves is largely determined by yet-to-be drilled horizontal wells in the Woodford Shale. The upside potential provided by the Woodford opportunity drove the decision to purchase this project, rather than the known low, late-stage production from the existing wells.

The categories of proved, probable and possible reserves have different levels of certainty, it is not appropriate to sum up the individual deterministic estimates for these reserves into one total reserve estimate. The individual estimates for each category are disclosed as separate estimates, with the difference in certainty for each estimate and therefore the related future cash flows have not been adjusted for risk due to that uncertainty, and therefore they may not be comparable with each other and should not be summed arithmetically with each other. See “Cautionary Note to US Investors.”

Geological and geophysical

We may engage detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising drilling sites within our leases. Drilling fresh wells without guidance of seismic may risk drilling into an unknown fault zone and potentially losing the well in the event circulation is lost and cannot be restored. 3D seismic is especially important for guiding laterals of a horizontal drilling program: without seismic guidance, there is an increased risk of either running into a fault or simply straying out of the optimal pay zone, resulting in a sub-par or possibly sub-economic well. Additionally, advanced geostatistical techniques enable 3D seismic and modern downhole logs to be used to more accurately map reservoirs and reservoir compartments. The Company is reviewing the cost of 3D seismic, both in terms of dollars and time, to determine whether it is prudent to acquire a survey prior to drilling up to eight horizontal Woodford laterals. With the relatively small acreage block in the Logan Project, we may not be able to permit a large enough survey to acquire good data.

Geological interpretation is based upon data recovered from existing oil and natural gas wells in an area and other sources. Such information is either purchased from the company that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, we can construct a picture of rock layers in the area. We will have access to the well logs and decline curves from existing operating wells. Well logs allow us to calculate an original oil or gas volume in place while decline curves from production history allow us to calculate remaining proved producing reserves.

Market for Oil and Natural Gas Production

The market for oil and natural gas production is regulated by both the state and federal governments. Although the overall market is mature, producers are able to market their oil and natural gas through negotiations with purchasers in the area . The purchasers in the area will purchase all crude oil offered for sale at posted field prices, subject to adjustments for quality differences, volume incentives and other variances. The price adjustments for quality differences are based on the benchmark which is Saudi Arabian light crude oil on which Organization of the Petroleum Exporting Countries (“OPEC”) price changes have been based. Quality variances from benchmark crude may result in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick up the oil at the well site. In some instances, there may be deductions for transportation from the well head to the sales point. At this time, the majority of crude oil purchasers do not charge transportation fees unless the well is outside their service area. The purchaser or oil gatherer will sometimes handle check disbursements to both the working interest and royalty owners. If the purchasers will not handle the check disbursements (as is the case at the Logan Project), we will have to do so or contract with a third party to handle the payments and processing, we are a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and overriding royalty owners receive a percentage of gross oil production from a well and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we will be paying the expenses for the oil and natural gas revenues paid to the royalty and overriding royalty interests. This is standard procedure in the industry.

Gas sales are made by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous month's sales. The operator is usually responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Price will fluctuate with the seasons and the general market conditions. As our production levels grow, we intend to enter into price risk management financial instruments (derivatives) to reduce our exposure to short-term fluctuations in the price of natural gas and oil and to protect our return on investments. The derivative contracts apply only to a portion of our natural gas and oil production, provide only partial price protection against declines in natural gas and oil prices and may limit the benefit of future increases in natural gas and oil prices. We do not anticipate any significant change in the manner production is purchased; however, no assurance can be given at this time that such changes will not occur.

The Company, through its wholly-owned subsidiary, AETO , is a party to a Crude Oil Purchase Agreement with Energy Transfer Crude Marketing LLC, or ETC, dated June 7, 2022, pursuant to which the Company sells to ETC all crude oil produced from the Logan Project. The price for the crude oil based on the weighted average price of West Texas Intermediate crude for the trade month, and valued in the trade as Sunoco OK SW crude. The term of the agreement is month-to-month and may be terminated by either party upon 30 days advance written notice.

The Company is a party to a Gathering and Processing Agreement with ETC Pipeline, Ltd., dated August 1, 2022, pursuant to which ETC Pipeline LTD provides certain gathering, processing and related services with respect to gas produced by the Company. The agreement provides that the fees for such services will be set forth in a transaction confirmation to be entered into with respect to the provision of specific services. The term of the Agreement is month-to-month and may be terminated by either party upon 60 days advance written notice.

Seasonality

Winter weather conditions and lease stipulations can limit or temporarily halt the drilling and producing activities of our operating partners and other oil and natural gas operations. These constraints and the resulting shortages or high costs could delay or temporarily halt the operations of our operating partners and materially increase our operating and capital costs. Such seasonal anomalies can also pose challenges for meeting well drilling objectives and may increase competition for equipment, supplies and personnel during the spring and summer months, which could lead to shortages and increase costs or delay or temporarily halt our operating partners’ operations.

Insurance

We maintain insurance coverage at levels and on terms and conditions that we believe to be customary in the oil and natural gas industry. We maintain coverage for commercial general, automobile, and umbrella insurance up to $3,000,000 and for well control, $5,000,000.

Competition

The oil and natural gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore have greater leverage in acquiring prospects, hiring personnel and marketing oil and natural gas. In addition, larger companies operating in the same area may be willing or able to offer oil and natural gas at a lower price.

We compete in Oklahoma with over 500 independent companies and approximately 40 significant independent operators including Marathon Oil, Devon Energy, Pioneer Natural Resources, and Mewbourne Oil Company in addition to over 450 smaller operations with no single producer dominating the area. Major operators such as ExxonMobil, Shell Oil, ConocoPhillips, and others that are considered major players in the oil and natural gas industry retain significant interests in Oklahoma.

We believe that we can successfully compete against other independent companies by utilizing the expertise of our staff and consultants familiar with the structures to be developed, maintaining low corporate overhead and otherwise efficiently developing current lease interests.

Government Regulation

The production and sale of oil and natural gas is subject to regulation by state, federal and local authorities. There are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and natural gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic and crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be re-imposed in the future but when, if ever, such reimposition might occur and the effect thereof is unknown.

Our operations are subject to extensive and continually changing regulation because of legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

Transportation and Sale

We can make sales of oil, natural gas and condensate at market prices, which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates:

●	the construction of natural gas pipeline facilities, and
●	the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and FERC from 1985 to the present. In addition, Federal regulation to improve the safety of existing pipeline infrastructure by replacement could increase the cost of interstate transportation. FERC’s 2022 review of its policies relating to natural gas pipeline infrastructure could ultimately increase the cost of approving new interstate capacity or delay new interstate capacity being constructed. These changes affect the economics of natural gas production, transportation and sales. FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to FERC's jurisdiction. The most notable of these are natural gas transmission companies.

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete. FERC does not regulate the construction of oil and natural gas liquids pipeline facilities, which is left to the states.

Drilling and Production.

Our anticipated drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

●	the amounts and types of substances and materials that may be released into the environment;
●	the discharge and disposition of waste materials,
●	the reclamation and abandonment of wells and facility sites, and
●	the remediation of contaminated sites, and require:
●	permits for drilling operations,
●	drilling bonds, and
●	reports concerning operations.

Environmental Regulations

General. Our operations are affected by various state, local and federal environmental laws and regulations, including the:

●	Clean Air Act,
●	Oil Pollution Act of 1990,
●	Federal Water Pollution Control Act,
●	Resource Conservation and Recovery Act ("RCRA"),
●	Toxic Substances Control Act, and
●	Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA").

These laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

●	drilling,
●	development and production operations,
●	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and
●	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

●	unit production expenses primarily related to the control and limitation of air emissions and
●	the disposal of produced water,
●

capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

●	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on our operations.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the cleanup of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

●	a "generator" or "transporter" of hazardous waste, or
●	an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as nonhazardous waste. As a result, we will not be subject to many of RCRA's requirements because our operations will probably generate minimal quantities of hazardous wastes.

CERCLA, also known as "Superfund," imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include:

●	the "owner" or "operator" of the site where hazardous substances have been released, and
●	companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we could generate waste that may fall within CERCLA's definition of a "hazardous substance." As a result, we may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed. Under such law we could be required to:

●	remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,
●	clean up contaminated property, including contaminated groundwater, or
●	perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

Climate Change.  Significant studies and research have been devoted to climate change, and climate change has developed into a major political issue in the United States and globally.  Certain research suggests that greenhouse gas emissions contribute to climate change and pose a threat to the environment.  Recent scientific research and political debate has focused in part on carbon dioxide and methane incidental to oil and natural gas exploration and production.

In the United States, no comprehensive federal climate change legislation has been implemented to date but the current administration has indicated willingness to pursue new climate change legislation, executive actions or other regulatory initiatives to limit greenhouse gas (“GHG”) emissions. These include rejoining the Paris Agreement treaty on climate change, several executive orders to address climate change, the U.S. Methane Emissions Reduction Action Plan, and a commitment to cut greenhouse gas emissions 50-52 percent of 2005 levels by 2030. Further, legislative and regulatory initiatives are underway to that purpose. The U.S. Congress has considered legislation that would control GHG emissions through a “cap and trade” program and several states have already implemented programs to reduce GHG emissions.  The U.S. Supreme Court determined that GHG emissions fall within the CAA definition of an “air pollutant.” Recent litigation has held that if a source was subject to Prevention of Significant Deterioration (“PSD”) or Title V based on emissions of conventional pollutants like sulfur dioxide, particulates, nitrogen dioxide, carbon monoxide, ozone or lead, then the EPA could also require the source to control GHG emissions and the source would have to install Best Available Control Technology to do so.  As a result, a source may still have to control GHG emissions if it is an otherwise regulated source.

In 2014, Colorado was the first state in the nation to adopt rules to control methane emissions from oil and natural gas facilities. In 2016, the EPA revised and expanded NSPS to include final rules to curb emissions of methane, a greenhouse gas, from new, reconstructed and modified oil and natural gas sources. Previously, already existing NSPS regulated VOCs, and controlling VOCs also had the effect of controlling methane, because natural gas leaks emit both compounds. However, by explicitly regulating methane as a separate air pollutant, the 2016 regulations were a statutory predicate to propose regulating emissions from existing oil and natural gas facilities. In September 2020, EPA made technical and policy changes to the methane rules that limited the scope of the rules. In 2021, President Biden issued Executive Order 13990, Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis. In furtherance of this EO, EPA on November 2, 2021 proposed rules to regulate methane emissions from the oil and natural gas industry, including, for the first time, reductions from certain upstream and midstream existing oil and natural gas sources. These regulations also expanded controls to reduce methane emissions, such as enhancement of leak detection and repair provisions. The Pipeline and Hazardous Materials Safety Administration (“PHMSA”) and the Department of Interior continue to focus on regulatory initiatives to control methane emissions from upstream and midstream equipment. To the extent that these regulations or initiatives remain in place and to the extent that our third-party operating partners are required to further control methane emissions, such controls could impact our business.

In addition, our third-party operating partners are required to report their GHG emissions under CAA rules.  Because regulation of GHG emissions continues to evolve, further regulatory, legislative and judicial developments are likely to occur.  Such developments may affect how these GHG initiatives will impact us.  Moreover, while the U.S. Supreme Court held in its 2011 decision American Electric Power Co. v. Connecticut that, with respect to claims concerning GHG emissions, the federal common law of nuisance was displaced by the CAA, the Court left open the question of whether tort claims against sources of GHG emissions alleging property damage may proceed under state common law. There thus remains some litigation risk for such claims.  Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.

Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy.  To the extent that our products are competing with higher GHG emitting energy sources, our products would become more desirable in the market with more stringent limitations on GHG emissions.  To the extent that our products are competing with lower GHG emitting energy sources such as solar and wind, our products would become less desirable in the market with more stringent limitations on GHG emissions.  We cannot predict with any certainty at this time how these possibilities may affect our operations.

The majority of scientific studies on climate change suggest that extreme weather conditions and other risks may occur in the future in the areas where we operate, although the scientific studies are not unanimous.  Although operators may take steps to mitigate any such risks, no assurance can be given that they will not have a material adverse effect on our business.

Employees

As of December 1, 2022, we have three contractors, Jay Leaver, our President, Lacie Kellogg, our CFO, Jeffrey Wright, a contract field operations officer, and zero employees.

PROPERTIES

Our principal executive office is located at 14143 Denver West Parkway, Suite 100, Golden, CO 80401, where we rent a virtual office from an unrelated third party, on a month-to-month basis, for a nominal amount. The services provided include telephone answering, mail receipt, and paid access to conference rooms. We do not believe that we will need to maintain a physical office at any time in the foreseeable future in order to carry out our plan of operations described herein.

MANAGEMENT

The following table presents information with respect to our officers and directors as of the date of this prospectus:

Name and Address	Position(s)

Jay Leaver	President
Lacie Kellogg	Chief Financial Officer and Director
Robert J. Flynn, Jr	Chairman of the Board
Mark S. Timm	Director
Isaac Dietrich	Director
Jeffrey Wright	Contract Field Operations Officer

Jay Leaver, 59, President since 2020. From 1995 to present, Mr. Leaver served as President and geologist of Leaverite Exploration Inc., a consulting firm specializing in oil and natural gas and mineral exploration, which served as a consultant to the Company since 2019. Mr. Leaver also served as President of Visionary Resources, LLC, a prospect generation firm, since 2017; Chicorica, LLC, a prospect generation firm, since 2015 to present, RA Gallery, LLC, a remote sensing data repository, since 2017, Haycorn Research Ltd., a remote sensing data repository, since 2018, Rubicon Exploration, LLC, a mineral exploration company, since 2008, Mrs. Hudson Lodgings, LTD, a real estate and rental company, since 2020, and as managing member of Torrent Oil & Gas, LLC and Orogen Oil & Gas LLC, a prospect holding company, since 2022. From 2009 to 2012 Mr. Leaver held various positions with Sun River Energy. Mr. Leaver also worked for Thomasson Partner Associates, Inc. in the US and Australia from 2006-2010 where he served as Vice President – Geoscience and Executive Vice President. Mr. Leaver received a B.S. degree in Geological Engineering from the Colorado School of Mines in 1986. Mr. Leaver is a member of the AAPG, GSA, SPE and SEG associations, including serving as Secretary of the Rocky Mountain Association of Geologists.

Lacie Kellogg, 59, Chief Financial Officer since July 11, 2022 and director since 2018. Ms. Kellogg is a consultant for Accounting Solutions and Services, LLC and has 37 years of accounting experience, 28 of which are in the Oil and natural gas industry. Her experience is in the areas of Financial Reporting, Audit, Operations Accounting and Software Implementation. Ms. Kellogg earned her BBA from the University of Houston in 1986 and has worked with Carrizo Oil and natural gas, Aurora Oil & Gas, an Australian based company, and as a private consultant in the energy field. She is a member of COPAS (Council of Petroleum Accountants Society) and is active in the local chapter previously holding Audit and Financial Reporting committee Chairs. Ms. Kellogg serves on the board of directors of TCI Acquisition Company Inc. and is interim Chief Financial Officer of Surgical Safety Scanner, Inc. Ms. Kellogg was appointed to the Board of Directors based upon her experience in accounting and financial reporting in the oil and natural gas industry.

Robert J. Flynn, Jr., Esq., 78, director since 2017, is a member of the District of Columbia bar. From 1982 – present served as principal in the Law Office of Robert J. Flynn, Jr., and previously was employed in private practice, and as Assistant Attorney General for the District of Columbia and Captain, U.S. Army. Mr. Flynn received a J.D degree from the Georgetown Law Center in 1968 and a L.L.M from the George Washington National Law School in 1973. Mr. Flynn also attended the Georgetown University School of Foreign Service and earned a B.S.F.S. in 1965. Mr. Flynn is a director of IntreOrg Systems, Inc., and TCI Acquisition Company, Inc. Mr. Flynn was appointed to the Board of Directors based upon his experience in regulatory compliance matters and management skills.

Mark Timm, 51, director since 2022. From 2008-2022 Mr. Timm served as CEO of Timm Investments, LLC and from 1996-2016 as CEO of Cottage Garden, Inc. From 2017 - 2019 Mr. Timm was owner and Chief Marketing Officer of Sincerely Hers, Inc. Since 2020 Mr. Timm served on the board of directors of Hapbee Technologies (OTCQB:HAPBF), Vancouver, Canada and also serves on the board of directors of Eco Integrated Technologies, TrendTek Bio, Inc. Gravy Stack Incorporated and IntegriMedical LLC. Mr. Timm also serves on the board of directors of TCI Entertainment, Inc. and Surgical Safety Scanner, Inc. Mr. Timm is the author of Mentor to Millions and has started more than a dozen companies. Mr. Timm received a B.S. degree from the University of Maryland in 1993. Mr. Timm was appointed to the Board of Directors based upon his experience as an entrepreneur, board of director experience, finance and M&A.

Isaac Dietrich, 31, director since February 2023. From April 2013 to present, Mr. Dietrich has held various positions including Chairman of the Board, Chief Executive Officer and Chief Financial Officer, with Greenwave Technology Solutions, Inc. (NASDAQ:GWAV), formerly known as MassRoots, Inc. From September 2022 to present, Mr. Dietrich has served as the Director of Finance of Thumzup Media Corporation (OTCQB:TZUP). Mr. Dietrich was appointed to the Board of Directors based upon his board of director experience and experience in management.

Jeffrey Wright, 40, has served as a Field Manager for the Company since October 15, 2022. Mr. Wright has over 16 years in the oil, gas and energy sectors. He has worked at Matador Wellsite Consulting, LLC since 2020. Prior to that, we worked at Contango Oil & Gas, White Star Petroleum and Devon Energy. Mr. Wright received a B.A. degree from Angelo State University in 2004.

Board of Directors

On April 2, 2023, the Company’s shareholders elected four directors as listed herein to serve from date of election for a one-year term and until their successors are duly elected and qualified.

Board of Directors Agreements

Each of our directors is subject to a board of directors agreement (the “Board Agreements”) and indemnification agreement (the “Indemnification Agreements”).

Under the Board Agreements, directors shall serve for a period of one year and for so long as a director is re-elected as a member of the Board of Directors by the shareholders of the Company. The Board Agreements provide for compensation in the form of Director’s Fees, as described below, and that Directors are required to attend and participate in all Board meetings in a quarter in order to receive full compensation, which will be adjusted, pro-rata, in the event of non-attendance, plus reimbursement of expenses. Directors may be removed in accordance with the Company’s Articles of Incorporation, by-laws and applicable law. Upon termination, all compensation and expenses owed the Director shall be paid and the Director’s Agreement terminated. Directors are required to maintain confidentiality of Company and third-party proprietary information and to return Company property upon termination. The Board Agreements provide for a separate indemnification agreement to be entered into in connection with board service. Under the Indemnification Agreements, the Company agrees to hold harmless and indemnify the director to the fullest extent permitted by law, and to reimburse the indemnitee for expenses if successful in a proceeding. No indemnification shall be made in respect of any claim, issue or matter as to which the indemnitee shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement, unless and only to the extent that the court in which the proceeding was brought or other court of competent jurisdiction shall determine that in view of all the circumstances in the case, indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Whether or not indemnification is available, in respect of any proceeding in which the Company is jointly liable with indemnitee (or would be if joined in such proceeding), the Company shall pay the entire amount of any judgment or settlement of such proceeding without requiring Indemnitee to contribute to such payment and the Company waives and relinquishes any right of contribution it may have against an indemnitee. The Company shall not enter into any settlement of any proceeding in which the Company is jointly liable with indemnitee (or would be if joined in such proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

Each of Mr. Flynn, Mr. Timm and Mr. Dietrich are deemed “independent” as such term is defined by Rule 803 of the NYSE American Stock Exchange. There are no family relationship between the directors and any of our other officers and directors.

On February 24, 2023, the Company adopted a Board of Directors compensation plan (the “Directors Plan”) providing for awards to be made under the plan to replace the previous director compensation plan which had provided for monthly grants to non-employee directors of 4,000 shares of restricted Common Stock per month. Under the new plan, each director shall receive compensation for their service on the Board and receive reimbursements for certain expenses in accordance with the Company’s reimbursement policy. Until the Company’s common stock is listed on a national securities exchange, each non-employee director shall receive options to purchase shares of common stock valued at $150,000 by the Black-Scholes pricing model on an annual basis, payable quarterly, with an exercise price equal to the closing price of the Company’s common stock on the last business day of the quarter. The Chairman of each of the Audit, Compensation, and Nomination and Corporate Governance Committees shall receive additional options to purchase shares of the Company’s common stock valued at $18,000, $18,000, and $10,000, respectively, by the Black-Scholes pricing model annually, payable quarterly, with an exercise price equal to the closing price of the Company’s common stock on the last business day of the quarter. Upon the Company’s common stock being listed on a national securities exchange, each non-employee director shall receive (i) cash compensation of $70,000 annually, payable quarterly, in addition to (ii) options to purchase shares of the Company’s common stock valued at $80,000 by the Black-Scholes pricing model on an annual basis, payable quarterly, with an exercise price equal to the closing price of the Company’s Common stock on the last business day of the quarter. The Chairman of each of the Audit, Compensation and Nomination and Corporate Governance Committees shall receive additional cash compensation of $18,000, $18,000, and $10,000, respectively, on an annual basis, payable quarterly. The awards will be issued under and subject to the 2022 Plan and have a term of ten years.

Each director is required to attend every meeting of the Company’s Board and the respective Board committees on which they serve. If a director is not able to attend a meeting, their quarterly compensation amounts shall be adjusted pro-rata based on the number of meetings attended divided by the total number of meetings held.

Director Compensation – December 31, 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert J. Flynn (3)	-	48,000	-	48,000
Lacie Kellogg (4)	55,432	48,000	-	103,432
Richard M. Nummi (5)	-	48,000	-	48,000
Mark Timm	-	-	-	-
John Lepin (6)	25,250	-	-	25.250

(1) Represents compensation as a director awards of common stock through December 31, 2022. Thereafter, director equity will be awarded under the Director Plan.

(2) None.

(3) Mr. Flynn’s compensation was paid pursuant to a Board of Directors Agreement between the Company and Mr. Flynn dated as of October 1, 2018 under which he is entitled to receive an annual fee at the rate of $24,000 payable $2,000 per month through the issuance of shares of stock at a value of $0.50 per share, plus reimbursement of expenses. The Board of Directors Agreement is for one year period and renews annually, for so long as Mr. Flynn is elected as a member of the Board of Directors by the shareholders of the Company.

(4) Ms. Kellogg’s compensation was paid pursuant to a Board of Directors Agreement between the Company and Ms. Kellogg dated as of February 27, 2018 under which she is entitled to receive an annual fee at the rate of $24,000 payable $2,000 per month through the issuance of shares of stock at a value of $0.50 per share, plus reimbursement of expenses. The Board of Directors Agreement is for one year period and renews annually, for so long as Ms. Kellogg is elected as a member of the Board of Directors by the shareholders of the Company. Excludes amounts paid as executive compensation. See “Executive Compensation”. During May 2023, Ms. Kellogg entered into a new Directors Agreement and Indemnification Agreement with the Company. See “Board of Directors Agreements”

(5) Through April 27, 2023. Mr. Nummi’s compensation was paid pursuant to a Board of Directors Agreement between the Company and Mr. Nummi  under which he is entitled to receive an annual fee at the rate of $24,000 payable $2,000 per month through the issuance of shares of stock at a value of $0.50 per share, plus reimbursement of expenses. Mr. Nummi declined to stand for re-election as a director in connection with the Company’s 2023 Annual Meeting of Shareholders.

(6) Through April 8, 2022.

Committees of the Board

On April 27, 2023, the Board of Directors re-established a Nominating and Corporate Governance Committee and Compensation Committees and on April 27, 2023, each of Mr. Flynn, Ms. Kellogg Mr. Timm were appointed to serve as a member of each committee. Mr. Flynn serves as chairman of the Nominating and Corporate Governance Committee, Mr. Timm serves as chairman of the Compensation committee and Mr. Flynn serves as Chairman of the Board of Directors.

Audit Committee

Mr. Dietrich, Mr. Flynn, and Mr. Timm serve as members of the Audit Committee and Mr. Dietrich serves as chair of the Committee.  Mr. Dietrich serves as “audit committee financial expert,” as defined under the applicable rules of the SEC.

Our Audit Committee has the responsibility for, among other things, (i) selecting, retaining and overseeing our independent registered public accounting firm, (ii) obtaining and reviewing a report by independent auditors that describe the accounting firm’s internal quality control, and any materials issues or relationships that may impact the auditors, (iii) reviewing and discussing with the independent auditors standards and responsibilities, strategy, scope and timing of audits, any significant risks, and results, (iv) ensuring the integrity of the Company’s financial statements, (v) reviewing and discussing with the Company’s independent auditors any other matters required to be discussed by PCAOB Auditing Standard No. 1301, (vi) reviewing, approving and overseeing any transaction between the Company and any related person and any other potential conflict of interest situations, (vii) overseeing the Company’s internal audit department, (viii) reviewing, approving and overseeing related party transactions, and (ix) establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee

Mr. Flynn, Mr. Timm and Ms. Kellogg shall serve as members of the Nominating and Corporate Governance Committee and Mr. Flynn serves as chair of the Committee.

Our Nominating and Corporate Governance Committee has the responsibility relating to assisting the Board in, among other things, (i) identifying and screening individuals qualified to become members of our board of directors, consistent with criteria approved by our Board of Directors, (ii) recommending to the Board the approval of nominees for director, (ii) developing and recommending to our board of directors a set of corporate governance guidelines, and (iv) overseeing the evaluation of our board of director.

Compensation and Management Development Committee

Mr. Flynn, Mr. Timm and Ms. Kellogg serve as members of the Compensation Committee and Mr. Timm serves as chair of the Committee.

Our Compensation Committee has the responsibility for, among other things, (i) reviewing and approving the chief executive officer’s compensation based on an evaluation in light of corporate goals and objectives, (ii) reviewing and recommending to the Board the compensation of all other executive officers, (iii) reviewing and recommending to the Board incentive compensation plans and equity plans, (iv) reviewing and discussing with management the Company’s Compensation Discussion and Analysis and related information to be included in the annual report on Form 10-K and proxy statements.

Code of Business Conduct and Ethics

We have adopted a written Code of Ethics and Business Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon our listing on the NYSE American Stock Exchange, our Code of Ethics and Business Conduct will be available under the Corporate Governance section of our website at www.truleum.com. In addition, we intend to post on our website all disclosures that are required by law or the rules of the NYSE American concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Family Relationships

There are no family relationships among any of our officers or directors.

Executive Compensation

The following table provides information regarding the compensation earned for the years ended December 31, 2022 and 2021, for (i) all individuals serving as our principal executive officer or acting in a similar capacity during 2022 (“PEO”), and (ii) all individuals serving as our principal financial officer or acting in a similar capacity during 2022 (“PEO”):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Award(s) ($)(3)	Option Awards ($)	Warrant Awards	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Jay Leaver, President (1)	2022	60,000	-	-	-	-	-	-	-	60,000
	2021	-	-	-	-	-	-	-	-	-

John Lepin (2)	2022	25,250	-	-	-	-	-	-	-	25,250
	2021	144,000	-	73,000	-	-	-	-	9,000	226,000

Lacie Kellogg, Chief Financial Officer	2022	55,432	-	48,000	-	-	-	-	-	103,432
	2021	-	-	48,000	-	-	-	-	-	48,000

(1)

Mr. Leaver’s compensation was paid pursuant to a Consultant Engagement Agreement between the Company and Mr. Leaver dated as of June 1, 2020, pursuant to which Mr. Leaver serves as President of the Company.

(2)	Mr. Lepin served as Chief Financial Officer and a director through April 8, 2022.
(3)	Excludes compensation payable in the form of Directors Fees. See “Director Compensation”.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

Management Agreements

Jay Leaver, our President, acting in his capacity as representative of Leaverite Exploration, Inc., is a party to a Consultant Engagement Agreement with the Company, dated June 1, 2020, pursuant to which he serves as President of the Company on an independent contractor basis. Under the terms of the Consulting Agreement Mr. Leaver is entitled to receive $10,000 per month as a consulting fee, plus reimbursement of expenses. Pursuant to the Agreement, the services Mr. Leaver provides to the Company will constitute at a maximum, 50% of his time. The Agreement renews annually provided that either party may terminate the Agreement by giving the other party 15 days written notice. Mr. Leaver is also entitled to indemnification against claims, actions, liabilities, costs, expenses, including attorney fees, arising in connection with possession use or advice or other services provided under the Agreement.

The Company is a party to a Consultant Engagement Agreement with Matador Wellsite Consulting, LLC (“Matador”), dated October 15, 2022, pursuant to which Jeffrey Wright, the manager of Matador, advises the Company with respect to energy operations, project development, and oil field management. The Agreement provides that the Company pay Matador $10,000 per month as a consulting fee and issues 2,000 shares of its common stock per month to Jeffrey Wright. The Agreement has an initial term of 12 months after which it renews monthly unless terminated by the parties. Either party may terminate the Agreement by giving the other party 15 days written notice.

Ms. Kellogg, our Chief Financial Officer, is party to a Board of Directors Agreement dated as of March 1, 2023. See “Board of Directors Agreements”.

The Company entered into an Employment Agreement with John Lepin, dated October 27, 2018, pursuant which Mr. Lepin served as President and Chief Financial Officer of the Company. Pursuant to the Agreement, Mr. Lepin received a monthly salary of $10,000 and a stock bonus. Mr. Lepin resigned as director, officer and employee of the Company on April 8, 2022.

Except for the foregoing, no current executive officer of the Company has, as of the date of this prospectus, entered into an employment agreement with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The Company is a party to Consulting Agreement with Fidare Consulting Group, LLC (“Fidare”), dated September 2, 2022, pursuant to which Fidare advises the Company regarding corporate structuring, strategic planning and compliance issues. Fidare is an affiliate of AEI Acquisition Company, LLC which is the controlling stockholder of the Company. Under the terms of the Consulting Agreement, the Company pays Fidare $15,000 per month for services provided thereunder and reimburses Fidare for pre-approved expenses. The term of the Consulting Agreement is 12 months and renews automatically thereafter on a month-to-month basis.

The Company receives advances from time to time from affiliates of a significant stockholder. As of December 31, 2022, the Company repaid $10,000 of advances and $413,206 of advances were exchanged for 7.25% Senior Secured Convertible Notes due December 31, 2024 (the “AEI Note”).

On June 1, 2021, the Company entered into a convertible credit line with a related party, AEI Acquisition Company, LLC, the owner of 74% of the Company’s common stock, which provides for up to $1,500,000 of advances. The outstanding principal amount accrues interest at a rate of 7% per annum and is convertible into shares of common stock at a rate equal to the lesser of (i) $1.50 per share or (ii) the closing price on the common stock on the primary trading market for our common stock on the day immediately preceding the date of conversion.  On February 11, 2023, the convertible credit line was amended to provide for a fixed conversion rate of $1.50 per share on any amount of principal or interest converted and on May 31, 2023 further amended to extend the maturity date to December 31, 2023. Under the terms of the convertible credit line, the Company may borrow and AEI Acquisition Company, LLC may advance funds through December 31, 2023. The outstanding principal balance on the convertible credit line as of September 30, 2023 and December 31, 2022 was $490,330 and $0 respectively. The amount of principal paid under the convertible credit line during fiscal year 2021 and 2020, was $168,328 and $0, respectively. The amount of interest paid during fiscal year 2021 and 2020, respectively was $53,274 and $0 and the applicable interest rate was 7% per annum. Upon the closing of this offering, any amounts due under the convertible credit line will be paid in full from the proceeds and the credit line will be terminated.

The Company was a party to a Consultant Engagement Agreement with Kelloff Oil and Natural Gas, LLC, dated April 1, 2021, pursuant to which Joe Kelloff served as interim Senior Vice President of the Company. Pursuant to the Agreement, Mr. Kelloff received a monthly salary of $10,000 and a stock bonus. Mr. Kelloff resigned as an officer and employee of the Company on August 14, 2021.

Accounts Payable and Accrued Expenses - Related Parties

As of June 30, 2023 and December 31, 2022, there was $30,000  and $328,375 of accounts payable related parties, respectively, which consisted of balances due to Leaverite Exploration, Inc. d/b/a Leaverite Consulting (“Leaverite Exploration”), a corporation wholly-owned by our President, Jay Leaver pursuant to a consulting agreement. On April 10, 2023, the Company issued 70,852 shares of common stock valued at $5.00 per share to settle outstanding consulting invoices in the amount of $354,260 owed to Jay Leaver, President.

Senior Secured Convertible Notes Payable – Related Parties

On December 3, 2020, the Company issued a $65,000 principal amount promissory note to Jay Leaver, our President. The unsecured note matured three years from date of issuance and bears interest at a rate of 5% per annum. As of December 31, 2021, the note payable had unpaid accrued interest in the amount of $13,003. On February 23, 2022, the promissory note was amended to a principal amount of $406,750, which included the original $65,000 plus additional advances of $325,580, and accrued interest of $16,170. In February 2022, Mr. Leaver advanced an additional $500,000 to the Company. On February 25, 2022, Mr. Leaver’s $406,750 promissory note and $500,000 advance were assigned to 20 Shekels, Inc, a corporation wholly-owned by Marshwiggle, LLC, a limited liability company jointly owned by Mr. Leaver and his spouse and on February 25, 2022 the Company issued $906,750 of its secured senior secured convertible notes due  February 24, 2024, bearing interest at a rate of 7.25% per annum in exchange for the prior obligations (the “Shekels Note”). The Shekel Note bore interest at 7.25% and subsequently was exchanged for 7.25% Senior Secured Convertible Notes due December 31, 2024.

The Company has received advances from time to time from affiliates of a significant stockholder. As of December 31, 2022, the Company repaid $10,000 of advances and $413,206 of advances were exchanged for 7.25% Senior Secured Convertible Notes due December 31, 2024 (the “AEI Note”).

On December 31, 2022, the Company entered into an Exchange Agreement with AEI Management, Inc. and 20 Shekels, Inc. pursuant to which each of the 20 Shekels Note and the AEI Note were exchanged for 7.25% Notes maturing December 31, 2024. The 7.25% Notes are convertible at any time after the date of issuance into shares of the Company’s common stock at a fixed conversion price of $5.00 per share. Obligations under the 7.25% Notes are secured by the Logan Project’s assets, other than leases.

Under the terms of the Exchange Agreement, 20 Shekels, Inc. was issued $906,754 of 7.25% Notes and AEI Management Inc. was issued $413,206 of 7.25% Notes.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of our common stock as of June 1, 2023 known by us through transfer agent records, held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act.  To our knowledge and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable.  Percentage ownership is based on 21,724,178 shares of Common Stock outstanding as of June 30, 2023.

	Common Stock (1)		Post closing		Post closing
Name of Beneficial Owner	Shares	% (2)(3)	Shares		%
Directors and Executive Officers
Named Executive Officers:
Jay Leaver, President (5)	252,202	*	*
Lacie Kellogg, Chief Financial Officer, and director	244,000	*	*

Non-Employee Directors:
Robert J. Flynn, Chairman	216,000	*	*
Isaac Deitrich	--		--
Mark Timm (4)	10,000	*	*

Officers and Directors as a Group:
(5 persons):	722,202	3%		%
5% Stockholders:
Harry McMillan (6)
	15,880,201	73%

Total:	16,604,403

* **	Represents less than 1%. Through June 30, 2023.
(1)	Each director, officer and 5% holder maintains sole voting and investment power over the shares reported, unless otherwise noted.
(2)	Percent of class based on 21,724,178 shares of common stock outstanding as of June 30, 2023.
(3)

Excludes with respect to Jay Leaver and Mark Timm, a 3.6% and 2.7% membership interest in AEI Acquisition Company, LLC, respectively, over which the reporting person does not exercise control and disclaims beneficial ownership.

(4)	Mr. Timm beneficially owns indirectly 5,000 shares through Timm Investments, LLC and 5,000 shares owned by his wife.
(5)	Represents 181,351 shares of our Common Stock issuable upon conversion of $906,754 principal amount of the Company’s 7.25% Senior Secured Convertible Notes convertible at $5.00 per share.
(6)

Represents 15,880,201 shares of common stock held by AEI Acquisition Company, LLC.  Harry McMillan maintains sole voting and investment power over AEI Acquisition Company, LLC as sole owner of AEI Management, Inc. which is the managing member of AEI Acquisition Company, LLC. Excludes shares of our Common Stock issuable upon conversion of the Company’s 7.25% Notes due December 31, 2024 issued to AEI Management, Inc, in the amount of $413,206 convertible at $5.00 per share, subject to beneficial ownership blockers under which conversion is limited to no more than 4.99% of the Common Stock outstanding,

Trading

Our common stock currently is quoted on the OTC Pink Open Markets under the symbol “TRLM”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Equity Stock Transfer, LLC New York, NY.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 65,000,000 authorized shares of $0.001 par value common stock and 10,000,000 authorized shares of preferred stock, $0.001 per share par value.

Common Stock

Dividends. Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation. If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Limitations on Stockholder Actions. Title 7 of the Colorado Revised Statutes ("CRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Title 7 of the Colorado Revised Statutes further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to Title 7 of the Colorado Revised Statutes or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our bylaws provide that we may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the CRS.

Indemnification of Directors and Officers

2021 Colorado Code, Title 7 - Corporations and Associations, Article 129 - Indemnification§ 7-129-101. provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The law is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Colorado law.

Colorado law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement, filed as Exhibit 1.1 to this registration statement, provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

The registrant expects to enter into customary indemnification agreements with its executive officers and directors, prior to the closing of this offering, that will provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations, as well as for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

UNDERWRITING

                             is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number Shares of Common Stock

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to additional shares of our common stock at a public offering price of $       per share, solely to cover over-allotments, if any. The underwriters may exercise this option for days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts and Commissions; Expenses

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $       per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1.0% of the gross proceeds received at the closing of the offering. We have paid an expense deposit of $50,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We have agreed to reimburse certain expenses of the underwriters relating to this offering as set forth in the underwriting agreement, including the fees and expenses of the underwriter’s legal counsel. However, the maximum amount we have agreed to reimburse the underwriter for their accountable expenses will not exceed $222,500.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $                .

Representative Warrants

Upon the closing of this offering, we have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase up to             shares of common stock (5.0% of the total number of shares sold in this public offering). The Representative’s Warrants will be exercisable at a per share exercise price equal to the greater of (i) 125% of the public offering price per share of common stock sold in this offering and (ii) $           . The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the securities in this offering.

The Representative’s Warrants also provide for one demand registration right of the shares underlying the Representative’s Warrants, and unlimited “piggyback” registration rights with respect to the registration of the shares of common stock underlying the Representative’s Warrants and customary antidilution provisions. The demand registration right provided will not be greater than five years from the date of the underwriting agreement related to this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the date of the underwriting agreement related to this offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying such Representative’s Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain holders of 5% or more of the outstanding shares of common stock, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our common stock), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months after the date of this prospectus in the case of our directors and executive officers and three months after the date of this prospectus in the case of certain stockholders, the Company and any successor of the Company.

Right of First Refusal

Until eighteen months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretions, to act as sole investment banker, sole book-runner, and/or sole placement agent participation at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Determination of Offering Price

The public offering price for our common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock and warrants will develop and continue after this offering.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Trading; NYSE American Stock Exchange Listing

We intend to apply to have our common stock listed on the NYSE American Stock Exchange, under the symbol “TRLM”. No assurance can be given that our application will be approved or that a trading market will develop. The listing of our common stock on the NYSE American Stock Exchange is a condition to this offering. Our common stock is currently quoted on the OTC Pink Open Markets, under the symbol “TRLM.” On                             , 2023, the last reported sale price of our common stock was $               per share.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to prospective investors in the EEA

In relation to each member state of the EEA (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the EU Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2(e) of the EU Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to prospective investors in the UK

No securities have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the FCA, all in accordance with the UK Prospectus Regulation, except that offers of securities may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2(e) of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of securities shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, and the expression “FSMA” means the UK Financial Services and Markets Act 2000, as amended.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of securities in the UK within the meaning of FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission , in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom  is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(c)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(d)	where no consideration is or will be given for the transfer;

(e)	where the transfer is by operation of law;

(f)	as specified in Section 276(7) of the SFA; or

(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for us by _______________________. Certain legal matters in connection with this offering will be passed upon for the underwriter by                               .

EXPERTS

The financial statements of Truleum Inc. for the fiscal years ended December 31, 2022 and 2021 have been audited by BF Borgers CPA PC and MaloneBailey, LLP, respectively, independent registered public accounting firms as set forth in their reports, and are included in this prospectus and elsewhere in the registration statement in reliance upon such reports, which contain an explanatory paragraph related to substantial doubt about the ability of the Company to continue as a going concern as described in Note 2 to the consolidated financial statements, given on the authority of such firms as experts in accounting and auditing.

Liquid Gold Technologies Corporation, an independent petroleum engineering consulting firm, performed a reserve report in its preparation of reserves estimates as of December 31, 2022 dated October 14, 2023. This report appeared is filed as exhibit 10.1 to our current Report on Form 8-K filed with the SEC on November 6, 2023 and is incorporated by reference herein in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.  You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 14143 Denver West Parkway, Suite 100, Golden, CO 80401, Attention: CFO.

ITEM 1. FINANCIAL STATEMENTS

Truleum, Inc.
(Formerly Alpha Energy, Inc.)
Consolidated Balance Sheets
(Unaudited)

	June 30, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$13,102	$95,362
Joint interest billing receivable	7,940	31,492
Prepaid assets and other current assets	85,545	81,690
Total current assets	106,587	208,544

Noncurrent assets:
Property and equipment, net	85,061	88,020
Oil and gas property, unproved, full cost	1,606,232	1,460,674
Total noncurrent assets	1,691,293	1,548,694

Total assets	$1,797,880	$1,757,238

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$773,748	$334,657
Accounts payable and accrued expenses - related parties	30,000	328,375
Advances - related party	130,381	-
Interest payable - related parties	55,119	22,183
Convertible credit line payable - related party	239,841	-
Convertible note payable	1,210,000	1,210,000
Total current liabilities	2,439,089	1,895,215

Senior secured convertible notes payable, related party, net of discount of $68,540 and $120,231, respectively	1,251,420	1,199,729
Asset retirement obligation	2,754	918
Total liabilities	3,693,263	3,095,862

Commitments and contingencies

Stockholders' deficit:
Preferred stock, 10,000,000 shares authorized:
Series A convertible preferred stock, $0.001 par value, 2,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 65,000,000 shares authorized and 21,724,178 and 21,653,326 shares issued and outstanding, respectively	21,724	21,653
Additional paid-in capital	6,190,019	5,731,830
Accumulated deficit	(8,107,126)	(7,092,107)
Total stockholders' deficit	(1,895,383)	(1,338,624)

Total liabilities and stockholders' deficit	$1,797,880	$1,757,238

See accompanying notes to the unaudited consolidated financial statements.

Truleum, Inc.
(Formerly Alpha Energy, Inc.)
Consolidated Statements of Operations
For the three and six months ended June 30, 2023 and 2022
(Unaudited)

	Three months ended		Six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Oil and gas sales	$35,540	$5,239	$107,256	$5,239

Lease operating expenses	69,518	47,558	248,959	49,434
Gross loss	(33,978)	(42,319)	(141,703)	(44,195)

Operating expenses:
Professional services	181,527	61,005	292,010	209,693
Board of director fees	36,000	36,000	72,000	84,000
General and administrative	257,076	215,264	408,606	364,594
Total operating expenses	474,603	312,269	772,616	658,287
Loss from operations	(508,581)	(354,588)	(914,319)	(702,482)

Other income (expense):
Other income	516	-	1,655	-
Interest expense	(47,132)	(54,916)	(102,355)	(80,402)
Gain (loss) on change in fair value of derivative liabilities	-	14,969	-	12,211
Total other income (expense)	(46,616)	(39,947)	(100,700)	(68,191)

Net loss	$(555,197)	$(394,535)	$(1,015,019)	$(770,673)

Loss per share:
Basic	$(0.03)	$(0.02)	$(0.05)	$(0.04)
Diluted	$(0.03)	$(0.02)	$(0.05)	$(0.04)

Weighted average shares outstanding:
Basic	21,708,433	18,824,106	21,680,880	18,824,106
Diluted	21,708,433	19,256,426	21,680,880	19,256,426

See accompanying notes to the unaudited consolidated financial statements.

Truleum, Inc.
(Formerly Alpha Energy, Inc.)
Consolidated Statements of Stockholders' Deficit
For the six months ended June 30, 2023 and 2022
(Unaudited)

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance, December 31, 2022	21,653,326	$21,653	$5,731,830	$(7,092,107)	$(1,338,624)
Stock-based compensation	-	-	62,000	-	62,000
Net loss	-	-	-	(459,822)	(459,822)
Balance, March 31, 2023	21,653,326	21,653	5,793,830	(7,551,929)	(1,736,446)
Shares issued for the settlement of accounts payable, related party	70,852	71	354,189	-	354,260
Stock-based compensation	-	-	42,000	-	42,000
Net loss	-	-	-	(555,197)	(555,197)
Balance, June 30, 2023	21,724,178	$21,724	$6,190,019	$(8,107,126)	$(1,895,383)

Balance, December 31, 2021	18,824,106	$18,824	$2,739,634	$(5,371,918)	$(2,613,460)
Stock-based compensation	-	-	63,000	-	63,000
Net loss	-	-	-	(376,138)	(376,138)
Balance, March 31, 2022	18,824,106	18,824	2,802,634	(5,748,056)	(2,926,598)
Stock-based compensation	-	-	51,000	-	51,000
Net loss	-	-	-	(394,535)	(394,535)
Balance, June 30, 2022	18,824,106	$18,824	$2,853,634	$(6,142,591)	$(3,270,133)

See accompanying notes to the unaudited consolidated financial statements.

Truleum, Inc.
(Formerly Alpha Energy, Inc.)
Consolidated Statements of Cash Flows
For the six months ended June 30, 2023 and 2022
(Unaudited)

	June 30, 2023	June 30, 2022

Cash flows from operating activities:
Net loss	$(1,015,019)	$(770,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	104,000	114,000
Depreciation expense	13,033	-
Amortization of debt discount	51,691	38,942
Asset retirement obligation expense	1,836	-
(Gain) loss on change in fair value of derivative liabilities	-	(12,211)
Changes in operating assets and liabilities:
Accounts receivable	-	(7,890)
Joint interest billing receivable	23,552	-
Prepaid expenses and other current assets	(3,855)	(1,250)
Accounts payable	439,091	111,332
Accounts payable-related party	55,885	(13,085)
Interest payable	32,936	17,863
Net cash used in operating activities	(296,850)	(522,972)

Cash flows from investing activities:
Cash paid for purchase of property and equipment	(10,074)	-
Acquisition of oil and gas property	(145,558)	(756,298)
Net cash used in investing activities	(155,632)	(756,298)

Cash flows from financing activities:
Proceeds from convertible credit line, related party	239,841	-
Proceeds from advances, related parties	130,381	110,235
Proceeds from senior secured convertible notes payable, related party	-	499,996
Proceeds from unexecuted subscription agreements	-	1,761,570
Net cash provided by financing activities	370,222	2,371,801

Net change in cash and cash equivalents	(82,260)	1,092,531

Cash and cash equivalents, at beginning of period	95,362	217

Cash and cash equivalents, at end of period	$13,102	$1,092,748

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,210	$23,596
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Debt discount on senior secured convertible notes payable - related party	$-	$208,476
Advances and other liabilities converted to senior secured convertible notes payable, related party	$-	$819,963
Shares issued for the settlement of accounts payable, related party	$354,260	$-

See accompanying notes to the unaudited consolidated financial statements.

Truleum, Inc.

(Formerly Alpha Energy, Inc.)

Notes to the Consolidated Financial Statements

NOTE 1 – BASIS OF PRESENTATION

The interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021 which are included on the Form 10-K filed on April 17, 2023. In the opinion of management, all adjustments which include normal recurring adjustments, necessary to present fairly the financial position, results of operations, and cash flows for the periods shown have been reflected herein. The results of operations for the three and six months ended June 30, 2023 are not necessarily indicative of the operating results for the full year. Certain information and footnote disclosures which would substantially duplicate the disclosures contained in the audited consolidated financial statements for the years ended December 31, 2022, and 2021 have been omitted.

On April 27, 2023, the Company amended its articles of incorporation to change their name from Alpha Energy, Inc. to Truleum, Inc.

Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiary, Alpha Energy Texas Operating, LLC. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Basic and Diluted Loss per share

Net loss per share is provided in accordance with FASB ASC 260-10, “Earnings (Loss) per Share”. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. For the six months ended June 31, 2023 and 2022, there were 263,992 shares issuable from the senior secured convertible notes payable and 159,894 and 168,328 shares issuable from the convertible credit line payable which were considered for their dilutive effects but were determined to be anti-dilutive due to the Company’s net loss, respectively.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial instruments consisting of cash and cash equivalents, accounts payable, notes payable and convertible notes approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Reclassification

Certain reclassifications may have been made to our prior year’s financial statements to conform to our current year presentation. These reclassifications had no effect on our previously reported results of operations or accumulated deficit.

Recently Issued Accounting Standards Not Yet Adopted

The Company has reviewed all recently issued, but not yet adopted, accounting standards, in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that there are no recently issued accounting pronouncements that will have a significant effect on its financial statements.

NOTE 2 – GOING CONCERN

The Company’s interim unaudited consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has minimal cash or other current assets and does not have an established ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – OIL AND GAS PROPERTIES

Oil and gas properties at June 30, 2023 and December 31, 2022 consisted of the following:

	Balance		Balance
Account	12/31/2022	Additions	6/30/2023
Leasehold Improvements - Chico Rica, LLC	$40,000	$-	$40,000
Leasehold Improvements - Undeveloped	62,596	1,377	63,973
Lease Acquisition and Development Costs - Logan County	1,358,078	144,181	1,502,259
Total oil and gas related assets	$1,460,674	$145,558	$1,606,232

NOTE 4 – RELATED PARTY TRANSACTIONS

Advances from Related Party

The Company received advances from AEI Management, Inc., a Company owned by a significant shareholder, totaling $0 and $88,956 during the six months ended June 30, 2023 and 2022, respectively. The advances are unsecured, non-interest bearing and are payable on demand. During the six months ended June 30, 2022, the Company repaid $10,000 of the advances and converted $413,206 of advances to a senior secured convertible note due February 24, 2024.

The Company received advances from Jay Leaver, President of the Company, totaling $130,381 and $31,280 during the six months ended June 30, 2023 and 2022, respectively. The advances are unsecured, non-interest bearing and is payable on demand. During the six months ended June 30, 2022, the Company converted $325,580 of advances to a senior secured convertible note due February 24, 2024.

Accounts Payable and Accrued Expenses - Related Parties

As of June 30, 2023 and December 31, 2022, there was $30,000 and $328,375 of accounts payable related parties due to Leaverite Exploration, Inc. d/b/a Leaverite Consulting (“Leaverite Exploration”), a corporation wholly-owned by our President, Jay Leaver pursuant to a consulting agreement. On April 10, 2023, the Company issued 70,852 shares of common stock valued at $5.00 per share to settle outstanding consulting invoices in the amount of $354,260 owed to Jay Leaver, President.

Senior Secured Convertible Notes Payable – Related Party

On February 25, 2022, the Company entered into a secured senior secured convertible note for the purchase and sale of convertible promissory notes (“Convertible Note”) in the principal amount of $5,000,000. The Senior Convertible Note is convertible at any time after the date of issuance into shares of the Company’s common stock at a fixed conversion price of $5.00 per share. Upon conversion of the convertible note into the Company’s common stock, the noteholder would be issued 1,000,000 shares of the Company’s common stock. Interest on the Convertible Note shall be paid to the investors at a rate of 7.25% per annum, paid on a quarterly basis, and the maturity date of the Convertible Note is two years after the issuance date. The Convertible Note purports to be secured by certain oil and gas leases, lands, minerals and other properties of the Company, subject to prior liens and security interests. See Note 5 – Related Party Transactions. $413,206 from a related party were exchanged for a Convertible Note. Due to the variable conversion price in the convertible credit line, this fixed senior secured convertible note is treated as derivatives due to the possibility of insufficient shares available at conversion to settle the notes. The day one derivative liability was $65,262, which was recorded as a discount on the senior secured convertible notes payable. During the six months ended June 30, 2023, the Company amortized $16,182 of the discount as interest expense. As of June 30, 2023, the unamortized discount was $21,456. The outstanding principal balance on the senior secured convertible notes payable as of June 30, 2023 and December 31, 2022 amounted to $413,206.

On February 25, 2022, Mr. Leaver assigned a $406,750 promissory note and advances of $500,000 to 20 Shekels, an affiliated Company. On the same day, the assigned promissory note and advance totaling $906,750 were transferred into a secured senior secured convertible note. The convertible note bears interest at 7.25% and matures on February 25, 2024. The note is convertible into shares of the Company at $5.00 per share. Due to the variable convertible credit line, this fixed senior secured convertible note are treated as derivatives due to the possibility of insufficient shares available at conversion to settle the notes. The day one derivative liability was $143,214, which was recorded as a discount on the senior secured convertible notes payable. During the six months ended June 30, 2023, the Company amortized $35,509 of the discount as interest expense. As of June 30, 2023, the unamortized discount was $47,084. The outstanding principal balance on the senior secured convertible notes payable as of June 30, 2023 and December 31, 2022 amounted to $906,754.

As of June 30, 2023 and December 31, 2022, the senior secured convertible notes payable balance, net of discount was $1,251,420 and $1,199,729 with accrued interest of $30,983 and $0, respectively.

Convertible Credit Line – Related Party

On June 1, 2021, the Company entered into a new convertible credit line agreement to borrow up to $1,500,000 and matures The outstanding balance accrues interest at a rate of 7% per annum and the outstanding balance is convertible to common stock of the Company at the lesser of the close price of the common stock as quoted on the OTCBB on the day interest is due and payable immediately preceding the conversion or $1.50. On February 11, 2023, the Company and AEI Acquisition Company, LLC. (“AEI”), the Company’s majority shareholder, entered into a First Amendment to Revolving Credit Note (the “Amendment”) which amended the convertible Revolving Credit Note dated June 1, 2021 and matures on December 31, 2023 in the maximum amount of $1,500,000 by and between the Company and AEI (the “Revolving Credit Line”). The Amendment amends the Revolving Credit Line to provide that any outstanding amount of principal and/or interest under the Revolving Credit Line may be converted into fully paid and non-assessable shares of common stock, $0.001 per share par value, at a fixed conversion price of $1.50 per share subject to adjustment for stock dividends, stock splits, recapitalizations, or other similar transactions that affect the rights of common stockholders generally. As of June 30, 2023, the Company has drawn $239,841 on the convertible note, with accrued interest of $1,952.

NOTE 5 – COMMON STOCK

The Company is authorized to issue 75,000,000 shares of its capital stock, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share, and 65,000,000 shares of common stock, par value $0.001 per share.

The Company compensates each of its directors with 4,000 shares of common stock each month. During the six months ended June 30, 2023, the Company recorded stock compensation of $72,000 for the directors which was recorded in additional paid in capital.

On September 2, 2022, the Company entered into a six-month agreement with a consultant that includes the issuance of 60,000 common shares. During the year ended December 31, 2022, the Company issued 60,000 common shares and recorded $40,000 of expense related to this agreement. During the six months ended June 30, 2023, the Company recorded stock compensation of $20,000 for this agreement which was recorded in additional paid in capital.

On October 15, 2022, the Company entered into a one-year agreement with a consultant. Per the agreement, the Company will compensate the consultant $10,000 and issue 2,000 common shares per month. During the six months ended June 30, 2023, the Company recorded issued 12,000 shares of common stock related to this agreement.

On April 10, 2023, the Company issued 70,852 shares of common stock valued at $5.00 per share to settle outstanding consulting invoices owed to Jay Leaver, President.

NOTE 6 –CONVERTIBLE NOTES PAYABLE

On March 30, 2019, the Company executed a promissory note for $50,000 to ZQH (75%) and Pure (25%). The due date of the note is April 30, 2019 and has an interest rate of $50 per day. The note is for an escrow payment made directly to Premier Gas Company, LLC to hold the Purchase and Sale Agreement dated January 29, 2019. The note is secured by 50,000 shares of the Company’s common stock at $1 per share. On June 25, 2020, the Company entered into a Purchase and Sale Agreement (“PSA”) with Pure and ZQH to acquire oil and gas assets in Oklahoma (the “Rogers Project”) in consideration of a purchase price of $1,000,000. In connection with the purchase, the $50,000 note and accrued interest of $10,000 was added to the purchase price resulting in a total note payable balance of $1,060,000. During the year ended December 31, 2020, $10,750 of accrued interest which was previously outstanding was discharged and recorded as a gain on extinguishment of debt. The note payable of $1,060,000 was due to be paid on or before July 31, 2020 but remains outstanding to date. The balance of the note will increase by $50,000 per month thereafter up to a maximum amount of $200,000 through December 1, 2020. As of December 31, 2020, the Company recognized $200,000 of default interest that was added to the principal and made payments of $100,000 for a total payable of $1,160,000. If the purchase price is not fully paid on or before December 1, 2020, ZQH and Pure have the option to convert the balance outstanding into the Company’s common stock at a conversion price of $1.00 per share and the note will also be subject to a monthly interest of 1%. The Company, Pure, and ZQH have entered into various Extension Agreements, the current one of which is dated March 28, 2021 (the “Extension Agreement”). The Extension Agreement prevents Pure and ZQH from taking stock rather than cash through June 1, 2021, in return for which Company makes a monthly interest payment to ZQH and Pure of $10,083, which represents 1% annual interest on the Purchase Price, compounded monthly. The Extension Agreement allows the Company to extend that period beyond June 1, 2021 under similar terms. No further Extension Agreement has been entered into to date. Per the extension agreement, ZQH and Pure have the option to convert all or part of the purchase price to the Company’s common stock at $1.00 per share after June 1, 2021. The Company evaluated the conversion option and concluded a beneficial conversion feature and embedded derivative were not present at the date of conversion. As a result of the conversion option on June 1, 2021, the Company reclassified the note payable to convertible note payable.

As of June 30, 2023 and December 31, 2022, the convertible note payable balance was $1,210,000 with accrued interest of $22,183. The Company is in legal discussions with ZQH to relieve the loan as the properties in the purchase agreement were not held by title.

NOTE 7 – SUBSEQUENT EVENTS

On July 1, 2023, the Company has adopted a revised Board of Directors compensation plan providing for awards to be made under the Plan and intended to replace the current director compensation plan which had provided for monthly grants to non-employee directors of 4,000 shares of restricted Common Stock per month. Under the new plan, each director shall receive compensation for their service on the Board and receive reimbursements for certain expenses in accordance with the Company’s reimbursement policy. Until the Company’s Common Stock is listed on a national securities exchange, each non-employee director shall receive options to purchase shares of Common Stock valued at $150,000 by the Black-Scholes pricing model on an annual basis, payable quarterly, with an exercise price equal to the closing price of the Company’s common stock on the last business day of the quarter.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Alpha Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Alpha Energy, Inc. (the "Company") as of December 31, 2022, the related statement of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2023

Lakewood, CO

April 17, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Alpha Energy, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Alpha Energy, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2020.

Houston, Texas

March 31, 2022

Alpha Energy, Inc.
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$95,362	$217
Joint interest billing receivable	31,492	-
Prepaid assets and other current assets	81,690	23,750
Total current assets	208,544	23,967

Noncurrent assets:
Property and equipment, net	68,378	-
Oil and gas property, proved and unproved, full cost	1,460,674	145,791
Total noncurrent assets	1,529,052	145,791

Total assets	$1,737,596	$169,758

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$302,266	$270,250
Accounts payable and accrued expenses - related parties	203,484	228,668
Interest payable - related parties	22,183	77,563
Advances from related parties	-	628,550
Note payable - related party	-	65,000
Derivative liability	-	145,041
Convertible note payable	1,210,000	1,210,000
Total current liabilities	1,737,933	2,625,072

Convertible credit line payable – related party, net of discount of $11,100	-	157,228
Senior secured convertible notes payable, related party, net of discount of $120,231	1,199,729	-
Asset retirement obligation	918	918
Total liabilities	2,938,580	2,783,218

Commitments and contingencies

Stockholders' deficit:
Preferred stock, 10,000,000 shares authorized:
Series A convertible preferred stock, $0.001 par value, 2,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 65,000,000 shares authorized and 21,653,326 and 18,824,106 shares issued and outstanding, respectively	21,653	18,824

Additional paid-in capital	5,731,830	2,739,634
Accumulated deficit	(6,954,467)	(5,371,918)
Total stockholders' deficit	(1,200,984)	(2,613,460)

Total liabilities and stockholders' deficit	$1,737,596	$169,758

See accompanying notes to the consolidated financial statements.

Alpha Energy, Inc.
Consolidated Statements of Operations
For the years ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021

Oil and gas sales	$270,627	$3,839

Lease operating expenses	573,770	15,652
Gross loss	(303,143)	(11,813)

Operating expenses:
Professional services	407,765	96,916
Board of director fees	156,000	192,000
General and administrative	692,937	725,832
Gain on settlement of accounts payable	-	(120,250)

Total operating expenses	1,256,702	894,498

Loss from operations	(1,559,845)	(906,311)

Other income (expense):
Interest expense	(194,416)	(131,117)
Gain (loss) on change in fair value of derivative liabilities	171,712	(33,310)
Total other income (expense)	(22,704)	(164,427)

Net loss	$(1,582,549)	$(1,070,738)

Loss per share:
Basic	$(0.08)	$(0.06)
Diluted	$(0.08)	$(0.06)

Weighted average shares outstanding:
Basic	19,802,657	18,329,925
Diluted	19,802,657	18,329,925

See accompanying notes to the consolidated financial statements.

Alpha Energy, Inc.
Consolidated Statements of Stockholders' Deficit
For the years ended December 31, 2022 and 2021

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance, December 31, 2020	18,145,428	$18,145	$2,061,635	$(4,301,180)	$(2,221,400)

Stock issued for cash	5,000	5	4,995	-	5,000

Stock issued for settlement of liabilities	451,678	452	451,226	-	451,678

Stock-based compensation	222,000	222	221,778	-	222,000

Net loss	-	-	-	(1,070,738)	(1,070,738)

Balance, December 31, 2021	18,824,106	18,824	2,739,634	(5,371,918)	(2,613,460)
		.
Stock issued for cash	2,504,500	2,504	2,501,996	-	2,504,500

Stock-based compensation	324,720	325	308,395	-	308,720

Extinguishment of derivative liability	-	-	181,805	-	181,805

Net loss	-	-	-	(1,582,549)	(1,582,549)

Balance, December 31, 2022	21,653,326	$21,653	$5,731,830	$(6,954,467)	$(1,200,984)

See accompanying notes to the consolidated financial statements.

Alpha Energy, Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2022 and 2021

	December 31, 2022	December 31, 2021

Cash flows from operating activities:
Net loss	$(1,582,549)	$(1,070,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,188	-
Stock-based compensation	308,720	262,000
Bad debt expense	-	25,000
Amortization of debt discount	99,346	7,016
(Gain) loss on change in fair value of derivative liabilities	(171,712)	33,310
Gain on settlement of accounts payable	-	(120,250)
Write off of option contract associated with oil and gas properties	-	85,500
Asset retirement obligation expense	-	56
Default interest added to note payable	-	50,000
Changes in operating assets and liabilities:
Joint interest billing receivable	(31,492)	-
Prepaid expenses and other current assets	(57,940)	(18,750)
Accounts payable	19,917	235,596
Accounts payable-related party	(13,085)	108,100
Interest payable	(39,207)	46,268
Net cash used in operating activities	(1,463,814)	(356,892)

Cash flows from investing activities:
Cash paid for purchase of equipment	(72,566)	-
Acquisition of oil and gas property	(1,314,883)	-
Deposits for purchase of oil and gas properties	-	(95,791)
Net cash used in investing activities	(1,387,449)	(95,791)

Cash flows from financing activities:
Proceeds from advances, related parties	120,236	427,900
Repayment of advances, related parties	(10,000)	-
Proceeds from convertible credit line payable - related party	-	20,000
Payments on convertible credit line payable - related party	(168,328)	-
Proceeds from senior secured convertible notes payable, related party	500,000	-
Proceeds from the sale of common stock	2,504,500	5,000
Net cash provided by financing activities	2,946,408	452,900

Net change in cash and cash equivalents	95,145	217

Cash and cash equivalents, at beginning of period	217	-

Cash and cash equivalents, at end of period	$95,362	$217

Supplemental disclosures of cash flow information:
Cash paid for interest	$133,826	$27,834
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Expenses paid on behalf of the Company by related party	$-	$19,150
Oil and gas payments made by related party on behalf of the Company	$-	$65,500
Stock issued for settlement of liabilities	$-	$451,678
Debt discount on senior secured convertible notes payable – related party and convertible credit line payable – related party	$208,476	$15,362
Advances and other liabilities converted to senior secured convertible notes payable, related party	$819,956	$-
Extinguishment of derivative liability	$181,805	$-

See accompanying notes to the consolidated financial statements.

ALPHA ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Colorado on September 26, 2013 for the purpose of acquiring and executing on oil and gas leases. The Company has realized limited revenues from its planned business activities.

A summary of significant accounting policies of Alpha Energy, Inc. (“we”, “our”, the Company) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These consolidated financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.

Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our 100% owned subsidiary, Alpha Energy Texas Operating, LLC. All intercompany transactions and balances have been eliminated. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

Effective January 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the new standard, we recognize revenues when the following criteria are met: (i) persuasive evidence of a contract with a customer exists, (ii) identifiable performance obligations under the contract exist, (iii) the transaction price is determinable for each performance obligation, (iv) the transaction price is allocated to each performance obligation, and (v) the performance obligations are satisfied. We derive all of our revenues from oil and gas production.

The Company records revenues from the sales of natural gas and crude oil when the production is produced and sold, and also when collectability is ensured. The Company may in the future have an interest with other producers in certain properties, in which case the Company will use the sales method to account for gas imbalances. Under this method, revenue is recorded on the basis of natural gas actually sold by the Company. The Company also reduces revenue for other owners’ natural gas sold by the Company that cannot be volumetrically balanced in the future due to insufficient remaining reserves. The Company’s remaining over- and under-produced gas balancing positions are considered in the Company’s proved oil and natural gas reserves. The Company had no gas imbalances at December 31, 2022 or 2021. The Company recorded revenues of $270,627 and $3,839 and costs of revenues totaling $538,770 and $15,652 during the years ended December 31, 2022 and 2021 respectively.

Basic and Diluted Earnings per share

Net loss per share is provided in accordance with FASB ASC 260-10, “Earnings (Loss) per Share”. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. For the years ended December 31, 2022 and 2021, there were 263,992 and 168,328 shares issuable from senior secured convertible notes and convertible credit line payable which were considered for their dilutive effects but concluded to be anti-dilutive, respectively.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial instruments consisting of accounts payable, notes payable and convertible notes approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815. The Company applies the guidance in ASC 815-40-35-12 to determine the order in which each convertible instrument would be evaluated for derivative classification. The Company’s sequencing policy is to evaluate for reclassification contracts with the earliest maturity date first. Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Property and Equipment

Property and equipment is recorded at cost and depreciated over their estimated useful lives using the straight-line depreciation method as follows:

Computer equipment	3 years
Vehicles	4 years
Machinery and equipment	5 years

Oil and natural gas properties

We account for our oil and natural gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (SEC). Under this method, subject to a limitation based on estimated value, all costs incurred in the acquisition, exploration, and development of unproved oil and natural gas properties, including internal costs directly associated with acquisition, exploration, and development activities, the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized within a cost center. Costs of production and general and administrative corporate costs unrelated to acquisition, exploration, and development activities are expensed as incurred.

Costs associated with unevaluated properties are capitalized as oil and natural gas properties but are excluded from the amortization base during the evaluation period. When we determine whether the property has proved recoverable reserves or not, or if there is an impairment, the costs are transferred into the amortization base and thereby become subject to amortization.

We assess all items classified as unevaluated property on at least an annual basis for inclusion in the amortization base. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate that there would be impairment, or if proved reserves are assigned to a property, the cumulative costs incurred to date for such property are transferred to the amortizable base and are then subject to amortization.

Capitalized costs are included in the amortization base, including estimated asset retirement costs, plus the estimated future expenditures to be incurred in developing proved reserves, net of estimated salvage values. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to prove reserves would significantly change.

The capitalized costs of oil and gas properties, excluding unevaluated and unproved properties, are amortized as depreciation, depletion and amortization expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

Concentrations of Risk

The Company has 100 % of the Working Interest in the oil and gas leases, which are located in the state of Colorado and Oklahoma. Environmental and regulatory factors within the state beyond the control of the Company may limit the Company’s future production of all its leases.

The Company has a single buyer for the gas produced from one of its leases. The loss of this buyer would have a material adverse impact on our business.

Asset retirement obligation

We record the fair value of an asset retirement cost, and corresponding liability as part of the cost of the related long-lived asset and the cost is subsequently allocated to expense using a systematic and rational method. We record an asset retirement obligation to reflect our legal obligations related to future plugging and abandonment of our oil and natural gas wells and gathering systems. We estimate the expected cash flow associated with the obligation and discount the amount using a credit-adjusted, risk-free interest rate. At least annually, we reassess the obligation to determine whether a change in the estimated obligation is necessary. We evaluate whether there are indicators that suggest the estimated cash flows underlying the obligation have materially changed. Should those indicators suggest, the estimated obligation may have materially changed on an interim basis (quarterly), we will update our assessment accordingly. Additional retirement obligations increase the liability associated with new oil and natural gas wells and gathering systems as these obligations are incurred. The Company had accrued an asset retirement obligation liability totaling $918 as of December 31, 2022 and 2021.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No.109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Stock-based Compensation

Employee and non-employee share-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.

Recent Accounting Pronouncements

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 – GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of issuance of these financial statements.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plans and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

During the next year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing, making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with oil and gas exploration. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds and funds from the sale of shares of stock to finance its operations and growth. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

NOTE 3 – OIL AND GAS PROPERTIES

On September 8, 2020, the Company entered into an Option Agreement with Kadence Petroleum, LLC. (“Kadence”) to acquire oil and gas assets in Logan County in Central Oklahoma, called the “Logan 2 Project” in the Agreement). The Agreement gives the Company until February 8, 2021 to exercise its option (the “Option Period”). During the Option Period, Kadence may not sell the Logan 2 Project to any third party. In return for this exclusivity, the Company will pay $10,000 per month. The Company paid $10,000 to Brian Tribble, Managing Member of Kadence, through AEI Acquisition, LLC revolving credit note, on September 18, 2020. At closing, Alpha shall tender to Kadence a cash payment of $350,000 (the “Project Payment”). Alpha shall agree at Closing to make a monthly payment equal to 3% of the net revenue stream from any new wells (not workovers, restarts, or recompletions) drilled in the Project area after the Closing until such time as Kadence shall have accrued $800,000 from such new wells (the “Production Payment”). Together, the Option Payment, Production Payment, and Project Payment shall satisfy the Purchase Price. On March 3, 2021, the Company amended the agreement until May 1, 2021, with a $10,000 monthly payment in January through April 2021. The Company had advanced $85,500 in option payments through September 30, 2021. The agreement is cancelled, and the Company wrote off the $85,500 as of September 30, 2021.

On June 30, 2020, the Company entered into an option Agreement with Progressive Well Service, LLC (“Progressive”) to acquire oil and gas assets in Lincoln and Logan Counties in Central Oklahoma. On March 9, 2022, the Company closed on the acquisition of 34 well bores and related assets under the PSA with cash payments of $726,298. The Company is entitled to receive the proceeds of production from January 1, 2022 under the terms of the PSA and Progressive is required to operate the properties and transfer ownership and royalty decks to Company following a one-month transition period. Under the PSA we are obligated to make a further payment of three (3%) percent of the net revenue from new wells drilled until Progressive receives an additional $350,000.

The Company entered into a Letter of Intent with Chicorica, LLC on December 13, 2018 and extended the agreement through March 4, 2022. On March 1, 2022, the Company entered into an extension agreement with Chicorica to extend the Closing through August 5, 2022. In return, the Company must pay $30,000 by April 1, 2022, $35,000 by July 8, 2022 and $30,000 by August 5, 2022. During the year ended December 31, 2022, the Company paid $30,000 related to the extension agreement.

Oil and gas properties at December 31, 2022 and 2021 consisted of the following:

	Balance		Balance
Account	12/31/2021	Additions	12/31/2022
Leasehold Improvements - Chico Rica, LLC	$10,000	$30,000	$40,000
Leasehold Improvements - Undeveloped	15,791	46,805	62,596
Lease Acquisition and Development Costs - Logan County	120,000	1,238,078	1,358,078
Total oil and gas related assets	$145,791	$1,314,883	$1,460,674

NOTE 4 – INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.

The total deferred tax asset was approximately $794,000 and $626,000 as of December 31, 2022 and 2021, respectively which is calculated by multiplying a 25.63% estimated tax rate by the cumulative net operating loss (NOL) of approximately $3,101,000 and $2,440,000, respectively.

Due to the enactment of the Tax Reform Act of 2017, we have calculated our deferred tax assets using an estimated corporate tax rate of 25.63%. US Tax codes and laws may be subject to further reform or adjustment which may have a material impact to the Company’s deferred tax assets and liabilities.

The Company is subject to United States federal income taxes at an approximate rate of 21% and state income taxes at an approximate rate of 4.63%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

The net deferred tax assets consist of the following:

	2022	2021
Tax benefit at effective rate	$370,000	$202,000
Change in valuation allowance	(370,000)	(202,000)
Provision for income taxes	$-	$-

A reconciliation of income taxes computed at the statutory rate is as follows:

	2022	2021
Tax benefit at effective rate	$370,000	$202,000
Change in valuation allowance	(370,000)	(202,000)
Provision for income taxes	$-	$-

The Company has an operating loss carry forward of approximately $3,101,000 as of December 31, 2022.

NOTE 5 – COMMON STOCK

The Company is authorized to issue 75,000,000 shares of its capital stock, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share, and 65,000,000 shares of common stock, par value $0.001 per share.

The Company compensates each director with 4,000 shares of common stock each month. During the years ended December 31, 2022 and 2021, the Company issued 156,000 and 192,000 shares of common stock valued at $156,000 and $192,000, respectively, as board of director compensation.

During the year ended December 31, 2022, the Company recorded stock compensation in the amount of $78,720 and issued 78,720 shares of common stock to Kelloff Oil & Gas, LLC. In addition, the Company recorded stock compensation in the amount of $29,000 issued 29,000 shares of common stock for services provided during the year ended December 31, 2022.

On September 2, 2022, the Company entered into a six-month agreement with a consultant that includes the issuance of 60,000 common shares. During the year ended December 31, 2022, the Company issued 60,000 common shares and recorded $40,000 of expense. As of December 31, 2022, there was $20,000 of unrecognized expense related to this agreement. The Company will recognize the remaining expense over the service period.

On October 15, 2022, the Company entered into a one year agreement with a consultant. Per the agreement, the Company will compensate the consultant $10,000 and issue 2,000 common shares per month. During the year ended December 31, 2022, the Company issued 5,000 common shares and recorded $5,000 of expense.

During the year ended December 31, 2022, the Company issued 2,504,500 shares of common stock and received cash proceeds of $2,504,500.

For the year ended December 31, 2021

The Company issued its CFO 361,678 shares of common stock on December 31, 2021 valued at $1.00 per share, to settle $361,678 of accrued officer compensation.

During the year ended December 31, 2021, the Company reclassified 40,000 shares issued for services in a prior year, which are currently in dispute, to accounts payable.

During the year ended December 31, 2021, the Company issued 90,000 shares of common stock with a fair value of $90,000 to settle accounts payable of $210,250. The Company recognized a gain of $120,250 on settlement of accounts payable.

During the year ended December 31, 2021, the Company sold 5,000 shares of common stock for total proceeds of $5,000.

The Company pays its CFO a yearly bonus of 25,000 shares of common stock. During the year ended December 31, 2021, the Company issued 25,000 shares of common stock to the CFO with a fair value of $25,000.

On April 1, 2021, the Company entered into a month-to-month consulting agreement with Kelloff Oil & Gas, LLC for consulting services that includes cash compensation of $10,000 and the issuance of 5,000 shares of common stock per month. The Company may terminate the agreement at any moment with a ten-day notice. During the year ended December 31, 2021, the Company issued 45,000 common shares and recognized $45,000 of stock-based compensation related to the agreement.

NOTE 6 – RELATED PARTY TRANSACTIONS

Advances from Related Party

The Company received advances from AEI Management, Inc., a Company owned by a significant shareholder, totaling $88,956 and $234,100 during the years ended December 31, 2022 and 2021, respectively. AEI Management paid expenses on the Company’s behalf of $19,150 during the year ended December 31, 2021. The advances are unsecured, non-interest bearing and are payable on demand. During the year ended December 31, 2022, the Company repaid $10,000 of the advances and converted $413,206 of advances to a senior secured convertible note due February 24, 2024.

The Company received advances from Jay Leaver, President of the Company, totaling $31,280 and $193,800 during the years ended December 31, 2022 and 2021, respectively. Mr. Leaver paid oil and gas payments on the Company’s behalf totaling $65,500 during the year ended December 31, 2021. The advances are unsecured, non-interest bearing and is payable on demand. During the year ended December 31, 2022, the Company converted $325,580 of advances to a senior secured convertible note due February 24, 2024.

Other

During the year ended December 31, 2021, the Chief Financial Officer allowed the use of his residence as an office for the Company at no charge.

During the year ended December 31, 2021, a board member of the Company acted as corporate council to Company at no charge, other than board of director fees.

As of December 31, 2022 and 2021, there was $0 and $628,550 of short-term advances due to related parties, respectively.

Accounts Payable and Accrued Expenses - Related Parties

As of December 31, 2022, there was $203,484 of accounts payable related parties which consisted of $203,484 due to Leaverite Exploration, Inc. d/b/a Leaverite Consulting (“Leaverite Exploration”), a corporation wholly-owned by our President, Jay Leaver pursuant to a consulting agreement.

As of December 31, 2021, there was $228,668 of accounts payable related parties which consisted of $208,484 due to Leaverite Exploration, $4,394 due to former CFO John Lepin, $10,000 due Kelloff Oil &Gas, LLC, a limited liability company and $5,790 due to Staley Engineering LLC for consulting services.

Notes Payable - Related Party

On December 3, 2020, the Company executed a promissory note for $65,000 with Jay Leaver, our President. The unsecured note matured three years from date of issuance and bore interest at a rate of 5% per annum. As of December 31, 2021, the note payable had unpaid accrued interest in the amount of $13,003. On February 23, 2022, the promissory note was amended to a principal amount of $406,750, which includes the original $65,000 plus additional advances of $325,580 and accrued interest of $16,170. The amended promissory note matures on February 23, 2025 and bears interest at 5% per annum. In February 2022, Mr. Leaver advanced an additional $500,000 to the Company. On February 25, 2022, Mr. Leaver’s $406,750 promissory note and $500,000 advance were assigned to 20 Shekels, Inc, a corporation wholly-owned by Marshwiggle, LLC, a limited liability company jointly owned by Mr. Leaver and his spouse and on February 25, 2022 the Company issued $906,750 of its secured senior secured convertible notes due February 24, 2024, bearing interest at a rate of 7.25% per annum (the “7.25% Note”) in exchange for the prior obligations. The 7.25% Note is convertible into shares of the Company’s Common Stock at $5.00 per share.

Senior Secured Convertible Notes Payable – Related Party

On February 25, 2022, the Company entered into secured senior secured convertible note for the purchase and sale of convertible promissory notes (“Convertible Note”) in the principal amount of $5,000,000. The Senior Convertible Note is convertible at any time after the date of issuance into shares of the Company’s common stock at a fixed conversion price of $5.00 per share. Upon conversion of the convertible note into the Company’s common stock, the noteholder would be issued 1,000,000 shares of the Company’s common stock. Interest on the Convertible Note shall be paid to the investors at a rate of 7.25% per annum, paid on a quarterly basis, and the maturity date of the Convertible Note is two years after the issuance date. The Convertible Note purports to be secured by certain oil and gas leases, lands, minerals and other properties of the Company, subject to prior liens and security interests. See Note 4 – Related Party Transactions. $413,206 from a related party were exchanged for a Convertible Note. Due to the variable conversion price in the convertible credit line, this fixed senior secured convertible note is treated as derivatives due to possibility of insufficient shares available at conversion to settle the notes. The day one derivative liability was $65,262, which was recorded as a discount on the senior secured convertible notes payable. During the year ended December 31, 2022, the Company amortized $27,624 of the discount as interest expense. As of December 31, 2022, the unamortized discount was $37,638. The outstanding principal balance on the senior secured convertible notes payable as of December 31, 2022 amounted to $413,206. See discussion of derivative liability in Note 9 – Derivative Liability.

On February 25, 2022, Mr. Leaver assigned a $406,750 promissory note and advances of $500,000 to 20 Shekels, an affiliated Company. On the same day, the assigned promissory note and advance totaling $906,750 were transferred into a secured senior secured convertible note. The convertible note bears interest at 7.25% and matures on February 25, 2024. The note is convertible into shares of the Company at $5.00 per share. Due to the variable convertible credit line, this fixed senior secured convertible note are treated as derivatives due to possibility of insufficient shares available at conversion to settle the notes. The day one derivative liability was $143,214, which was recorded as a discount on the senior secured convertible notes payable. During the year ended December 31, 2022, the Company amortized $60,621 of the discount as interest expense. As of December 31, 2022, the unamortized discount was $82,593. The outstanding principal balance on the senior secured convertible notes payable as of December 31, 2022 amounted to $906,754. See discussion of derivative liability in Note 9 – Derivative Liability.

On December 31, 2022, the Company and 20 Shekels, Inc. an affiliate of our President Jay Leaver, and AEI Management, Inc., an affiliate of our majority stockholder, AEI Acquisition Company, LLC., entered into Exchange Agreements (the “Exchange Agreements”) with respect to certain outstanding indebtedness of the Company. Under the Exchange Agreements, the Company’s previously issued 7.25% Senior Secured Notes due February 22, 2024 to affiliates of Mr. Leaver (which were assigned to 20 Shekels, Inc. a corporation wholly-owned by Marshwiggle, LLC, a limited liability company jointly owned by Mr. Leaver and his spouse ) and to AEI Management, Inc. were amended and restated and the Contractual Investment Agreements (“CIA”) entered with the Company and related agreements were terminated and replaced with the new 7.25% Senior Secured Note Purchase Agreement agreements and the new 7.25% Transaction Documents. Under the terms of the Exchange Agreements, 20 Shekels, Inc. was issued a $906,754 principal amount 7.25% Note and AEI Management, Inc. was issued a $413,206 principal amount 7.25% Note. As a result of the amendments, the holders and the Company amended and restated the terms of the contractual agreements governing 7.25% Notes in order to, among other things, extend the maturity date to December 31 2024 and limit the scope of the collateral pledged to assets acquired on March 9, 2022 (34 well bores and related assets) under the Purchase and Sale Agreement with Progressive Well Service, LLC on the Cherokee Uplift in Central Oklahoma for the Logan 1 Assets. In addition, AEI Management, Inc. was appointed collateral agent for 7.25% Notes, the CIAs were terminated, and the parties agreed to various representations and warranties, covenants, and conditions, as provided in the new 7.25% Transaction Documents and released all prior obligations under the CIA and related agreements.

As of December 31, 2022, the senior secured convertible notes payable balance, net of discount was $1,199,729.

As of December 31, 2022, the future maturities of debt, excluding debt discounts are as follows:

2023	$1,210,000
2024	1,319,960
2025	-
2026	-
2027 and thereafter	-
Total	$2,529,960

NOTE 7– NOTES PAYABLE AND CONVERTIBLE NOTE PAYABLE

On March 30, 2019, the Company executed a promissory note for $50,000 to ZQH (75%) and Pure (25%). The due date of the note is April 30, 2019 and has an interest rate of $50 per day. The note is for an escrow payment made directly to Premier Gas Company, LLC to hold the Purchase and Sale Agreement dated January 29, 2019. The note is secured by 50,000 shares of the Company’s common stock at $1 per share. On June 25, 2020, the Company entered into a Purchase and Sale Agreement (“PSA”) with Pure and ZQH to acquire oil and gas assets in Oklahoma (the “Rogers Project”) in consideration of a purchase price of $1,000,000. In connection with the purchase, the $50,000 note and accrued interest of $10,000 was added to the purchase price resulting in a total note payable balance of $1,060,000. During the year ended December 31, 2020, $10,750 of accrued interest which was previously outstanding was discharged and recorded as a gain on extinguishment of debt. The note payable of $1,060,000 was due to be paid on or before July 31, 2020 but remains outstanding to date. The balance of the note will increase by $50,000 per month thereafter up to a maximum amount of $200,000 through December 1, 2020. As of December 31, 2020, the Company recognized $200,000 of default interest that was added to the principal and made payments of $100,000 for a total payable of $1,160,000. If the purchase price is not fully paid on or before December 1, 2020, ZQH and Pure have the option to convert the balance outstanding into the Company’s common stock at a conversion price of $1.00 per share and the note will also be subject to a monthly interest of 1%. The Company, Pure, and ZQH have entered into various Extension Agreements, the current one of which is dated March 28th, 2021 (the “Extension Agreement”). The Extension Agreement prevents Pure and ZQH from taking stock rather than cash through June 1, 2021, in return for which Company makes a monthly interest payment to ZQH and Pure of $10,083, which represents 1% annual interest on the Purchase Price, compounded monthly. The Extension Agreement allows the Company to extend that period beyond June 1, 2021 under similar terms. No further Extension Agreement has been entered into to date. Per the extension agreement, ZQH and Pure have the option to convert all or part of the purchase price to the Company’s common stock at $1.00 per share after June 1, 2021. The Company evaluated the conversion option and concluded a beneficial conversion feature and embedded derivative were not present at the date of conversion. As a result of the conversion option on June 1, 2021, the Company reclassified the note payable to convertible note payable.

During the year ended December 31, 2021, the Company recognized $50,000 of default interest that was added to the principal of the note payable. As of December 31, 2022 and 2021, the convertible note payable balance was $1,210,000 with accrued interest of $22,882. The Company is in legal discussions with ZQH to relieve the loan as the properties in the purchase agreement were not held by title.

NOTE 8– CONVERTIBLE CREDIT LINE PAYABLE – RELATED PARTY

On June 1, 2021, the Company entered into a new convertible credit line agreement to borrow up to $1,500,000 and matures on June 1, 2023. The outstanding balance accrues interest at a rate of 7% per annum and the outstanding balance is convertible to common stock of the Company at the lesser of the close price of the common stock as quoted on the OTCBB on the day interest is due and payable immediately preceding the conversion or $4.00. The Company analyzed the conversion option in the convertible line of credit for derivative accounting consideration under ASC 815, Derivative and Hedging, and determined that the transaction does qualify for derivative treatment. The Company evaluated the new convertible credit line for debt modification in accordance with ASC 470-50 and concluded that the debt qualified for debt modification as the borrowing capacity under the new credit line is greater than the borrowing capacity under the original credit line. There were no fees paid to the creditor and no unamortized deferred costs on the original credit line. Accordingly, no expense was recognized in connection with the transaction. On August 8, 2021, the Company received $20,000 in cash proceeds from the credit line. During the year ended December 31, 2022, the Company amortized $11,100 of the discount as interest expense. As of December 31, 2022, and December 31, 2021, the unamortized discount was $0 and $11,100, respectively. During the year ended December 31, 2022, the Company repaid $168,328 of principal on the convertible credit line and $53,275 of accrued interest. The outstanding principal balance on the convertible credit line as of December 31, 2022 and December 31, 2021 amounted to $0 and $168,328. See discussion of derivative liability in Note 9 – Derivative Liability.

NOTE 9 – DERIVATIVE LIABILITY

As discussed in Note 1, on a recurring basis, we measure certain financial assets and liabilities based upon the fair value hierarchy. The following table presents information about the Company’s derivative liabilities measured at fair value on a recurring basis as of December 31, 2022 and 2021:

	Level 1	Level 2	Level 3	Fair Value at December 31, 2021
Liabilities
Derivative Liability	-	-	$145,041	$145,041

	Level 1	Level 2	Level 3	Fair Value at December 31, 2021
Liabilities
Derivative Liability	-	-	$145,041	$145,041

As of December 31, 2022, and 2021, the Company had a $0 and $145,041 derivative liability balance on the consolidated balance sheets, respectively and recorded a gain from derivative liability fair value adjustment of $171,712 and loss from derivative liability fair value adjustment of $33,310 during the years ended December 31, 2022 and 2021, respectively. The Company assessed its outstanding convertible credit line payable as summarized in Note 8 – Convertible Credit Line Payable- Related Party and determined certain convertible credit lines payable with variable conversion features contain embedded derivatives and are therefore accounted for at fair value under ASC 920, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments. During the year ended December 31, 2022, the Company repaid the convertible credit line in full, which caused the senior secured convertible notes to no longer be classified as a derivative. As a result, the Company recorded a reclassification from derivative liabilities to equity of $181,805.

Utilizing Level 3 Inputs, the Company recorded a gain on fair market value adjustments related to convertible credit line payable and senior secured notes payable for the year ended December 31, 2022 of $171,712. The fair market value adjustments as of December 31, 2022 were calculated utilizing the Black-Scholes option pricing model using the following assumptions: exercise price of $1.00 - $5.00, computed volatility of 180% - 261% and discount rate of 3.92% - 4.76%.

Utilizing Level 3 Inputs, the Company recorded fair market value adjustments related to the derivative liability for the year ended December 31, 2021 of $33,310. An additional debt discount of $15,362 was recorded during the year ended December 31, 2021 using the following assumptions: exercise price of $1.00, 20,000 common share equivalents, and a fair value of the common stock of $1.00 per share. The fair market value adjustments as of December 31, 2021 were calculated utilizing the Black-Scholes option pricing model using the following assumptions: exercise price of $1.00, computed volatility 248.59%, discount rate 0.73%, 168,328 common share equivalents, and a fair value of the common stock of $1.00 per share.

A summary of the activity of the derivative liability is shown below:

Balance at December 31, 2020	$96,369
Derivative liabilities recorded	15,362
Loss on change in derivative fair value adjustment	33,310
Balance at December 31, 2021	145,041
Debt discount on senior secured notes payable	208,476
Extinguishment of derivative liability	(181,805)
Gain on change in derivative fair value adjustment	(171,712)
Balance at December 31, 2022	$-

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Effective November 1, 2018, the Company entered into an employment contract with the President and CFO of the Company. The President will receive an annual salary of $120,000, increasing 10% per year for five years. In addition, the employee will receive $750 per month for health insurance, will receive a year-end bonus of 25,000 shares of the Company stock and will receive a 0.03125% overriding royalty interest in each future producing well. On April 8, 2022, CFO resigned as director, officer and employee of the Company.

Shares of Common Stock

Truleum, Inc.

PRELIMINARY PROSPECTUS

, 2023

Through and including             , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee, NYSE American Stock Exchange listing fee and the FINRA filing fee:

SEC registration fee	$3,327.00
NYSE American listing fee	$15,000.00
FINRA filing fee	$–
Printing expenses*	$30,000.00
Legal fees and expenses*	$150,000.00
Accounting fees and expenses*	$30,000.00
Miscellaneous*	$204,500.00
Total	$432,827.00

*        Estimated

Item 14.   Indemnification of Directors and Officers.

Section 145 of the Colorado General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Colorado General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Colorado General Corporation Law.

Section 102(b)(7) of the Colorado General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement, filed as Exhibit 1.1 to this registration statement, provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

The registrant expects to enter into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the registrant or on the registrant’s behalf.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.   Recent Sales of Unregistered Securities.

On June 18, 2020, the Company sold an aggregate of 5,000 shares of common stock at a purchase price of $1.00 per share.

On June 20, 2020, the Company sold an aggregate of 50,000 shares of common stock at a purchase price of $1.00 per share.

On October 15, 2020, the Company sold an aggregate of 5,000 shares of common stock at a purchase price of $1.00 per share.

On February 22, 2022, the Company sold an aggregate of 10,000 shares of common stock at a purchase price of $1.00 per share.

On February 23, 2022, the Company sold an aggregate of 7,000 shares of common stock at a purchase price of $1.00 per share.

On February 24, 2022, the Company sold an aggregate of 24,000 shares of common stock at a purchase price of $1.00 per share.

On February 27, 2022, the Company sold an aggregate of 20,000 shares of common stock at a purchase price of $1.00 per share.

On February 28, 2022, the Company sold an aggregate of 14,000 shares of common stock at a purchase price of $1.00 per share.

On March 1, 2022, the Company sold an aggregate of 13,000 shares of common stock at a purchase price of $1.00 per share.

On March 2, 2022, the Company sold an aggregate of 15,500 shares of common stock at a purchase price of $1.00 per share.

On March 3, 2022, the Company sold an aggregate of 13,000 shares of common stock at a purchase price of $1.00 per share.

On March 4, 2022, the Company sold an aggregate of 20,000 shares of common stock at a purchase price of $1.00 per share.

On March 5, 2022, the Company sold an aggregate of 10,000 shares of common stock at a purchase price of $1.00 per share.

On March 7, 2022, the Company sold an aggregate of 312,000 shares of common stock at a purchase price of $1.00 per share.

On March 8, 2022, the Company sold an aggregate of 71,000 shares of common stock at a purchase price of $1.00 per share.

On March 9, 2022, the Company sold an aggregate of 20,000 shares of common stock at a purchase price of $1.00 per share.

On March 10, 2022, the Company sold an aggregate of 370,000 shares of common stock at a purchase price of $1.00 per share.

On March 11, 2022, the Company sold an aggregate of 165,000 shares of common stock at a purchase price of $1.00 per share.

On March 14, 2022, the Company sold an aggregate of 269,000 shares of common stock at a purchase price of $1.00 per share.

On March 17, 2022, the Company sold an aggregate of 5,000 shares of common stock at a purchase price of $1.00 per share.

On March 18, 2022, the Company sold an aggregate of 7,000 shares of common stock at a purchase price of $1.00 per share.

On May 10, 2022, the Company sold an aggregate of 3,000 shares of common stock at a purchase price of $1.00 per share.

On May 12, 2022, the Company sold an aggregate of 30,000 shares of common stock at a purchase price of $1.00 per share.

On May 13, 2022, the Company sold an aggregate of 100,000 shares of common stock at a purchase price of $1.00 per share.

On May 26, 2022, the Company sold an aggregate of 50,000 shares of common stock at a purchase price of $1.00 per share.

On May 27, 2022, the Company sold an aggregate of 100,000 shares of common stock at a purchase price of $1.00 per share.

On July 20, 2022, the Company sold an aggregate of 4,000 shares of common stock at a purchase price of $1.00 per share.

On August 30, 2022, the Company sold an aggregate of 350,000 shares of common stock at a purchase price of $1.00 per share.

On August 31, 2022, the Company sold an aggregate of 405,000 shares of common stock at a purchase price of $1.00 per share.

On September 7, 2022, the Company sold an aggregate of 97,000 shares of common stock at a purchase price of $1.00 per share.

Each of the forgoing sales was made pursuant to a $1.00 per share Subscription Agreement by and between the Company and investor.

The securities referenced in this Item 15 were issued in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. Each of the foregoing sales was made to an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated by the Commission under the Securities Act.

Item 16.   Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
1.1 ***	Form of Underwriting Agreement.
3.1 **

Articles of Amendment to Articles of Incorporation of the Company dated April 27, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC June 2, 2023).

3.2 **

Amended and Restated Articles of Incorporation of the Company dated April 27, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 25, 2023 filed with the SEC on May 1, 2023).

3.3 **	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on April 4, 2022).
5.1 ***	Opinion of Law Office of Harvey Kesner.
10.1 **

Exchange Agreement, dated December 31, 2022, by and between Truleum, Inc and 20 Shekels, Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.2 **

Exchange Agreement, dated December 31, 2022, by and between Truleum, Inc. and AEI Management Inc. (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.3 **

Note Purchase Agreement, dated December 31, 2022, by and between Truleum, Inc. and 20 Shekels, Inc. (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.4 **

Note Purchase Agreement, dated December 31, 2022, by and between Truleum, Inc. and AEI Management, Inc. (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.5 **

7.25% Senior Secured Convertible Note due December 31, 2024, dated December 31, 2022, issued by Truleum, Inc. to 20 Shekels Inc., in the amount of $906,754 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.6 **

7.25% Senior Secured Convertible Note due December 31, 2024, dated December 31, 2022, issued by Truleum, Inc. to AEI Management, Inc., in the amount of $403,216 (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.7 **

Security Agreement, dated December 31, 2022, made by Truleum, Inc. in favor of 20 Shekels, Inc. (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.8 **

Security Agreement, dated December 31, 2022, made by Truleum, Inc. in favor of AEI Management, Inc. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.9 **

Purchase and Sale Agreement between the Company and Progressive Well Service, LLC, dated February 17, 2022 (incorporated by reference to Exhibit 10.1 to Registrant’s Annual Report on Form 10-K, filed with the SEC on April 4, 2022).

10.10 **	Form of $1.00 per share Subscription Agreement. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on February 14, 2023).
10.11 **

Consulting Agreement by and between Fidare Consulting Group, LLC and the Company effective September 2, 2022 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.12 **

Consultant Engagement Agreement by and between the Company and Jay Leaver, an individual, acting in his capacity as a representative of Leaverite Exploration, Inc., dated June 1, 2020 (incorporated by reference to Exhibit 10.13 to Registrant’s Annual Report on Form 10-K, filed on April 4, 2022).

10.13 **

Consulting Agreement by and between Matador Wellsite Consulting, LLC and the Company dated October 15, 2022. (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.14 **

Gathering and Processing Agreement Between Truleum, Inc. and ETC Texas Pipeline, LTD, dated August 1, 2022 (as amended by Aid In Processing Agreement dated as of November 1, 2022) (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on February 14, 2022).

10.15 **

Crude Oil Purchasing Agreement between Truleum, Inc. and Energy Transfer Crude Marketing LLC, dated June 7, 2022. (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed on February 14, 2023).

10.16 **

Revolving Credit Note dated June 1, 2021, with AEI Acquisition Company, LLC (incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 1, 2022).

10.17 **

First Amendment to Revolving Credit Note dated February 11, 2023 with AEI Acquisition Company, LLC (incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed with the SEC on February 16, 2022).

10.18 **	Second Amendment to Revolving Credit Note dated as of May 30, 2023 with AEI Acquisition Company, LLC.
10.19 **

Employment Agreement by and between the Truleum, Inc. and John Lepin, dated June 1, 2020 LLC (incorporated by reference to Exhibit 10.18 to Registrant’s Current Report on Form 8-K, filed with the SEC on October 29, 2018).

10.20 **	Assignment of LLC Membership Interest Truleum Texas Operating, LLC. (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-1 filed on February 14, 2022).
10.21 **	2022 Equity Incentive Plan (incorporated by reference to Exhibit A to the Company’s Information Statement on Schedule 14C filed with the SEC on November 21, 2022).
10.22 **

Reserve Report dated October 14, 2023 effective December 31, 2022, of Liquid Gold Technologies Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2023).

10.23 **

Indemnification Agreement by and between Alpha Energy, Inc. and Isaac Dietrich dated as of February 23, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 2, 2023).

10.24 **	Board of Directors Agreement, by and between Truleum, Inc. and Robert Flynn, dated July 1, 2023.
10.25 **	Board of Directors Agreement, by and between Truleum, Inc. and Mark Timm dated July 1, 2023.
10.26 **	Board of Directors Agreement, by and between Truleum, Inc. and Lacie Kellogg dated July 1, 2023.
10.27 **	Board of Directors Agreement, by and between Truleum, Inc. and Isaac Dietrich dated July 1, 2023.
10.28 **	Indemnification Agreement, by and between Truleum, Inc. and Robert Flynn dated May 1, 2023.
10.29 **	Indemnification Agreement, by and between Truleum, Inc. and Mark Timm dated May 1, 2023.
10.30 **	Indemnification Agreement, by and between Truleum, Inc. and Lacie Kellogg dated May 1, 2023.

10.31 **	Indemnification Agreement, by and between Truleum, Inc. and Isaac Dietrich dated May 1, 2023.
21.1 *	List of Subsidiaries.
23.1 ***	Consent of Law Office of Harvey Kesner (included in Exhibit 5.1).
23.2 *	Consent of Independent Registered Public Accounting Firm MaloneBailey, LLP.
23.3 *	Consent of Independent Registered Public Accounting Firm BF Borgers CPA PC.
23.4 *	Consent of Liquid Gold Technologies Corporation.
24.1 **	Power of Attorney (included in original signature page).
99.1 **	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 99.1 to Registrant’s Annual Report on Form 10-K, filed with the SEC on April 4, 2022).
99.2 **	Audit Committee Charter (effective September 8, 2022).
99.3 **	Compensation Committee Charter (effective September 8, 2022).
99.4 **	Nomination and Governance Committee Charter (effective September 8, 2022).
107 **	Filing Fee Table.

EX-101.INS	Inline XBRL Instance Document *
EX-101.SCH	Inline XBRLTaxonomy Extension Schema Document *
EX-101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase *
EX-101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase *
EX-101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase *
EX-101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase *

* Filed herewith.

** Previously filed.

*** To be filed by amendment.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 13, 2023.

TRULEUM, INC.

By:	/s/ Jay Leaver
	Name:	Jay Leaver
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Dated: November 13, 2023
Name: Robert J. Flynn Title: Chairman of the Board of Directors

*	Dated: November 13, 2023
Name: Lacie Kellogg
Title: Director and Chief Financial Officer

*	Dated: November 13, 2023
Name: Mark Timm
Title: Director

*	Dated: November 13, 2023
Name: Isaac Dietrich Title: Director

* By: /s/ Jay Leaver	Dated: November 13, 2023
Name: Jay Leaver
Title: Attorney-in-fact